   As filed with the Securities and Exchange Commission on September 14, 2001
                                                     Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------
                                    Form S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ---------------
                       HOLLIS-EDEN PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                    2834                    13-3697002
(State or jurisdiction of     (Primary Standard           (I.R.S. Employer
     incorporation or     Industrial Classification      Identification No.)
      organization)              Code Number)

                         9333 Genesee Avenue, Suite 200
                          San Diego, California 92121
                                 (858) 587-9333
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------
                               Richard B. Hollis
               Chairman of the Board and Chief Executive Officer
                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                         9333 Genesee Avenue, Suite 200
                          San Diego, California 92121
                                 (858) 587-9333
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                   Copies to:
                                Eric J. Loumeau
                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                         9333 Genesee Avenue, Suite 200
                          San Diego, California 92121

                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ---------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                Proposed
   Title of each class of                      Proposed     maximum aggregate
      securities to be      Amount to be   maximum offering  offering price      Amount of
         registered        registered (1)  price per share         (3)        registration fee
----------------------------------------------------------------------------------------------
  Common stock............ Up to 2,200,000        (2)          $10,000,000       $2,500.00
  Common stock (4)........  Up to 50,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.
(2) The price per share will vary based on the volume-weighted average daily price of Hollis-Eden's common stock during the drawdown periods described in this registration statement. The purchase price will be equal to a discount to the volume-weighted average price for each trading day within such drawdown pricing periods, which discount will range from 4.5% to 8.5%, depending on the market capitalization of Hollis-Eden at the time. The agreement allows for an unlimited number of draws over a period of 18 months for amounts up to the lesser of (i) $2,000,000, or (ii) 20% of the volume weighted average price multiplied by the average daily trading volume multiplied by the number of trading days in the applicable drawdown period, per draw. The drawdown period will be either 5, 10, 15 or 20 consecutive trading days, at the option of Hollis-Eden.
(3) This represents the maximum purchase price that Ballsbridge Finance Ltd. is obligated to pay Hollis-Eden under the common stock purchase agreement. The maximum net proceeds Hollis-Eden can receive is $10,000,000 less a 3% cash placement fee and $1,000 in escrow fees and expenses per drawdown.
(4) Issuable upon exercise of the underlying warrants issued to Ballsbridge Finance.

                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION

                Preliminary Prospectus Dated September 14, 2001

                                     [logo]

                                2,250,000 Shares

                                  Common Stock

                               ----------------

   This prospectus relates to the resale of up to 2,250,000 shares of common stock that may be issued through a common stock purchase agreement with Ballsbridge Finance Ltd., a Nevis corporation, as further described in this prospectus and upon the exercise of warrants issued to Ballsbridge in connection with the common stock purchase agreement. See "Common Stock Purchase Agreement" beginning on page 44.

   The price at which we will sell the shares to Ballsbridge will be equal to a discount to the volume-weighted average price for each trading day within the applicable drawdown pricing period, which discount will range from 4.5% to 8.5%, depending on our market capitalization at the time. Ballsbridge may resell those shares, and the shares issuable upon exercise of the warrants, using this prospectus.

   Ballsbridge is an "underwriter" within the meaning of the Securities Act of 1933 in connection with its sales.

   Our common stock is traded on The Nasdaq National Market under the symbol "HEPH." On September 10, 2001, the last reported sale price for our common stock on The Nasdaq National Market was $5.00 per share.

   Before Buying Any Shares You Should Read The Discussion Of Material Risks Of Investing In Our Common Stock Under "Risk Factors" Beginning On Page 4.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

             The date of this prospectus is                 , 2001.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   4
Special Note Regarding Forward-Looking Statements........................  11
Use of Proceeds..........................................................  12
Dividend Policy..........................................................  12
Capitalization...........................................................  13
Dilution.................................................................  14
Selected Financial Data..................................................  16
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  17
Business.................................................................  20
Management...............................................................  32
Certain Relationships and Related Party Transactions.....................  39
Security Ownership of Certain Beneficial Owners and Management...........  39
Description of Capital Stock.............................................  41
Common Stock Purchase Agreement..........................................  44
Selling Stockholders.....................................................  49
Plan of Distribution.....................................................  50
Legal Matters............................................................  53
Experts..................................................................  53
Where You Can Find More Information......................................  53
Index to Financial Statements............................................ F-1

                               ----------------

   You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospectus may have changed since that date.

   Hollis-Eden Pharmaceuticals, HE2000, HE2100, HE2200, HE2300, HE2500 and the Hollis-Eden Pharmaceuticals stylized logo are trademarks of Hollis-Eden Pharmaceuticals, Inc. This prospectus also includes trademarks owned by other parties. All other trademarks mentioned are the property of their respective owners.

                     Dealer Prospectus Delivery Obligation

   Until         , 2001 (25 days after the commencement of this offering), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    SUMMARY

   This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all the information you should consider before buying shares in this offering. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements.

Overview

   Hollis-Eden Pharmaceuticals, Inc., a development-stage pharmaceutical company, is engaged in the discovery, development and commercialization of products for the treatment of infectious diseases and immune system disorders, including HIV/AIDS, hepatitis B and C, and malaria.

   We are focusing our initial development efforts on a potent series of immune regulating hormones and hormone analogs. We are currently developing three clinical stage compounds with potentially broad therapeutic applications:
HE2000, HE2200 and, through our relationship with Aeson Therapeutics, HE2500. Our lead compound in this series, HE2000, is currently in Phase II clinical studies in HIV and malaria. HE2000 appears from early clinical studies to help reestablish immunologic balance in situations such as HIV where the immune system is dysregulated. In the setting of HIV we believe that, by reestablishing this balance, the immune system may be able to better control virus levels and potentially delay or prevent the progression to AIDS. In addition, based on the mechanism of action, we believe this compound will have an attractive safety profile and will avoid issues of resistance that plague many existing antiviral drugs.

   The ability to restore immune system balance has the potential to have broad applicability to a wide variety of infectious diseases and oncology-related applications as well as a number of inflammatory conditions. Our compounds have shown effects in preclinical and early clinical studies that indicate immune regulating hormones significantly reduce a number of well-recognized inflammatory mediators, increase cell-mediated immunity and reverse bone marrow suppression. As a result, we are studying the compounds in a series of different clinical trials in diseases associated with immune dysregulation. Based on the results of these studies we will choose the most attractive potential clinical indications to pursue for the pivotal clinical trials that are necessary for commercial approval.

   We are pursuing a partially integrated approach to building our business. As such, we intend to utilize third parties for many of our activities such as clinical development and manufacturing. We believe by being involved in the design and supervision of these activities, but not the day-to-day execution, we can preserve our flexibility and limit our expenditures during the development phase. If we are able to successfully develop HE2000 or other immune regulating hormones, we anticipate marketing them directly in the U.S. and potentially elsewhere. For certain therapeutic indications or geographic regions, we anticipate establishing strategic collaborations to commercialize these opportunities.

   Our principal executive offices are located at 9333 Genesee Drive, Suite 200, San Diego, California 92121 and our telephone number at that address is
(858) 587-9333. Our Internet site address is www.holliseden.com. Any information that is included or linked to our Internet site is not part of this prospectus.

                              Private Equity Line

   On September 13, 2001, we entered into a common stock purchase agreement with Ballsbridge Finance Ltd., a Nevis corporation, for the potential future issuance and sale of shares of our common stock. This common stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity drawdown facility. Each purchase of shares under the common stock purchase agreement is referred to as a drawdown. Under this arrangement, at our sole discretion and from time to time, we may make an unlimited number of drawdown requests over an 18-month period, pursuant to which Ballsbridge is obligated to purchase up to an aggregate of $10 million of our common stock. The purchase prices with respect to each drawdown will reflect a discount to the market price of our common stock over a period of days preceding each drawdown request. The discount will range from 4.5% to 8.5%, depending on our market capitalization at the time of pricing. In addition, as a commitment fee, we have agreed to issue to Ballsbridge a warrant to purchase shares of our common stock. The number of shares underlying the warrant will be equal to 5,000 shares for each $1 million of the equity drawdown facility that is not drawn down during the 18-month period. The warrant will be exercisable for three years following the 18-month period, at an exercise price equal to the market price of our common stock at the end of the 18-month period.

   In general, if we elect to draw down on the equity facility, the minimum amount we can draw down at any one time is $100,000 and the maximum amount will be the lesser of $2,000,000 or 20% of the volume weighted average price of our common stock multiplied by the average daily trading volume multiplied by the number of trading days in the applicable drawdown period. The drawdown period will be either 5, 10, 15 or 20 consecutive trading days, at our option.

   The total number of shares that may be issued under the facility will depend on a number of factors, including the market price and trading volume of our common stock during each drawdown period. The proceeds we receive from each drawdown will also be reduced by a 3% placement fee and a $1,000 escrow fee. If, on any day during the drawdown pricing period, the average volume-weighted price of our common stock drops below the minimum threshold price that we specify in the drawdown request, that day will be excluded from the relevant settlement and the aggregate amount of our drawdown request will be reduced accordingly.

                         SUMMARY FINANCIAL INFORMATION
                 (dollars in thousands, except per share data)

                                                                             Period
                                                                              from
                                                                            Inception
                                                                            (Aug.15,   Six Months Ended
                                  Year Ended December 31,                   1994) to       June 30,
                          ------------------------------------------------  June 30,   -----------------
                            2000        1999       1998     1997     1996     2001      2001      2000
                          --------    --------    -------  -------  ------  ---------  -------  --------
Statement of Operations
 Data:
Research and
 development............  $ 17,933(1) $  5,731    $ 2,777  $ 3,488  $  184  $ 37,477   $ 5,707  $  9,293
General and
 administrative.........     4,157      11,940(2)   3,577    2,044     511    24,983     2,507     2,101
                          --------    --------    -------  -------  ------  --------   -------  --------
Total operating
 expenses...............    22,090      17,671      6,354    5,532     695    62,460     8,214    11,394
Other income (expense)..     2,575       2,351        927      280       3     6,894       804     1,316
                          --------    --------    -------  -------  ------  --------   -------  --------
Net loss................  $(19,515)   $(15,320)   $(5,427) $(5,253) $ (692) $(55,566)  $(7,410) $(10,078)
                          ========    ========    =======  =======  ======  ========   =======  ========
Net loss per share,
 basic
 and diluted............  $  (1.74)   $  (1.41)   $ (0.69) $ (0.85) $(0.15)            $ (0.64) $  (0.90)
Weighted average number
 of common shares
 outstanding............    11,240      10,861      7,851    6,193   4,658              11,609    11,203

                                       December 31,                    June
                           -----------------------------------------    30,
                            2000     1999     1998     1997    1996    2001
                           -------  -------  -------  ------  ------  -------
Balance Sheet Data:
Cash and equivalents...... $34,298  $47,486  $24,190  $7,103  $   18  $27,465
Total assets..............  35,099   48,265   24,524   7,400     241   28,498
Accumulated deficit....... (48,156) (28,641) (13,321) (7,894) (2,641) (55,566)
Stockholders' equity
 (deficit)................ $32,463  $46,625  $24,303  $6,933  $ (566) $25,219

--------
(1) Research and development expenses in 2000 include $4.5 million for non-cash charges for the purchase of technology and in-process R&D.
(2) General and administrative expenses in 1999 include $7.7 million for non-cash charges, due to the acceleration of vesting of stock options for a former officer, the issuance of warrants for services, and the issuance of stock options to non-employees.

                                  RISK FACTORS

   Any investment in shares of our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus before you decide to buy our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations and future growth prospects would likely be materially adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

Risks Related to Our Business

If we do not obtain government regulatory approval for our products, we cannot sell our products and we will not generate revenues.

   Our principal development efforts are currently centered around immune regulating hormones, a class of drug candidates which we believe shows promise for the treatment of a variety of infectious diseases and immune system disorders. However, all drug candidates require U.S. FDA and foreign government approvals before they can be commercialized. Neither HE2000, our lead drug candidate, nor any of our other drug candidates have been approved for commercial sale. We expect to incur significant additional operating losses over the next several years as we fund development, clinical testing and other expenses while seeking regulatory approval. While limited clinical trials of HE2000 have to date produced favorable results, significant additional trials are required, and we may not be able to demonstrate that this drug candidate is safe or effective. We cannot guarantee that any of our product candidates will obtain required government approval. If we do not receive FDA or foreign approvals for our products, we will not be able to sell our products and will not generate revenues.

If we do not successfully commercialize our products, we may never achieve profitability.

   We have experienced significant operating losses to date because of the substantial expenses we have incurred to acquire and fund development of our drug candidates. We have never had operating revenues and have never commercially introduced a product. Our accumulated deficit was approximately $56 million through June 30, 2001. Many of our research and development programs are at an early stage. Potential drug candidates are subject to inherent risks of failure. These risks include the possibilities that no drug candidate will be found safe or effective, meet applicable regulatory standards or receive the necessary regulatory clearances. Even safe and effective drug candidates may never be developed into commercially successful drugs. If we are unable to develop safe, commercially viable drugs, we may never achieve profitability. If we become profitable, we may not remain profitable.

As a result of our intensely competitive industry, we may not gain enough market share to be profitable.

   The biotechnology and pharmaceutical industries are intensely competitive. We have numerous competitors in the United States and elsewhere. Our competitors include major, multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Many of these competitors have greater financial and other resources, larger research and development staffs and more effective marketing and manufacturing organizations than we do. In addition, academic and government institutions have become increasingly aware of the commercial value of their research findings. These institutions are now more likely to enter into exclusive licensing agreements with commercial enterprises, including our competitors, to develop and market commercial products.

   Our competitors may succeed in developing or licensing technologies and drugs that are more effective or less costly than any we are developing. Our competitors may succeed in obtaining FDA or other regulatory approvals for drug candidates before we do. We cannot guarantee that our drug candidates, if approved for sale, will be able to compete successfully with our competitors' existing products or new products under development. If we are unable to compete successfully, we may never be able to sell enough products at a sufficient price that would permit us to generate profits.

We will need to raise additional money before we expect to achieve profitability; if we fail to raise additional money, it would be difficult to continue our business.

   As of June 30, 2001 our cash and cash equivalents totaled approximately $27.5 million. Based on our current plans, we believe these financial resources, together with the proceeds of this offering, if the equity line is fully utilized, and interest earned thereon, will be sufficient to meet our operating expenses and capital requirements through 2002. However, changes in our research and development plans or other events affecting our operating expenses may result in the expenditure of such cash before that time. We will require substantial additional funds in order to finance our drug discovery and development programs, fund operating expenses, pursue regulatory clearances, develop manufacturing, marketing and sales capabilities, and prosecute and defend our intellectual property rights. We intend to seek additional funding through public or private financing or through collaborative arrangements with strategic partners. You should be aware that in the future:

  . we may not obtain additional financial resources when necessary or on terms favorable to us, if at all; and

  .  any available additional financing may not be adequate.

If we cannot raise additional funds when needed or on acceptable terms, we would not be able to continue to develop HE2000 or any of our other product candidates.

If we raise additional money by issuing equity securities, your investment will be diluted.

   If we raise additional funding by issuing more equity securities, the new shares will dilute the voting power of your investment on a percentage basis.

Failure to protect our proprietary technology could impair our competitive position.

   We own or have licensed numerous issued patents and pending applications in the U.S. and foreign counterparts. Our success will depend in part on our ability to obtain additional United States and foreign patent protection for our drug candidates and processes, preserve our trade secrets and operate without infringing the proprietary rights of third parties. We place considerable importance on obtaining patent protection for significant new technologies, products and processes. Legal standards relating to the validity of patents covering pharmaceutical and biotechnology inventions and the scope of claims made under such patents are still developing. Our patent position is highly uncertain and involves complex legal and factual questions. We cannot be certain that the applicant or inventors of subject matter covered by patent applications or patents owned by or licensed to us were the first to invent or the first to file patent applications for such inventions. We cannot guarantee that any patents will issue from any of the pending or future patent applications we own or have licensed. Existing or future patents owned by or licensed to us may be challenged, infringed upon, invalidated, found to be unenforceable or circumvented by others. Further, we cannot guarantee that any rights we may have under any issued patents will provide us with sufficient protection against competitive products or otherwise cover commercially valuable products or processes.

Litigation or other disputes regarding patents and other proprietary rights may be expensive, cause delays in bringing products to market and harm our ability to operate.

   The manufacture, use or sale of our drug candidates may infringe on the patent rights of others. If we are unable to avoid infringement of the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, and fail to successfully defend an infringement action or to have infringing patents declared invalid, we may:

  .  Incur substantial money damages;

  .  Encounter significant delays in bringing our drug candidates to market;
     and/or

  . Be precluded from participating in the manufacture, use or sale of our drug candidates or methods of treatment without first obtaining licenses to do so.

We cannot guarantee that we will be able to obtain any required license on favorable terms, if at all.

   In addition, if another party claims the same subject matter or subject matter overlapping with the subject matter that we have claimed in a United States patent application or patent, we may decide or be required to participate in interference proceedings in the United States Patent and Trademark Office in order to determine the priority of invention. Loss of such an interference proceeding would deprive us of patent protection sought or previously obtained and could prevent us from commercializing our products. Participation in such proceedings could result in substantial costs, whether or not the eventual outcome is favorable. These additional costs could adversely affect our financial results.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

   In order to protect our proprietary technology and processes, we also rely in part on confidentiality agreements with our corporate partners, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Existing pricing regulations and reimbursement limitations may reduce our potential profits from the sale of our products.

   The requirements governing product licensing, pricing and reimbursement vary widely from country to country. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after product licensing approval is granted. As a result, we may obtain regulatory approval for a product candidate in a particular country, but then be subject to price regulations that reduce our profits from the sale of the product. In some foreign markets pricing of prescription pharmaceuticals is subject to continuing government control even after initial marketing approval. In addition, certain governments may grant third parties a license to manufacture our product without our permission. Such compulsory licenses typically would be on terms that are less favorable to us and would have the effect of reducing our profits.

   Varying price regulation between countries can lead to inconsistent prices and some re-selling by third parties of products from markets where products are sold at lower prices to markets where those products are sold at higher prices. This practice of exploiting price differences between countries could undermine our sales in markets with higher prices and reduce the sales of our future products, if any.

   Our ability to commercialize our products successfully also will depend in part on the extent to which reimbursement for the cost of our products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the prices charged for medical products and services. If we succeed in bringing HE2000 and/or our other potential products to the market, we cannot assure you that such products will be considered cost effective and that reimbursement will be available or will be sufficient to allow us to sell such products on a competitive basis.

Delays in the conduct or completion of our clinical trials or the analysis of the data from our clinical trials may result in delays in our planned filings for regulatory approvals, or adversely affect our ability to enter into collaborative arrangements.

   We cannot predict whether we will encounter problems with any of our completed or ongoing clinical studies that will cause us or regulatory authorities to delay or suspend our ongoing clinical studies or delay the analysis of data from our completed or ongoing clinical studies. If the results of our ongoing and planned clinical studies for our clinical candidates are not available when we expect or if we encounter any delay in the analysis of our clinical studies for our clinical candidates:

  . we may not have the financial resources to continue research and development of any of our product candidates; and

  . we may not be able to enter into collaborative arrangements relating to any product subject to delay in regulatory filing.

   Any of the following reasons could delay or suspend the completion of our ongoing and future clinical studies:

  .  delays in enrolling volunteers;

  .  lower than anticipated retention rate of volunteers in a trial;

  .  unfavorable efficacy results; or

  . serious side effects experienced by study participants relating to the product candidate.

If the manufacturers of our products do not comply with current Good Manufacturing Practices regulations, or cannot produce the amount of products we need to continue our development, we will fall behind on our business objectives.

   Outside manufacturers currently produce our drug candidates. Manufacturers producing our products must follow current Good Manufacturing Practices regulations enforced by the FDA and foreign equivalents. If a manufacturer of our products does not conform to the Good Manufacturing Practices regulations and cannot be brought up to such a standard, we will be required to find alternative manufacturers that do conform. This may be a long and difficult process, and may delay our ability to receive FDA or foreign regulatory approval of our products.

   We also rely on our manufacturers to supply us with a sufficient quantity of our drug candidates to conduct clinical trials. If we have difficulty in the future obtaining our required quantity and quality of supply, we could experience significant delays in our development programs and regulatory process.

If we decide to manufacture our products ourselves, we face further government regulation and will require additional capital.

   At this time, we do not intend to manufacture any pharmaceutical products ourselves. If we decide to manufacture products ourselves in the future, we would be subject to the same risks associated with the regulatory requirements described above. We would also require substantial additional capital. We have no experience manufacturing pharmaceutical products for commercial purposes, so we cannot guarantee that we would be able to manufacture any products successfully or in a cost-effective manner.

Our ability to achieve any significant revenue may depend on our ability to establish effective sales and marketing capabilities.

   Our efforts to date have focused on the development and evaluation of our drug candidates. As we continue clinical studies and prepare for commercialization of our drug candidates, we may need to build a sales and marketing infrastructure. As a company, we have no experience in the sales and marketing of our drug candidates. If we fail to establish a sufficient marketing and sales force or to make alternative arrangements to have our products marketed and sold by others on attractive terms, it will impair our ability to commercialize our product candidates and to enter new or existing markets. Our inability to effectively enter these markets would materially and adversely affect our ability to generate significant revenues.

If we were to lose the services of Richard B. Hollis, or fail to attract or retain qualified personnel in the future, our business objectives would be more difficult to implement, adversely affecting our operations.

   Our ability to successfully implement our business strategy depends highly upon our Chief Executive Officer, Richard B. Hollis. The loss of Mr. Hollis' services could impede the achievement of our objectives. We also highly depend on our ability to hire and retain qualified scientific and technical personnel. The competition for these employees is intense. We cannot guarantee that we will continue to be able to hire and retain the qualified personnel needed for our business. Loss of the services of or the failure to recruit key scientific and technical personnel could adversely affect our business, operating results and financial condition.

We may face product liability claims related to the use or misuse of our products, which may cause us to incur significant losses.

   We face inherent business risk of product liability claims in the event that the use or misuse of our products results in personal injury or death. We have not experienced any such claims to date, but we cannot be certain, in particular after commercial introduction of our products, that we will not experience losses due to product liability claims. We currently maintain liability insurance on a claims-made basis. We cannot be certain that the insurance policies' coverage limits are adequate. The insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, or at all. Any claims against us, regardless of their merit, could substantially increase our costs and cause us to incur significant losses.

Trading in our shares could be subject to extreme price fluctuations that could adversely affect your investment.

   The market prices for securities of life sciences companies, particularly those that are not profitable, have been highly volatile, especially recently. Publicized events and announcements may have a significant impact on the market price of our common stock. For example:

  .  biological or medical discoveries by competitors;

  .  public concern about the safety of our product candidates;

  .  unfavorable results from clinical trials;

  .  unfavorable developments concerning patents or other proprietary rights;
     or

  .  unfavorable domestic or foreign regulatory developments;

may have the effect of temporarily or permanently driving down the price of our common stock. In addition, the stock market from time to time experiences extreme price and volume fluctuations which particularly affect the market prices for emerging and life sciences companies, such as ours, and which are often unrelated to the operating performance of the affected companies. For example, our stock price has ranged from $2.12 to $19.25 between January 1, 2000 and September 10, 2001. These broad market fluctuations may adversely affect the ability of a stockholder to dispose of his shares at a price equal to or above the price at which the shares were purchased. In addition, in the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against those companies. This type of litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which could materially adversely affect our business, financial condition and results of operations.

Because stock ownership is concentrated, you and other investors will have minimal influence on stockholders' decisions.

   Assuming that outstanding warrants and options have not been exercised, Richard B. Hollis, our Chief Executive Officer, owns approximately 24% of our outstanding common stock. Assuming the exercise of our outstanding warrants and options, Mr. Hollis would own approximately 22% of our outstanding common stock. As a result, Mr. Hollis may be able to significantly influence the management of Hollis-Eden and all matters requiring stockholder approval, including the election of directors. Such concentration of ownership may also have the effect of delaying or preventing a change in control of Hollis-Eden.

We have implemented anti-takeover provisions, any of which may reduce the market price of our common stock.

   Provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us, even if the acquisition would be beneficial to our stockholders.

   Our board of directors is authorized, without any further vote by stockholders, to issue shares of preferred stock. The issuance of preferred stock with special voting, liquidation and dividend privileges may have the effect of delaying, deferring or preventing a change in control without any further action by the stockholders. Any such issuance may materially and adversely affect the price of the common stock.

   Our board of directors is a "classified board," with approximately one-third of our directors elected each year. Two annual meetings would be necessary to change a majority of the directors as a result of having a classified board. The existence of a classified board may, in certain circumstances, deter or delay mergers, tender offers, other possible takeover attempts or changes in management of the board of directors that may be favored by some or a majority of our stockholders.

   We have distributed a dividend of one right for each outstanding share of common stock pursuant to the terms of our stockholder rights plan. These rights will cause substantial dilution to the ownership of a person or group that attempts to acquire us on terms not approved by our board of directors and may have the effect of deterring hostile takeover attempts.

Risks Related To This Offering
Our common stock purchase agreement with Ballsbridge and the issuance of shares to Ballsbridge thereunder may cause significant dilution to our stockholders and may have an adverse impact on the market price of our common stock.

   The resale by Ballsbridge of the common stock that it purchases from us will increase the number of our publicly traded shares, which could depress the market price of our common stock. Moreover, as all the shares we sell to Ballsbridge will be available for immediate resale, the mere prospect of our sales to it could depress the market price for our common stock. The shares of our common stock issuable to Ballsbridge under the equity line facility will be sold at a discount ranging from 4.5% to 8.5% of the volume-weighted average daily price of our common stock during the applicable drawdown period, and the proceeds paid to us upon each drawdown will be net of a 3% placement fee and an escrow agent fee of $1,000. If we were to require Ballsbridge to purchase our common stock at a time when our stock price is low, our existing common stockholders will experience substantial dilution. The issuance of shares to Ballsbridge will therefore dilute the equity interest of existing stockholders and could have an adverse effect on the market price of our common stock.

   The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

If our common stock price drops significantly, we may be delisted from the Nasdaq National Market, which could eliminate the trading market for our common stock.

   Our common stock is quoted on the Nasdaq National Market. In order to continue to be included in the Nasdaq National Market, a company must meet Nasdaq's maintenance criteria. We cannot assure you that we will continue to meet these listing criteria. For example, the issuance by us of shares of common stock to Ballsbridge, or the subsequent resale by Ballsbridge of those shares, in either case at a discount to the market price, may reduce the trading price of our common stock to a level below the Nasdaq minimum bid price requirement. Failure to meet Nasdaq's maintenance criteria may result in the delisting of our common stock from The Nasdaq National Market. If our common stock is delisted, in order to have our common stock relisted on The Nasdaq National Market we would be required to meet the criteria for initial listing, which are more stringent than the maintenance criteria. Accordingly, we cannot assure you that if we were delisted we would be able to have our common stock relisted on The Nasdaq National Market.

   If our common stock were delisted from the Nasdaq National Market, unless the delisting is in connection with the listing of our common stock on the Nasdaq SmallCap Market, American Stock Exchange or New York Stock Exchange, we would not be able to draw down any additional funds on the equity line. Finally, if our common stock is removed from listing on the Nasdaq National Market, it may become more difficult for us to raise funds through the sale of our common stock or securities convertible into our common stock.

We may be unable or elect not to access all or part of our equity line facility.

   If our stock price and trading volume fall below established levels, then we will not be able to draw down all $10 million pursuant to the proposed equity line facility with Ballsbridge. In addition, business and economic conditions may not make it feasible or preferable to draw down pursuant to this facility. Furthermore, if our common stock is delisted from the Nasdaq National Market or if we experience a material adverse change to our business that is not cured within 60 days, we may not be able to draw down any funds and the common stock purchase agreement may terminate. In addition, the common stock purchase agreement does not permit us to draw funds if the issuance of shares of common stock to Ballsbridge pursuant to the drawdown would cause Ballsbridge to beneficially own more than 9.9% of our issued and outstanding common stock at the time of issuance.

We may use the proceeds of this offering in ways with which you may not agree.

   Net proceeds to us from any sales to Ballsbridge will be used principally for the continued research, drug discovery and development of our technology and for general corporate purposes. We have not allocated any specific amount of our net proceeds for any particular purpose. Consequently, our management will have broad discretion with respect to the expenditure of the net proceeds of any sales to Ballsbridge, including discretion to use the proceeds in ways with which you may not agree.

Because Ballsbridge is a resident of a foreign country, it may be difficult or impossible to obtain or enforce judgments against Ballsbridge.

   Ballsbridge is a resident of Nevis and a substantial portion of its assets are located outside of the United States. As a result, it may be difficult or impossible to effect service of process on Ballsbridge within the United States. It may also be difficult or impossible to enforce judgments entered against Ballsbridge in courts in the United States based on civil liability provisions of the securities laws of the United States. In addition, judgments obtained in the United States, especially those awarding punitive damages, may not be enforceable in foreign countries.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve risks and uncertainties. These include statements about our expectations, plans, objectives, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "estimate," "plans," "potential," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar expressions. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

   You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including:

  .  failure to achieve positive results in clinical trials

  .  failure to obtain government regulatory approvals

  .  competitive factors

  .  our ability to raise additional capital

  .  uncertainty regarding our patents and patent rights

  . relationships with our consultants, academic collaborators and other third-party service providers

  .  our ability to enter into future collaborative arrangements

   You should also consider carefully the statements under "Risk Factors" and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

   The forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

   We use data and industry forecasts throughout this prospectus, which we have obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they provide has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. Similarly, we believe that the surveys and market research we or others have performed are reliable, but we have not independently verified this information. We do not represent that any such information is accurate.

                                USE OF PROCEEDS

   Because we are not obligated to, and may decide not to, exercise any drawdowns under the equity line facility, we may not receive any proceeds in connection with this offering.

   We intend to use the net proceeds of this offering, if any, for research, drug discovery and development programs and for other general corporate purposes. Expenses to be funded with the offering proceeds include costs of preclinical and clinical studies, the manufacture of compounds for such studies and capital expenditures. The remaining proceeds, if any, will be used to expand selected research activities and for general and administrative purposes. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the amount and timing of the proceeds from this offering, progress of our research, drug discovery and development programs, the results of preclinical and clinical studies, the timing of regulatory approvals, technological advances, determinations as to commercial potential of our compounds and the status of competitive products. In addition, expenditures will also depend upon the establishment of collaborative research arrangements with other companies, the availability of other financing and other factors.

   Based upon our current plans, we believe that our existing capital resources, together with the proceeds of this offering, if the equity line is fully utilized, and interest earned thereon, will be sufficient to meet our operating expenses and capital requirements through 2002. However, changes in our research and development plans or other events affecting our operating expenses may result in the expenditure of such cash before that time. We may not be successful in raising necessary funds. Our future capital requirements will depend upon many factors, including progress with preclinical testing and clinical trials, the number and breadth of our programs, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, the time and costs involved in obtaining regulatory approvals, competing technological and market developments, and our ability to establish collaborative arrangements, effective commercialization, marketing activities and other arrangements.

                                DIVIDEND POLICY

   We have never declared or paid cash dividends on our common stock. Delaware law and our certificate of incorporation do not require our board of directors to declare dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of June 30, 2001:

  .  on an actual basis; and

  . on an as adjusted basis to give effect to the sale of an assumed 2,162,162 shares to Ballsbridge under the common stock purchase agreement, and the application of the net proceeds we may receive for our shares. The 2,162,162 shares assumes that $10,000,000 is raised at a per common share price of $4.625, which reflects the market price of our common stock as of September 10, 2001, $5.00, less Ballsbridge's 7.5% discount, which would be the applicable discount based upon our market capitalization on September 10, 2001. In addition, the table reflects a placement fee of 3% of the gross proceeds of the draw and other expenses of the offering. The actual change in common stock and additional paid-in capital will depend on the actual amount raised and the market price of our common stock at the time of the drawdown.

   You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and the accompanying notes, and the other financial information appearing elsewhere in this prospectus. All data in the following table is unaudited.

                                                              June 30, 2001
                                                           --------------------
                                                             (in thousands,
                                                           except share data)
                                                           Actual   As Adjusted
                                                           -------  -----------
Stockholders' equity:
  Preferred stock, $.01 par value, 10,000,000 shares
   authorized, no shares issued and outstanding...........      --         --
  Common stock, $.01 par value, 50,000,000 shares
   authorized, 11,615,803 shares issued and outstanding
   actual, and 13,777,965 shares issued and outstanding as
   adjusted............................................... $   116    $   138
  Paid-in capital.........................................  80,669     90,347
  Accumulated deficit..................................... (55,566)   (55,566)
                                                           -------    -------
    Total stockholders' equity............................  25,219     34,919
    Total Capitalization.................................. $25,219    $34,919
                                                           =======    =======

   The table above excludes:

  . 1,721,938 shares issuable at a weighted average exercise price of $13.95 per share upon the exercise of warrants outstanding as of June 30, 2001;

  . 971,642 shares reserved for future grants under our stock option plan as of June 30, 2001;

  . 127,705 shares reserved for future issuance under our 401(k) and 401(m) plans as of June 30, 2001; and

  . 4,192,498 shares issuable at a weighted average exercise price of $8.23 per share upon exercise of stock options outstanding as of June 30, 2001.

                                    DILUTION

   The issuance of further shares will dilute our common stock and may lower the price of our common stock. If you invest in our common stock, your interest will be diluted to the extent the price per share you pay for the common stock is greater than the pro forma net tangible book value per share of our common stock at the time of sale. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding. The net tangible book value of our common stock as of June 30, 2001 was $25.2 million, or approximately $2.17 per share.

   Pro forma net tangible book value per share represents the same calculation as stated above, but assumes that the total number of shares of common stock outstanding on June 30, 2001 includes a total of approximately 2.162 million shares issued to Ballsbridge under the common stock purchase agreement at $4.625 per share, which is equal to the closing price for our common stock on September 10, 2001, as adjusted to reflect Ballsbridge's 7.5% discount, which is the discount applicable to our market capitalization on September 10, 2001. The proceeds we would receive from such a sale to Ballsbridge under the common stock purchase agreement would be net of a 3% placement fee and a $1,000 escrow agent fee per drawdown. Our pro forma net tangible book value as of June 30, 2001 would have been $34.9 million, or $2.53 per share. This would represent an immediate increase in the net tangible book value of $0.36 per share to existing stockholders, and, assuming you purchased shares under this prospectus for $4.625 per share on June 30, 2001, which is the closing price for our common stock on September 10, 2001, would represent dilution to you of approximately $2.09 per share. The actual dilution to you may be greater or less than in this example, depending on the actual price you pay for shares, the actual prices at which we issue shares to Ballsbridge under the common stock purchase agreement and how many of the outstanding and vested options and warrants to purchase shares of our common stock have been exercised at the time of your investment.

   Furthermore, approximately 5.9 million stock options and warrants will vest within the next five years, we may issue additional shares, options and warrants and we may grant additional stock options to our employees, officers, directors and consultants under our stock option plans, all of which may further dilute our net tangible book value.

                        PRICE RANGE OF OUR COMMON STOCK

   Our common stock is traded on the Nasdaq National Market under the symbol "HEPH."

   The following table sets forth, for the periods indicated, the quarterly high and low bid quotations and/or selling prices for our common stock, as reported on the Nasdaq National Market.

                                                                 High     Low
                                                                ------- -------
1999
  First Quarter................................................ $25.500 $13.250
  Second Quarter...............................................  18.750  10.000
  Third Quarter................................................  16.000  11.000
  Fourth Quarter...............................................  18.625   8.625
2000
  First Quarter................................................ $19.250 $10.125
  Second Quarter...............................................  17.438   7.750
  Third Quarter................................................  13.375   7.719
  Fourth Quarter...............................................   9.188   4.000
2001
  First Quarter................................................ $ 6.125 $ 2.750
  Second Quarter...............................................   7.990   2.125
  Third Quarter (through September 10, 2001)...................   7.360   4.010

   On September 10, 2001, the closing price of our common stock on the Nasdaq National Market was $5.00 per share. As of September 10, 2001, there were approximately 5,000 shareholders of record plus beneficial stockholders of our common stock.

                            SELECTED FINANCIAL DATA

   The following selected financial data should be read in conjunction with our financial statements and accompanying notes, along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 2000, 1999 and 1998, and with respect to our balance sheet at December 31, 2000 and 1999, are derived from, and are qualified by reference to, our financial statements that have been audited by BDO Seidman, LLP, independent auditors, which are included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1997 and 1996, and the balance sheet data at December 31, 1998, 1997 and 1996, are derived from financial statements that have been audited by BDO Seidman, LLP but are not included in this prospectus. The statement of operations data for the period from inception (August 15, 1994) to June 30, 2001 and for the six months ended June 30, 2001 and 2000, and the balance sheet data at June 30, 2001, are derived from unaudited financial statements. Historical results are not necessarily indicative of the results to be expected in the future. All dollars are in thousands, except per share amounts.

                                                                             Period
                                                                              from
                                                                            Inception
                                                                            (Aug.15,   Six Months Ended
                                  Year Ended December 31,                   1994) to       June 30,
                          ------------------------------------------------  June 30,   -----------------
                            2000        1999       1998     1997     1996     2001      2001      2000
                          --------    --------    -------  -------  ------  ---------  -------  --------
Statement of Operations
 Data:
Research and
 development............  $ 17,933(1) $  5,731    $ 2,777  $ 3,488  $  184  $ 37,477   $ 5,707  $  9,293
General and
 administrative.........     4,157      11,940(2)   3,577    2,044     511    24,983     2,507     2,101
                          --------    --------    -------  -------  ------  --------   -------  --------
Total operating
 expenses...............    22,090      17,671      6,354    5,532     695    62,460     8,214    11,394
Other income (expense)..     2,575       2,351        927      280       3     6,894       804     1,316
                          --------    --------    -------  -------  ------  --------   -------  --------
Net loss................  $(19,515)   $(15,320)   $(5,427) $(5,253) $ (692) $(55,566)  $(7,410) $(10,078)
                          ========    ========    =======  =======  ======  ========   =======  ========
Net loss per share,
 basic
 and diluted............  $  (1.74)   $  (1.41)   $ (0.69) $ (0.85) $(0.15)            $ (0.64) $  (0.90)
Weighted average number
 of common shares
 outstanding............    11,240      10,861      7,851    6,193   4,658              11,609    11,203

                                       December 31,                    June
                           -----------------------------------------    30,
                            2000     1999     1998     1997    1996    2001
                           -------  -------  -------  ------  ------  -------
Balance Sheet Data:
Cash and equivalents...... $34,298  $47,486  $24,190  $7,103  $   18  $27,465
Total assets..............  35,099   48,265   24,524   7,400     241   28,498
Accumulated deficit....... (48,156) (28,641) (13,321) (7,894) (2,641) (55,566)
Stockholders' equity
 (deficit)................ $32,463  $46,625  $24,303  $6,933  $ (566) $25,219

--------
(1) Research and development expenses in 2000 include $4.5 million for non-cash charges for the purchase of technology and in-process R&D.
(2) General and administrative expenses in 1999 include $7.7 million for non-cash charges, due to the acceleration of vesting of stock options for a former officer, the issuance of warrants for services, and the issuance of stock options to non-employees.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The forward-looking comments contained in the following discussion involve risks and uncertainties. Our actual results may differ materially from those discussed here. Factors that could cause or contribute to such differences can be found in the following discussion and elsewhere throughout this prospectus.

General

   Hollis-Eden Pharmaceuticals, Inc. is a development-stage pharmaceutical company engaged in the discovery and development of products for the treatment of infectious diseases and immune system disorders, including HIV/AIDS, hepatitis B and C, and malaria.

   We are focusing our initial development efforts on a potent series of immune regulating hormones and hormone analogs. We are currently developing three clinical stage compounds with potentially broad therapeutic applications:
HE2000, HE2200 and, through our relationship with Aeson Therapeutics, HE2500. Our lead compound in this series, HE2000, is currently in Phase II clinical studies in HIV and malaria. HE2000 appears from early clinical studies to help reestablish immunologic balance in situations such as HIV where the immune system is dysregulated. In the setting of HIV we believe that, by reestablishing this balance, the immune system may be able to better control virus levels and potentially delay or prevent the progression to AIDS. In addition, based on the mechanism of action, we believe this compound will have an attractive safety profile and will avoid issues of resistance that plague many existing antiviral drugs.

   We have been unprofitable since our inception and we expect to incur substantial additional operating losses for at least the next few years as we increase expenditures on research and development and begin to allocate significant and increasing resources to clinical testing and other activities. In addition, during the next few years, we may have to meet the substantial new challenge of developing the capability to market products. Accordingly, our activities to date are not as broad in depth or scope as the activities we must undertake in the future, and our historical operations and financial information are not indicative of the future operating results or financial condition or ability to operate profitably as a commercial enterprise when and if we succeed in bringing any drug candidates to market.

   On March 26, 1997, Hollis-Eden, Inc., a Delaware corporation, was merged with and into us, then known as Initial Acquisition Corp., a Delaware corporation, or IAC. Upon consummation of the merger of Hollis-Eden, Inc. with IAC (the "Merger"), Hollis-Eden, Inc. ceased to exist, and IAC changed its name to Hollis-Eden Pharmaceuticals, Inc.

Results of Operations

   We have not generated any revenues for the period from August 15, 1994 (inception of Hollis-Eden) through June 30, 2001. We have devoted substantially all of our resources to the payment of licensing fees and research and development expenses plus expenses related to the startup of our business. From inception until June 30, 2001, we have incurred expenses of approximately $37.5 million in research and development ($5.2 million of which are non-cash expenses) and $25.0 million in general and administrative expenses
($9.5 million of which are non-cash expenses), which have been partially offset by $6.9 million in net interest income resulting in a loss of $55.6 million for the period.

 Comparison of the Six Months Ended June 30, 2001 to the Six Months Ended June 30, 2000

   Research and development expenses were $5.7 million for the six-month period ended June 30, 2001 and $9.3 million for the same period in 2000. The research and development expenses relate primarily to the ongoing development, preclinical testing, and clinical trials for our first drug candidate, HE2000. Included in the six-month period ended June 30, 2000 was $2.2 million related to collaborations and $2.5 million in non-cash charges related to the acquisition of technology and in-process R&D. There were no such expenses in the six-month period ended June 30, 2001. The increase in research and development expenses (net of collaborations and technology acquisitions) for the six-month period ended June 30, 2001, compared to the same period in 2000, was due to increased staffing, and clinical trial activities.

   General and administrative operating expenses were $2.5 million for the six-month period ended June 30, 2001, compared to $2.1 million for the same period in 2000. The general and administrative expenses relate to staffing, facilities, supplies, benefits, recruiting, legal, investor relations and travel. The increase in general and administrative operating expenses was mainly due to expenses associated with investor relations and the growth of the Company's operations.

   Net interest income was $804,000 for the six-month period ended June 30, 2001, compared to $1.3 million for the same period in 2000. The decline in interest income is due to lower interest rates and lower average balances of cash and cash equivalents as a result of ongoing operating losses.

 Comparison of Years Ended December 31, 2000, 1999 and 1998

   Research and development expenses were $17.9 million, $5.7 million and $2.8 million in 2000, 1999 and 1998, respectively. The research and development expenses relate primarily to the ongoing development, preclinical testing, and clinical trials for our first drug candidate, HE2000. $4.5 million of the increase in research and development in 2000 was non-cash charges related to the acquisition of technology and in-process R&D. The balance of the increase was due to increased staffing, preclinical activity, and clinical trials. 1999 research and development expenses increased compared to 1998 due to increased staffing, preclinical activity, and the initiation of clinical trials.

   General and administrative expenses remained flat in 2000 compared to 1999 excluding the non-cash charges in 1999 of $7.7 million. The $7.7 million of non-cash charges was due to the acceleration of vesting of stock options for a former officer of Hollis-Eden, the issuance of warrants for services (described below), and the issuance of stock options to non-employees. During 1999, general and administrative expenses increased $0.6 million from 1998 due to increased staffing and increased operating expenses for salaries, benefits, recruiting, legal, and travel.

   During 1999, we announced the resignation of an executive officer and accelerated the vesting of 300,000 stock options previously granted to him. This acceleration was considered to be a new grant of options and therefore we expensed a one-time non-cash charge of $4.9 million. We also entered into a three-year agreement with a financial consulting organization affiliated with a director of Hollis-Eden. We agreed to issue, as compensation for services, warrants to purchase 500,000 shares of Common Stock with an exercise price of $20.50 per share. The warrants were estimated to have a value of approximately $2.1 million, which was expensed as a non-cash charge.

   In 1998, we incurred additional general and administrative non-cash, non-recurring charges of $956,000. A total of $716,000 was amortized during 1998 for services in lieu of cash and for non-cash compensation. In addition, $240,000 was expensed for options granted to certain directors and consultants.

Liquidity and Capital Resources

   We have financed our operations since inception through the sale of shares of common stock. During the year ended December 31, 1995, we received cash proceeds of $250,000 from the sale of securities. In May 1996, we completed a private placement of shares of common stock, from which we received aggregate gross proceeds of $1.3 million. In March 1997, the merger of IAC and Hollis-Eden, Inc. provided us with $6.5 million in cash and other receivables. In May 1998, we completed a private placement of shares and warrants, from which we received gross proceeds of $20 million. During January 1999, we completed two private

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placements raising approximately $25 million. In addition, Hollis-Eden has received a total of $13 million from the exercise of warrants and stock options.

   Our operations to date have consumed substantial capital without generating any revenues, and we will continue to require substantial and increasing amounts of funds to conduct necessary research and development and preclinical and clinical testing of our drug candidates, and to market any drug candidates that receive regulatory approval. We do not expect to generate revenue from operations for the foreseeable future, and our ability to meet our cash obligations as they become due and payable is expected to depend for at least the next several years on our ability to sell securities, borrow funds or some combination thereof. Based upon our current plans, we believe that our existing capital resources, together with the proceeds of this offering, if the equity line is fully utilized, and interest earned thereon, will be sufficient to meet our operating expenses and capital requirements through 2002. However, changes in our research and development plans or other events affecting our operating expenses may result in the expenditure of such cash before that time. We may not be successful in raising necessary funds. Our future capital requirements will depend upon many factors, including progress with preclinical testing and clinical trials, the number and breadth of our programs, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, the time and costs involved in obtaining regulatory approvals, competing technological and market developments, and our ability to establish collaborative arrangements, effective commercialization, marketing activities and other arrangements. We expect to continue to incur increasing negative cash flows and net losses for the foreseeable future.

Recent Accounting Pronouncements

   In June 2001, the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. It also requires that companies recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria and applies to all business combinations initiated after June 30, 2001 as well as purchase business combinations completed on or after July 1, 2001. In addition it also requires, upon adoption of SFAS 142, that companies reclassify the carrying amounts of intangible assets and goodwill based on certain criteria.

   SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that companies identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. It also requires companies to complete a transitional goodwill impairment test six months from the date of adoption. Companies are also required to reassess the useful lives of other intangible assets within the first interim quarter after the adoption. The adoption of these two standards is not expected to have a material effect on our financial statements.

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

                                    BUSINESS

General

   Hollis-Eden Pharmaceuticals, Inc., a development-stage pharmaceutical company, is engaged in the discovery, development and commercialization of products for the treatment of infectious diseases and immune system disorders, including HIV/AIDS, hepatitis B and C, and malaria.

   We are focusing our initial development efforts on a potent series of immune regulating hormones and hormone analogs. We are currently developing three clinical stage compounds with potentially broad therapeutic applications:
HE2000, HE2200 and, through our relationship with Aeson Therapeutics, HE2500. Our lead compound in this series, HE2000, is currently in Phase II clinical studies in HIV and malaria. HE2000 appears from early clinical studies to help reestablish immunologic balance in situations such as HIV where the immune system is dysregulated. In the setting of HIV we believe that, by reestablishing this balance, the immune system may be able to better control virus levels and potentially delay or prevent the progression to AIDS. In addition, based on the mechanism of action, we believe this compound will have an attractive safety profile and will avoid issues of resistance that plague many existing antiviral drugs.

   The ability to restore immune system balance has the potential to have broad applicability to a wide variety of infectious diseases and oncology-related applications as well as a number of inflammatory conditions. Our compounds have shown effects in preclinical and early clinical studies that indicate immune regulating hormones significantly reduce a number of well-recognized inflammatory mediators, increase cell-mediated immunity and reverse bone marrow suppression. As a result, we are studying the compounds in a series of different clinical trials in diseases associated with immune dysregulation. Based on the results of these studies we will choose the most attractive potential clinical indications to pursue for the pivotal clinical trials that are necessary for commercial approval.

   We are pursuing a partially integrated approach to building our business. As such, we intend to utilize third parties for many of our activities such as clinical development and manufacturing. We believe by being involved in the design and supervision of these activities, but not the day-to-day execution, we can preserve our flexibility and limit our expenditures during the development phase. If we are able to successfully develop HE2000 or other immune regulating hormones, we anticipate marketing them directly in the U.S. and potentially elsewhere. For certain therapeutic indications or geographic regions, we anticipate establishing strategic collaborations to commercialize these opportunities.

Technology Overview

   Working in concert with our endocrine system, our immune system conducts a symphony of molecular and cellular players to protect us from foreign viruses, bacteria and cancer. For most of us, this is a well-orchestrated and beneficial series or cascade of events. Unfortunately, for many others, harmony turns to discord when stress, aging or diseases cause the immune system to become dysregulated. Through a proprietary class of immune regulating hormones, Hollis-Eden's immunotherapeutic approach seeks to correct immune dysregulation by reversing an imbalance in the endocrine system that controls immune response.

 The Immune System

   Humans have three lines of defense against infection. The physical barrier of our skin and mucosal surfaces provides our first line of defense. This effectively protects us from numerous pathogens found in our

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immediate surroundings. Should a microbe gain entry through a break in the skin, by ingestion or by other means, protection comes from the next two lines of defense--innate and adaptive immunity.

   Innate immunity refers to the all-purpose, immediate antimicrobial response that occurs regardless of the nature of the invader. For example, natural killer cells roam our system and engulf and digest foreign cells they encounter. This response serves to fight the infection after initial exposure, pending development of adaptive immunity. The adaptive immune system mounts a highly sophisticated and specialized immune response to protect us against specific invaders, and provides long-term protection or immunity from subsequent exposure to those invaders. In many cases the individual may never experience any evidence of exposure during the swift and efficient response of adaptive immunity.

   Adaptive immunity can be divided into two branches, the cellular or cell-mediated immune response, also known as Th1-type response, and the humoral immune response, also known as Th2-type response. These two interconnected immune functions work in concert through finely tuned checks and balances to mount an appropriate defense. In response to bacterial invasion, B-cells of the humoral arm (Th2) proliferate and produce large amounts of appropriate antibodies that flag invaders for elimination from the body. The cellular (Th1) immune response employs specialized T-cells to recognize and destroy host cells showing signs of cancer or infection by viruses or parasites. The relative mobilization of each branch of the immune system depends on the specific disease or condition, and the nature of the response can be influenced by the pathogen itself and where it enters the body.

 Th1 / Th2 Balance
   The balance between the cellular (Th1) and humoral (Th2) arms of the immune system is modulated by a highly integrated network of molecular and cellular interactions driven by cytokines, small proteins that act as intercellular chemical messengers. These cytokines, which are regulated by hormones generated by the endocrine system, can be classified as either Th1 or Th2 depending on their role. Th1 cytokines such as interleukin 2 (IL-2), interferon gamma (IFN-gamma) and interleukin 12 (IL-12) stimulate the cellular response and suppress the humoral response. Th2 cytokines, such as interleukin 10 (IL-10), interleukin 6 (IL-6) and interleukin 4 (IL-4), stimulate the humoral response and suppress the cellular response.

   Generally, in healthy individuals the immune system is in homeostasis, or has balanced expression of Th1 and Th2 cytokines. If a foreign invader triggers an adaptive cellular or Th1-type response, the feedback mechanism within the immune system greatly reduces the humoral or Th2-type response. Once the invader is controlled or eliminated, a combination of hormones and cytokines act quickly to revert the system back towards homeostasis through the same feedback mechanism.

   Unfortunately, a wide variety of viruses including HIV and hepatitis B and C, certain parasites such as malaria, and a number of different tumor cells have evolved ways of evading destruction by the immune system by causing the body to overproduce Th2 cytokines and underproduce Th1 cytokines. This in turn leads to a corresponding overproduction of cells unable to fight these pathogens and an underproduction of cells that can. A key element in this dysregulation is believed to be a state of chronic inflammation that is produced in these conditions. In the setting of HIV, this generally results in an immune system that progressively loses its ability to combat infections.

   Hollis-Eden's technology approach is based on the observation that this complicated balance of cytokines is regulated by competing levels of certain adrenal hormones. In young, healthy adults, the balance between corticosteroids such as cortisol, which have immunosuppressive properties, and other adrenal hormones is a key determinant in whether appropriate levels of cytokines are produced to properly regulate immune responses. As we age, and under conditions of stress and chronic infections, levels of these hormones that counteract the immunosuppressive effect of corticosteroids fall significantly, leading to a decline in the ability to fight off infections that would otherwise be contained by a well functioning immune system.

   As described above, certain pathogens have found ways to accelerate this process through natural selection. For example, in HIV, most patients' cortisol levels rise (and counter-regulatory adrenal hormones fall) as the disease progresses from HIV to AIDS. This then leads to a corresponding increase in Th2 cytokines such as IL-10 relative to Th1 cytokines such as IFN gamma. As this situation continues, the immune system is dominated by Th2 cells unable to fight viral and other infections rather than the necessary cell-mediated Th1 cells. In this state of immune system dysregulation, the patient becomes highly susceptible to infection.

   Certain HIV patients, however, maintain their ability to continue to produce high levels of Th1 cytokines and, in this small percentage of patients, HIV appears to take much longer to progress to AIDS. These patients are termed "HIV long-term non-progressors." Similarly, in hepatitis C, a small percentage of patients are able to mount a strong Th1 response and in these patients the immune system is able to successfully clear the virus. These observations have led to the belief that if patients can be brought from a predominant Th2 immune status back towards a Th1 dominant condition through drug therapy, the immune system may be able to contain or eliminate a number of such infectious pathogens that are plaguing millions of people around the world. This Th1/Th2 imbalance is seen not just with infectious disease, but also in cancer, autoimmune and inflammatory diseases. Thus, a drug that effectively corrects immune dysregulation could have the potential to address a wide variety of human ailments.

 Hollis Eden's Approach

   Our approach is designed to interact at what is believed to be the trigger point of this dysregulation, the loss of key immune regulating hormones, offering a hormone replacement therapy that potentially will lead to a correction of immune dysregulation in many diseases.

   We are employing the latest tools of the genomics revolution to further our expertise in adrenal hormone biochemistry, signal transduction, receptor biology and gene transcription for this important class of compounds. We are seeking to identify and develop compounds that are highly potent and that avoid androgenic and other side effects.

Products in Development

   Our lead immune regulating hormone is HE2000, which is currently being explored in Phase II clinical trials in HIV/AIDS and malaria. Clinical trials with HE2000 in hepatitis B and C are in the process of being initiated. In addition, we have begun clinical trials in the United States with HE2200, another immune regulating hormone drug candidate. This compound also has the potential to be useful in a number of conditions associated with immune dysregulation. Through our relationship with Aeson we also have access to an additional compound in this class, HE2500, which is currently in Phase II clinical trials for the treatment of cardiovascular disease and actinic keratosis.

   While the primary market opportunities for pharmaceuticals have traditionally been in the U.S., Europe and Japan, our immune regulating hormones have a number of attributes that make them potentially useful globally. Included in these attributes are the potential broad-spectrum activity in multiple diseases, affordable cost, the attractive safety profile to date, the low likelihood of resistance and the relative ease of manufacture and dosing. Increasing focus on the crisis infectious diseases such as HIV and malaria have created in the developing world has led to a number of recent third party initiatives designed to provide funding for effective approaches to these diseases. If we are able to receive support from these initiatives, marketing HE2000 and our other compounds in developing countries could also become commercially feasible.

HE2000 in HIV

 Clinical Trial Status

   We are testing HE2000 in a series of Phase I/II and Phase II clinical trials in HIV/AIDS patients in the U.S. and South Africa. In addition to assessing the safety profile of HE2000 in the trials we are also assessing the effect of HE2000 on a wide variety of immune and inflammatory markers.

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

   The results presented to date have been from studies employing intermittent dosing utilizing three different routes of administration (intramuscular and subcutaneous injections and buccal tablets) in South African HIV patients receiving no other therapy. In these studies HE2000 treatment appears to be generally well tolerated. To date, serious drug related adverse events with HE2000 have been pain and swelling at the injection site in four patients with an intramuscular formulation of this compound. The subcutaneous and buccal formulations of HE2000 to date appear to be less irritating than the intramuscular formulation.

   We have also observed significant increases relative to baseline in a wide variety of immune cell subsets associated with cell-mediated immunity during the studies in South Africa. Data from these studies have been presented at several medical meetings. One presentation highlighted a number of cell subsets that were statistically significantly elevated relative to baseline in an area-under-the-curve (AUC) analysis for all patients receiving an intramuscular formulation of HE2000 for a five-month treatment period. Included were statistically significant increases in total dendritic cells, CD11c+ dendritic cells, CD123+ dendritic cells and activated cytotoxic (CD8) T-cells. These increases appeared to be long lasting despite the fact that HE2000 was only administered in intermittent treatment courses.

   Dendritic cells are specialized antigen processing and presenting cells that are critical in regulating immune responses. The CD11c+ dendritic cell subset that was increased in this study is a primary driver in initiating adaptive cell-mediated immunity. The adaptive portion of cell-mediated immunity is important for controlling HIV replication and combating opportunistic infections to which the immune system has previously been exposed. Medical literature indicates that the CD11c+ dendritic cell subset is dramatically depleted in HIV-infected patients and that this dysregulation persists even in patients on successful Highly Active Antiretroviral Therapy (HAART). It also has been reported in the medical literature that CD123+ dendritic cells can drive cell-mediated immunity. These cells are now also believed to be a key source of stimulation of the innate portion of the immune system. This part of the immune system is particularly effective against pathogens that are newly exposed to the immune system, including a variety of opportunistic infections seen in HIV/AIDS patients. Recently, the CD123+ cell was identified as the immune system's primary source of the cytokine interferon alpha. It has also been reported in the literature that those patients with high levels of interferon alpha tend to remain clinically stable and avoid opportunistic infections irrespective of levels of the traditional markers of viral load and CD4.

   Activated CD8 T-cells are part of the adaptive portion of Thl immunity and are primed to recognize and destroy cells infected with a particular virus or opportunistic infection.

   Clinical data also has been presented on the anti-inflammatory effects of HE2000 in HIV and AIDS patients. The primary results presented were from a preliminary analysis through the first cycle of dosing of HE2000 administered subcutaneously as a monotherapy to HIV patients in South Africa. The study, conducted in 24 patients, compares to placebo two different doses of HE2000 administered once per day for five days every six weeks. Prior to dosing with HE2000, these HIV patients had dramatically elevated transcript levels of inflammatory mediators, including TNF(x), COX-2, IL-1(B) and IL-6, relative to healthy South African volunteers. This indicated that these HIV-infected patients were experiencing broad-based systemic inflammatory immune dysregulation before treatment with HE2000. After dosing with HE2000, these same patients experienced significant declines in transcripts for TNF(x), COX-2, IL-1(B) and IL-6 as well as other inflammatory mediators. In the highest dose group, after five days of dosing the number of transcripts were reduced to levels close to those seen in healthy volunteers. The declines in each of these transcripts were statistically significant for both doses through the 35-day analysis period.

   A preliminary analysis of data from a subset of patients from a separate ongoing clinical study in South Africa with a buccal tablet formulation of HE2000 also showed that, before treatment, there were similar increases in inflammatory mediators in the HIV patients compared to healthy South African volunteers and that HE2000 treatment in this study was also able to decrease levels of transcripts for these mediators. In addition, a similar preliminary analysis from a clinical trial in late-stage AIDS patients showed increases at baseline in a number of inflammatory mediators in these patients and that treatment with an intramuscular formulation of

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

HE2000 reduced the number of transcripts for these mediators. A second cycle of dosing in these AIDS patients also appeared to produce significant decreases in inflammatory transcript numbers.

   A number of studies in the medical literature have shown that increases in inflammatory cytokines such as TNF(x), IL-1(B), IL-6 and the enzyme COX-2 can lead to an increase in HIV viral replication and decreases in dendritic cells and hematopoiesis, which, in turn, lead to a progressive loss of innate and cell-mediated (Th1) immunity. It is this chronic inflammatory dysregulation and progressive loss of innate and cell-mediated immunity that is believed to ultimately lead to AIDS and the life threatening opportunistic infections, cancers, wasting and dementia that compromise the patient. By quieting down this rampant systemic inflammation, we believe that immune regulating hormones have the potential to induce the immune system to mount appropriate innate and cell-mediated immune responses that will keep the virus in check and slow or prevent the progression to AIDS-related conditions. These data provide a further important mechanistic rationale for how HE2000 may be achieving the effects on cell-mediated immunity described above, because systemic inflammation has been clearly linked in the medical literature to loss of Th1 immunity and dendritic cell numbers and function.

   HE2000 also had a significant effect on the hematopoetic system in the clinical trials in South Africa. Administration of HE2000 led to increases (versus baseline) in a number of cell types that were quite pronounced immediately after dosing. These effects included statistically significant increases in neutrophils and platelets. This finding has potential applications for cancer therapy and is currently being explored more fully in preclinical studies.

   We are currently optimizing the dosing regimen of HE2000 and have initiated a Phase II clinical trial with the compound in South African AIDS patients who are experiencing or are at a high risk for opportunistic infections. We are also considering additional clinical trials in which HE2000 would be used in combination with existing antiviral drug cocktail therapy.

   Significant additional clinical data will need to be generated demonstrating the safety and efficacy of HE2000 before the compound can be approved for marketing. We cannot be certain that we will have sufficient funds to complete this development, or that the results of these clinical activities will be successful and support the approval of any drug candidate.

 Market Need / Opportunity in HIV

   Significant strides have been made in recent years in treating HIV infected individuals in the developed world. Through the use of a "cocktail" of potent new antiviral drugs, including protease inhibitors and reverse transcriptase inhibitors, death rates from AIDS have been reduced in these developed countries. These antiviral drugs currently generate revenues of approximately $5 billion per year, despite the fact that they are used in only a minority of the 1.1 million U.S. patients estimated by the Center for Disease Control (CDC) to have HIV. These expensive new therapies, however, are not ideal for a number of reasons. Despite being on successful therapy for several years, patients to date have been unable to completely eradicate the virus, which bounces back aggressively shortly after cessation of therapy. HIV mutates rapidly in the face of antiviral compounds that are designed to attack the virus directly, leading to the development of resistance. Drug resistance is a major concern of physicians, as a large portion of patients are already resistant to at least one drug in their drug cocktail, and experts believe that drug resistance will increase in the future.

   In addition, the dosing regimen for HIV drug cocktail therapy can be very complicated, with a large number of pills required to be taken daily according to a strict schedule. Failure to adhere to this regimen can lead to increased resistance. Further, side effects of these therapies can be significant, causing many patients to be unable or unwilling to tolerate the drug regimen.

   As a result of these side effects and resistance issues, the National Institutes of Health have recently altered recommendations for when to start patients on the antiviral cocktail, recommending that treatment be delayed until patients have significantly progressed towards AIDS.

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

   While sales of current therapies for HIV are primarily derived from the U.S. and Europe, the bulk of the epidemic is concentrated in the developing world. An estimated 35 million people are now estimated by UNAIDS to be infected with HIV outside the United States, with a majority of these patients living in sub-Saharan Africa. In the developing world, the antiviral cocktail to date has been largely impractical as a result of cost, lack of required training and infrastructure necessary to safely and effectively administer these agents, and the difficulty in complying with the dosing regimen.

   Significant attention has been focused recently on the need to treat the millions suffering from the disease in these nations, and the United Nations is supporting a major initiative to provide funds for prevention and treatment. Unfortunately, an approach that is safe, inexpensive and practical to administer has yet to be introduced.

   We believe HE2000 has the potential to play an important role in treating HIV/AIDS in both the developed and developing world. In the developed world, we believe that if we can demonstrate clinically that HE2000 restores or improves immune system activity, there may be a number of significant opportunities for use of the compound. It may be useful for long-term control of viral replication as well as delaying or preventing the progression to AIDS and preventing or clearing opportunistic infections. At a minimum, HE2000 could prove very useful in treating patients who cannot tolerate other therapies and in salvage patients for whom other drug therapies have failed and whose immune systems have generally been ravaged by HIV.

   In the developing world, HE2000 may be particularly attractive for a number of reasons. We believe the drug will be administered on an intermittent (rather than daily) basis and will have a lower manufacturing cost than existing therapies. In addition, given its probable endocrine mechanism of action, it should also avoid issues of resistance. Also, the safety data to date and the ease of administration may make HE2000 more feasible for use in these regions than existing alternatives. We are presenting our data to health authorities around the world that are challenged with managing the HIV epidemic and plan to work with them in designing and conducting the further human clinical trials necessary to establish patient safety and benefit required for commercial approvals.

HE2000 in Other Infectious Diseases--Hepatitis and Malaria

   The potential ability of HE2000 to shift patients from a Th2 immune status back to a Th1 status could have applications well beyond HIV/AIDS. For example, malaria is a parasite that is known to cause Th1/Th2 dysregulation. Working in collaboration with the U.S. Navy we have shown in preclinical studies that HE2000 is effective in treating both chloroquine-sensitive and chloroquine-resistant strains of malaria. Based on these results we have initiated Phase II clinical trials in Thailand in this indication.

   Market research indicates that 300-500 million people per year suffer from malaria. This parasite is responsible for more than 1 million deaths annually, most of them children. Most cases of malaria occur in the developing world but, as a result of increased global travel and other factors, the incidence of malaria in the developed world is increasing. Historically, therapies with quinalone-based drugs such as chloroquine have been used to treat this condition. Recently, however, strains have developed that are resistant to chloroquine and other quinalones, making these drugs ineffective in many parts of the world. As a result, finding new approaches to the treatment of malaria has become a major priority of the U.S. military.

   As mentioned previously, in hepatitis B and C, a small percentage of patients are able to clear the virus by mounting a strong cell-mediated (Th1) response. Given the preclinical and early clinical data with HE2000, which demonstrates the ability of HE2000 to stimulate a strong Th1 response, we are in the process of initiating clinical studies for the treatment of both hepatitis B and C.

   Existing therapies for hepatitis have proven to be effective in only a portion of the patients treated. In addition, side effects of these existing therapies can be significant and the regimen is very expensive. As with HIV, resistance is a serious problem in treating the disease. Also as with HIV, cost and other aspects of existing therapies make them largely impractical in the developing world.

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   In October 2000, the World Health Organization (WHO) reported that 3% of the world's populations, an estimated 170 million people, are chronic carriers of hepatitis C, including an estimated 4 million in the U.S. Of those afflicted with hepatitis C, 10% to 20% are at risk of developing cirrhosis of the liver and 1% to 5% may develop liver cancer.

   WHO also reported during October 2000 that more than 350 million people have chronic hepatitis B infection and more than 1 million die from the disease each year. The CDC estimates that more than 1 million people in the United States are chronically infected with the disease. As with hepatitis C, hepatitis B can lead to liver abnormalities and the disease is believed to be the leading cause of liver cancer.

HE2200

   In June 2001, we announced we had received FDA clearance to begin human clinical trials with HE2200, another immune regulating hormone drug candidate. HE2200 has been shown to provide significant benefit in a number of animal models of immune dysregulation. The compound was licensed to Hollis-Eden from Roger Loria Ph.D., a leading researcher in the field of immune regulating hormones and a Professor of Microbiology and Immunology at Virginia Commonwealth University.

   The initial Phase I clinical trial is testing HE2200 in healthy adults and healthy elderly volunteers, with the primary endpoint of the trial being safety and tolerance of two dosage levels of HE2200. Other objectives of the trial are to evaluate changes in a number of key immune markers and pharmacokinetic data in both groups of volunteers. The Phase I study is randomized, double blinded, and placebo-controlled. If results of the Phase I study are successful, we expect to commence Phase II studies with the compound in several conditions of immune dysregulation, including reversing immune deficiencies seen in the elderly.

   Preclinical studies with HE2200 and initial clinical results with HE2000, our lead immune regulating hormone in development, indicate that this class of compounds may improve defects in cell-mediated (Th1) immunity and may also improve hematopoiesis (restoring neutrophils and platelets). Deficiency of cell-mediated immunity has been strongly correlated with an immune system's inability to effectively fight a number of infectious diseases and cancer types. The loss of ability to mount a strong cell-mediated immune response seen in the elderly is believed to be a primary reason patients in this age group have difficulty recovering from infectious diseases such as the flu and pneumonia and also why vaccines in this population tend to be less effective.

   Laboratory tests with HE2200 have shown that the compound can reverse the loss of cell-mediated immunity seen in aged animals and that correcting this dysregulation with HE2200 treatment allows these animals to respond better to vaccination. The potential for correcting immune dysregulation in a similar way in elderly humans is significant. This is a large and rapidly growing segment of the population in which vaccine response has historically been suboptimal. For example, medical literature indicates the influenza vaccine is only 30-70% effective in preventing hospitalization for pneumonia and influenza in the elderly.

   Recently published studies with the compound have also shown dramatic survival improvements in HE2200-treated animals versus controls in models of radiation-induced immune suppression. The authors of the study concluded that HE2200 was providing this benefit by accelerating recovery of neutrophils and platelets. As discussed above, HE2000 has demonstrated an ability to improve hematopoiesis in initial clinical studies in HIV patients. This finding, combined with the potential ability to improve cell-mediated immunity and dendritic cell number and function, makes HE2200 and other immune regulating hormones attractive potential candidates for use in improving hematopoiesis and immunity in cancer patients. The market opportunity for new drugs with such a profile could be quite large, as drugs that only affect neutrophils currently generate sales in excess of $1 billion per year.

HE2500 and Aeson Therapeutics, Inc.

   During 2000 we obtained an exclusive worldwide sublicense to three additional issued patents in the area of adrenal hormones and hormone analogs from Aeson Therapeutics, Inc. In addition, we acquired a 21%

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

equity stake in Aeson, with the right to purchase the remainder of the company at a predetermined price over a 30-month period. Aeson is a privately held company that was formed to commercialize the discoveries of Dr. Arthur Schwarz, a professor at Temple University and a world leader in the field of adrenal hormones. Aeson's lead compound, fluasterone (HE2500), is in a pilot Phase II clinical study for the treatment of actinic keratosis, a dermatologic precursor to squamous cell cancer, using fluasterone in a topical form. Aeson has also initiated a Phase II study using an oral form of fluasterone for the treatment of cardiovascular patients with a particular lipid profile. Phase I human clinical studies indicate fluasterone is generally well tolerated. Aeson is also conducting preclinical studies using fluasterone in a number of other potential indications, including a collaboration with the National Cancer Institute to explore the use of fluasterone in cancer.

Anti-inflammatory Indications

   Recent clinical trial results and preclinical studies also indicate immune regulating hormones have potential in a wide variety of other indications associated with chronic inflammatory dysregulation. Drugs designed to inhibit a single inflammatory mediator have been shown in clinical trials to be effective agents in treating a variety of autoimmune conditions, including arthritis, inflammatory bowel disease and psoriasis. As an example, monoclonal antibody drugs which inhibit only TNF alpha are projected to generate sales in excess of $1 billion in 2001, and sales of drugs which inhibit only COX-2 are projected to approach $5 billion annually this year. As described above, our immune regulating hormones appear to affect multiple mediators (including TNF alpha and COX-2) involved in the inflammatory cascade in patients with systemic inflammation, and appear to do so without causing immunosuppression, a problem with many current anti-inflammatory drugs. Immune regulating hormones have shown impressive preclinical activity in models of a number of autoimmune conditions including arthritis, lupus, inflammatory bowel disease and multiple sclerosis. Additional preclinical studies are currently being conducted and we anticipate conducting clinical studies in one or more of these conditions.

Competition

   Given the large market opportunities we are pursuing, most major pharmaceutical companies and a number of biotechnology companies have programs directed toward finding drugs to treat indications we are exploring. Most of these approaches in infectious disease are targeted at creating new antiviral compounds rather than drugs that upregulate the immune system. As described above, while these approaches have had success, their limitations as it relates to side effects, resistance and cost have become increasingly recognized. In addition, they will be expected to have different profiles than our compounds and may be complementary to our efforts.

   In the area of immune modulators for correcting immune dysregulation, a number of companies are targeting inhibition or enhancement of a single cytokine or other mediator. While these approaches have been partially effective and have generated significant sales volumes, redundant mechanisms in the immune system limit their effectiveness. In addition, side effects and cost issues limit their global utility. In contrast, immune regulating hormones appear to affect multiple cytokines and inflammatory mediators in a physiologic way that may make them more attractive drug candidates than currently available therapies.

   There can be no assurance, however, that our approach will ultimately prove successful in clinical trials or that other companies will not develop drugs that make our development efforts obsolete. Many of these competitors have substantially greater human and financial resources than we do and, even if we are successful at developing our compounds, others with greater resources may be able to market their products more successfully.

Government Regulation

 General

   The manufacturing and marketing of our proposed products and our research and development activities are and will continue to be subject to regulation by federal, state and local governmental authorities in the

United States and other countries. In the United States, pharmaceuticals are subject to rigorous regulation by the FDA, which reviews and approves the marketing of drugs. The Federal Food, Drug and Cosmetic Act, the regulations thereunder, and other federal and state statutes and regulations govern, among other things, the testing, manufacturing, labeling, storage, record keeping, advertising and promotion of our potential products.

 Approval Process

   The process of obtaining FDA approval for a new drug may take many years and generally involves the expenditure of substantial resources. The steps required before a new drug can be produced and marketed for human use include clinical trials and the approval of a New Drug Application.

   Preclinical Testing. The promising compound is subjected to extensive laboratory and animal testing to determine if the compound is biologically active and safe.

   Investigational New Drug (IND). Before human tests can start, the drug sponsor must file an IND application with the FDA, showing how the drug is made and the results of animal testing. IND status allows initiation of clinical investigation within 30 days of filing if the FDA does not respond with questions during the 30-day period.

   Human Testing (Clinical). The human clinical testing program usually involves three phases which generally are conducted sequentially, but which, particularly in the case of anti-cancer and other life saving drugs, may overlap or be combined. Clinical trials are conducted in accordance with protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol is submitted to the FDA as part of the IND filing. Each clinical study is conducted under the auspices of an independent Institutional Review Board, or IRB, for each institution at which the study will be conducted. The IRB will consider, among other things, all existing pharmacology and toxicology information on the product, ethical factors, the risk to human subjects and the potential benefits of therapy relative to risk.

   In Phase I clinical trials, studies usually are conducted on healthy volunteers but, in the case of certain terminal illnesses such as AIDS, are conducted on patients with disease that usually has failed to respond to other treatment to determine the maximum tolerated dose, side effects and pharmacokinetics of a product. Phase II studies are conducted on a small number of patients having a specific disease to determine initial efficacy in humans for that specific disease, the most effective doses and schedules of administration, and possible adverse effects and safety risks. Phase II/III differs from Phase II in that the trials involved may include more patients and, at the sole discretion of the FDA, be considered the pivotal trial or trials for FDA approval. Phase III normally involves the pivotal trials of a drug, consisting of wide-scale studies on patients with the same disease, in order to evaluate the overall benefits and risks of the drug for the treated disease compared with other available therapies. The FDA continually reviews the clinical trial plans and results and may suggest design changes or may discontinue the trials at any time if significant safety or other issues arise.

   New Drug Application (NDA). Upon successful completion of Phase III, the drug sponsor files an NDA for approval containing all information that has been gathered. The NDA must include the chemical composition of the drug, scientific rationale, purpose, animal and laboratory studies, results of human tests, formation and production details, and proposed labeling.

   Post Approval. If an NDA is approved, the drug sponsor is required to submit reports periodically to the FDA containing adverse reactions, production, quality control and distribution records. The FDA may also require post-marketing testing to support the conclusion of efficacy and safety of the product, which can involve significant expense. After FDA approval is obtained for initial indications, further clinical trials may be necessary to gain approval for the use of the product for additional indications.

   The testing and approval process is likely to require substantial time and effort, and there can be no assurance that any FDA approval will be granted on a timely basis, if at all. The approval process is affected by a number of factors, primarily the side effects of the drug (safety) and its therapeutic benefits (efficacy). Additional preclinical or clinical trials may be required during the FDA review period and may delay marketing approval. The FDA may also deny an NDA if applicable regulatory criteria are not met.

   Outside the United States, we will be subject to foreign regulatory requirements governing human clinical trials and marketing approval for its products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursements vary widely from country to country.

Manufacturing

   We do not have, and do not intend to establish, manufacturing facilities to produce our product candidates or any future products. We plan to control our capital expenditures by using contract manufacturers to make our products. We believe that there are a sufficient number of available high quality contract manufacturers that are compliant with current Good Manufacturing Practice standards, and we have had discussions and in some cases established relationships to fulfill our near-term production needs for both clinical and commercial use.

   The manufacture of our product candidates or any future products, whether done by outside contractors or by us, will be subject to rigorous regulations, including the need to comply with current Good Manufacturing Practice standards. As part of obtaining FDA or other foreign regulatory approval for each product, each of the manufacturing facilities must be inspected, approved by and registered with the FDA and/or foreign regulatory authorities. In addition to obtaining approval of the prospective manufacturer's quality control and manufacturing procedures, domestic and foreign manufacturing facilities are subject to periodic inspection by the FDA and/or foreign regulatory authorities.

Patents

   We are engaged in an aggressive program to expand our intellectual property portfolio. As a result, as of the date of this prospectus, we own or have obtained a license to over 60 issued U.S. and foreign patents and over 100 pending U.S and foreign patent applications. In addition, based on the preclinical and clinical data that we are generating, we are in the process of filing a significant number of additional U.S. and foreign patent applications.

   We consider the protection of our technology, whether owned or licensed, to the exclusion of use by others, to be vital to our business. While we intend to focus primarily on patented or patentable technology, we may also rely on trade secrets, unpatented property, know-how, regulatory exclusivity, patent extensions and continuing technological innovation to develop our competitive position. In the United States and certain foreign countries, the exclusivity period provided by patents covering pharmaceutical products may be extended by a portion of the time required to obtain regulatory approval for a product.

   In certain countries, pharmaceuticals are not patentable or only recently have become patentable, and enforcement of intellectual property rights in many countries has been limited or non-existent. Future enforcement of patents and proprietary rights in many countries can be expected to be problematic or unpredictable. We cannot guarantee that any patents issued or licensed to us will provide us with competitive advantages or will not be challenged by others. Furthermore, we cannot be certain that others will not independently develop similar products or will not design around patents issued or licensed to us.

   Patent applications in the United States are maintained in secrecy until patents issue. Publication of discoveries in the scientific or patent literature, if made, tends to lag behind actual discoveries by several months. Consequently, we cannot be certain that a licensor of its intellectual property was the first to invent certain technology or compounds covered by pending patent applications or issued patents or that it was the first to file patent applications for such inventions. In addition, the patent positions of biotechnology companies, including our own, are generally uncertain, partly because they involve complex legal and factual questions.

   In addition to the considerations discussed above, companies that obtain patents claiming products, uses or processes that are necessary for, or useful to, the development of our product candidates or future products could bring legal actions against us claiming infringement. Patent litigation is typically costly and time consuming, and if such an action were brought against us, it could result in significant cost and diversion of our time. We may be required to obtain licenses to other patents or proprietary rights, and we cannot guarantee that licenses would be made available on terms acceptable to us. If we do not obtain such licenses, we could encounter delays in product market introductions while we attempt to license technology designed around such patents or could find that the development, manufacture or sale of products requiring such licenses is foreclosed.

   Further, we cannot guarantee that patents that are issued will not be challenged, invalidated or infringed upon or designed around by others, or that the claims contained in such patents will not infringe the patent claims of others, or provide us with significant protection against competitive products, or otherwise be commercially valuable. We may need to acquire licenses under patents belonging to others for technology potentially useful or necessary to us. If any such licenses are required, we cannot be certain that they will be available on terms acceptable to us, if at all. To the extent that we are unable to obtain patent protection for our products or technology, our business may be materially adversely affected by competitors who develop substantially equivalent technology.

Technology Agreements

   During January 2000, we entered into two new technology agreements with Patrick T. Prendergast, Colthurst Ltd. and Edenland, Inc. The first agreement, the Technology Assignment Agreement, replaced the Colthurst License Agreement dated May 18, 1994 among Hollis-Eden, Mr. Prendergast and Colthurst. This agreement assigned to us ownership of all patents, patent applications and current or future improvements of the technology under the Colthurst License Agreement, including HE2000, our lead clinical compound. The annual license fee of $500,000 and the royalty obligations under the Colthurst License Agreement were eliminated. In exchange for certain covenants made by Mr. Prendergast and Colthurst regarding their future activities, which we will refer to generally as the "Covenants," as well as for the consideration described above, we agreed to issue to Colthurst 660,000 shares of our common stock and a warrant to purchase an aggregate of 400,000 shares of our common stock at an exercise price of $25 per share. Of the 660,000 shares, only 132,000 shares were issued in 2000, and the remaining 528,000 shares were to be issued over the next four years conditioned on continued compliance with the Covenants. The shares underlying the warrant were to vest over four years and were likewise conditioned on continued compliance with the Covenants.

   Because Mr. Prendergast and Colthurst failed to comply with the Covenants, we believe that we have no obligation to issue to Colthurst any additional shares. While we are confident in our analysis, if any dispute should arise in this matter, we cannot guarantee that we will not issue additional equity as a result of the dispute.

   The second agreement, the Sponsored Research and License Agreement, replaced both the Edenland License Agreement and the Research, Development and Option Agreement, each dated August 25, 1994, among Hollis-Eden, Mr. Prendergast and Edenland. Pursuant to the Sponsored Research and License Agreement, Edenland exclusively licensed to us a number of compounds, together with all related patents and patent applications, and we agreed to fund additional preclinical research projects conducted by Edenland. We also have exclusive license rights to all results of such research and will have royalty obligations to Edenland on sales of new products, if any, resulting from such research.

   We recently also entered into license agreements with Dr. Roger Loria, Dr. Henry Lardy and Humanetics Corporation, and made an equity investment in Aeson Therapeutics. Through these relationships we have licensed a series of adrenal hormones and hormone analogs as well as related patents and patent applications in the areas of infectious diseases, oncology, radiation therapy, central nervous system disorders, metabolic conditions and inflammation related areas.

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

Employees

   As of September 10, 2001, we had 36 full-time employees. A significant number of our employees have had prior experience with pharmaceutical, biotechnology or medical product companies. None of our employees is covered by a collective bargaining agreement. All of our employees are covered by confidentiality agreements. We believe that our relations with our employees are good.

Properties

   We currently lease approximately 16,000 square feet of office space in San Diego, California. Our lease expires in August 2002.

Legal Proceedings

   From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of the date of this Prospectus, we are not engaged in any legal proceedings that we expect, individually or in the aggregate, would materially harm our business, financial condition or operating results.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

   The following table sets forth information regarding our current executive officers, directors and key employees as of June 30, 2001:

Name                        Age Title
----                        --- -----
Richard B. Hollis..........  48 Chairman of the Board, President and Chief Executive Officer
Daniel D. Burgess..........  39 Chief Operating Officer and Chief Financial Officer
James M. Frincke, Ph.D.....  50 Executive Vice President, Research and Development
Eric J. Loumeau............  38 Vice President, Corporate General Counsel
Robert L. Marsella.........  48 Vice President, Business Development and Marketing
Thomas C. Merigan, Jr.,
 M.D.......................  67 Scientific Advisor and Director
Chris Reading, Ph.D........  54 Vice President, Scientific Development
Dwight Stickney, M.D.......  58 Medical Director, Oncology
Robert W. Weber............  50 Chief Accounting Officer and Vice President--Controller
Paul Bagley (1)(2).........  58 Director
Leonard Makowka, M.D.,
 Ph.D., FRCS(C), FACS......  47 Director
Brendan R. McDonnell
 (1)(2)....................  38 Director
William H. Tilley..........  61 Director
Salvatore J. Zizza (1).......55.Director

--------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee

   Richard B. Hollis founded Hollis-Eden in August 1994. Mr. Hollis currently serves as Chairman, President and Chief Executive Officer. Mr. Hollis has over 25 years experience in the health care industry in a variety of senior management positions. Prior to founding Hollis-Eden, Mr. Hollis served as Chief Operating Officer of Bioject Medical from 1991 to 1994 and as Vice President Marketing and Sales/General Manager for Instromedix from 1989 to 1991. From 1986 to 1989, Mr. Hollis served as a general manager of the Western business unit of Genentech, Inc., a manufacturer of biopharmaceuticals. Prior to joining Genentech, Mr. Hollis served as a divisional manager of Imed Corporation, Inc., a manufacturer of drug delivery systems. Mr. Hollis began his career in the health care industry with Baxter Travenol. Mr. Hollis received his B.A. in Psychology from San Francisco State University.

   Daniel D. Burgess became Chief Operating Officer and Chief Financial Officer of Hollis-Eden Pharmaceuticals, Inc. in August 1999. Mr. Burgess joined Hollis-Eden from Nanogen Inc., where he served as Vice President and Chief Financial Officer from 1998 to 1999. Prior to joining Nanogen, Mr. Burgess spent ten years with Gensia Sicor, Inc. (now Sicor, Inc.) and Gensia Automedics, Inc., a partially owned subsidiary of Gensia Sicor. He served as President and a director of Gensia Automedics, where he was responsible for all functional areas of this medical products company. In addition, he was Vice President and Chief Financial Officer of Gensia Sicor, where he was responsible for finance, investor relations, business development and other administrative functions. Mr. Burgess was instrumental in helping Gensia raise over $400 million in various public and private financings and was a key figure in a number of acquisitions and in-licensing and out-licensing transactions. Prior to joining Gensia, Mr. Burgess held positions at Castle & Cooke, Inc. and Smith Barney, Harris Upham and Company. He received a degree in Economics from Stanford University and a MBA from Harvard Business School.

   James M. Frincke, Ph.D. joined Hollis-Eden as Vice President, Research and Development in November 1997 and was promoted to Executive Vice President in March 1999. Dr. Frincke joined Hollis-Eden from Prolinx, Inc., where he served as Vice President, Therapeutics Research and Development from 1995 to 1997.

During his 20 years in the biotechnology industry, Dr. Frincke has managed major development programs including drugs, biologicals, and cellular and gene therapy products aimed at the treatment of cancer, infectious diseases and organ transplantation. Since joining the biotechnology industry, Dr. Frincke has held vice president, research and development positions in top tier biotechnology companies including Hybritech/Eli Lilly and SyStemix (acquired by Novartis). In various capacities, he has been responsible for all aspects of pharmaceutical development including early stage research programs, product evaluation, pharmacology, manufacturing, and the management of regulatory and clinical matters of lead product opportunities. Dr. Frincke has authored or co-authored more than 100 scientific articles, abstracts and regulatory filings. Dr. Frincke received his B.S. in Chemistry and his Ph.D. in Chemistry, from the University of California, Davis. Dr. Frincke completed his postdoctoral work at the University of California, San Diego.

   Eric J. Loumeau became Vice President/Corporate General Counsel in September 1999. Mr. Loumeau came to Hollis-Eden from the law firm of Cooley Godward LLP, where he had primary responsibility for the Hollis-Eden account for four years. As a partner at Cooley Godward, Mr. Loumeau represented a number of private and public companies in corporate and securities law matters. Prior to joining Cooley Godward in 1995, Mr. Loumeau was an associate for four years at the law firm of Skadden, Arps, Slate, Meagher and Flom. Mr. Loumeau attended Harvard Law School and the University of California, Berkeley Boalt Hall School of Law, where he received a J.D. degree. He holds a B.S. degree in Business Administration with an emphasis in finance from Brigham Young University.

   Robert L. Marsella joined Hollis-Eden in September 1997 as Vice President of Business Development and Marketing. Mr. Marsella has over 20 years of medical sales, marketing, and distribution experience. From 1994 until he joined Hollis-Eden, Mr. Marsella was President of RLM Cardiac Products an exclusive distributor in the southwestern United States of various cardiac related hospital products. From 1990 until 1994 Mr. Marsella marketed and distributed implantable pacemakers and defibrillators for Telectronics Pacing Systems. From 1987 to 1990 Mr. Marsella served as Regional Manager for Genentech and launched ACTIVASE t-PATM (a biopharmaceutical drug) in the Western United States. From 1983 to 1987 Mr. Marsella marketed intravenous infusion pumps for Imed Corporation. Mr. Marsella began his healthcare career in 1980, as a field sales representative and later regional sales manager for U.S. Surgical Corporation, auto suture division. Mr. Marsella received his B.A. degree from San Diego State University in 1975.

   Thomas C. Merigan, Jr., M.D. became Scientific Advisor and a director of Hollis-Eden in March 1996 and acts as our Medical Director for Infectious Diseases. Dr. Merigan has been George E. and Lucy Becker Professor of Medicine at Stanford University School of Medicine from 1980 to the present. Dr. Merigan has also been the Principal Investigator, NIAID Sponsored AIDS Clinical Trials Unit, from 1986 to the present and has been Director of Stanford University's Center For AIDS Research from 1988 to the present. Dr. Merigan is a member of various medical and honorary societies, has lectured extensively within and outside the United States, and authored numerous books and articles and has chaired and edited symposia relating to infectious diseases, including anti-viral agents, HIV and other retroviruses, and AIDS. From 1990 to the present, Dr. Merigan has been Chairman, Editorial Board of HIV: Advances in Research and Therapy. He is also a member of the editorial boards of Aids Research and Human Retroviruses (since 1983), International Journal of Anti-Microbial Agents (since 1990), and The Aids Reader (since 1991), among others. He is a co-recipient of ten patents, which, among other things, relate to synthetic polynucleotides, modification of hepatitis B virus infection, treatment of HIV infection, purified cytomegalovirus protein and composition and treatment for herpes simplex. Dr. Merigan has been Chair, Immunology Advisory Board, Bristol Myers Squibb Corporation (1989--1995) and Chair, Scientific Advisory Board, Sequel Corp. (1993--1996). In 1994, Stanford University School of Medicine honored him with the establishment of the Annual Thomas C. Merigan Jr. Endowed Lectureship in Infectious Diseases, and, in 1996, Dr. Merigan was elected Fellow, American Association for the Advancement of Science. From 1966 to 1992, Dr. Merigan was Head, Division of Infectious Diseases, at Stanford School of Medicine. Dr. Merigan received his B.A. (with honors) from the University of California at Berkeley and his M.D. from the University of California at San Francisco.

   Christopher L. Reading, Ph.D. became Vice President of Scientific Development in December 1998. Prior to joining Hollis-Eden, Dr. Reading was Vice President of Product and Process Development at SyStemix Inc., a subsidiary of Novartis, Inc. During this time, he successfully filed three investigational new drug applications (INDs) in the areas of stem cell therapy technology for cancer and stem cell gene therapy for HIV/AIDS. Prior to joining SyStemix in 1993, Dr. Reading served on the faculty of the M.D. Anderson Cancer Center in Houston for 13 years. His positions there included Associate and Assistant Professor of Medicine in the Departments of Hematology and Tumor Biology. During his career, Dr. Reading has given more than 25 national and international scientific presentations, published more than 50 peer-reviewed journal articles and 15 invited journal articles as well as written nearly 20 book chapters, and has received numerous grants and contracts which supported his research activities. Dr. Reading has served on the National Science Foundation Advisory Committee for Small Business Innovative Research Grants
(SBIR) as well as on the editorial boards of Journal of Biological Response Modifiers and Molecular Biotherapy. He holds numerous patents for his work with monoclonal antibodies and devices. He earned his B.A. in Cell Biology at the University of California at San Diego. Dr. Reading received his Ph.D. in Biochemistry at the University of California at Berkeley and completed postdoctoral study in tumor biology at The University of California at Irvine.

   Dwight Stickney, M.D., was appointed Medical Director, Oncology in May 2000. Dr. Stickney joined Hollis-Eden from the Radiation Oncology Division of Radiological Associates of Sacramento Medical Group, Inc., in Sacramento, California where he served as an oncologist from 1993. While at Radiological Associates, he served as Chairman of the Radiation Oncology Division from 1997 to 1999 and was a member of the Radiation Study section of the National Institute of Health's Division of Research Grants from 1993 to 1997. He also served as the Director of Radiation Research for Scripps Clinic and Research Foundation in La Jolla, California from 1992 to 1993. Dr. Stickney has taught in medical academia as Associate Professor of Radiation Medicine at Loma Linda University School of Medicine and has served on the Board of Directors of the American Cancer Society. Earlier in his career Dr. Stickney held positions with Burroughs Wellcome and the Centers for Disease Control. He has also served as a consultant for a number of biotechnology companies on the design and conduct of clinical trials. Dr. Stickney holds a Bachelor of Science in Microbiology, a Masters of Science in Immunology, and a M.D. from Ohio State University. In addition, he is certified as a Diplomate of the American Board of Internal Medicine and Hematology, and a Diplomate of the American Board of Radiation Oncology.

   Robert W. Weber joined Hollis-Eden in March 1996 and currently serves as Chief Accounting Officer and Vice President-Controller. Mr. Weber has over twenty years of experience in financial management. Mr. Weber has been employed at executive levels by multiple start-up companies and contributed to the success of several turnaround situations. He previously served as Vice President of Finance at Prometheus Products, a subsidiary of Sierra Semiconductor from 1994 to 1996, and Vice President Finance and Chief Financial Officer for Amercom, (a personal computer telecommunications software publishing company) from 1993 to 1994. From 1988 to 1993, Mr. Weber served as Vice President Finance and Chief Financial Officer of Instromedix, a company that develops and markets medical devices and software. Mr. Weber brings a broad and expert knowledge of many aspects of financial management. In various capacities, he has been responsible for all aspects of finance and accounting including cost accounting, cash management, SEC filings, investor relations, private and venture financing, corporate legal matters, acquisitions/divestitures as well as information services and computer automation. Mr. Weber received a B.S. from GMI Institute of Technology and a MBA from the Stanford Graduate School of Business.

   Paul Bagley has served as one of our directors since March 1996. Mr. Bagley is a founding principal of Stone Pine Capital L.L.C., a group that provides mezzanine capital to fund acquisitions, buyouts, growth and recapitalizations, and is also associated with Stone Pine Advisors L.L.C., and Stone Pine Investment Banking L.L.C. Mr. Bagley was Chief Executive Officer of Laidlaw Holdings, Inc., an investment services company, from January 1995 until November 1996. For more than twenty years, Mr. Bagley was engaged in investment banking activities with Shearson Lehman Hutton Inc. and its predecessor, E.F. Hutton & Company Inc. Mr. Bagley served in various capacities with Shearson and E.F. Hutton, including Executive Vice President and

Director, Managing Director, Head of Direct Investment Origination and Manager of Corporate Finance. Mr. Bagley controls a United States registered investment advisor, Fiduciary Capital Management, which provides advisory services to two United States business development companies. Mr. Bagley also serves as Chairman of the Board of Directors of EEC, a privately held U.K. based telecommunications company. Mr. Bagley is also a director of Hamilton Lane Advisors, Hamilton Lane Private Equity Partners L.L.C., an Irish Stock Exchange listed investment partnership. Mr. Bagley graduated from the University of California at Berkeley in 1965 with a B.Sc. in Business and Economics and from Harvard Business School in 1968 with a MBA in Finance.

   Leonard Makowka, M.D., Ph.D., FRCS(C), FACS, has served as one of our directors since May 1998. Dr. Makowka has retired from the active practice of medicine and is pursuing investment strategies in healthcare and other technology areas. From 1995 to 1997, Dr. Makowka was the Executive Director of the Comprehensive Liver Disease and Treatment Center and Director of the Liver Transplant Program at St. Vincent's Medical Center in Los Angeles, CA. Between 1989 and 1995, Dr. Makowka was the Chairman of the Department of Surgery and Director of Transplantation Services at Cedars-Sinai Medical Center in Los Angeles, CA. He was also Professor of Surgery at the UCLA School of Medicine. Beginning in 1985 until relocating to Los Angeles in 1989, Dr. Makowka trained under Dr. Thomas Starzl, the pioneer of liver transplantation, and was appointed as Associate Professor in the Department of Surgery at the University of Pittsburgh. In 1982, Dr. Makowka began his residency at the University of Toronto, where in his final year he was appointed Chief Resident of Surgery. As one of the world's leading authorities in his field, Dr. Makowka has performed hundreds of hepatobiliary and liver transplant procedures. Dr. Makowka received his M.D. from the University of Toronto Medical School in 1977, and Masters of Science and Doctorate of Philosophy from the University of Toronto's Department of Pathology in 1979 and 1982. Dr. Makowka has published over 400 articles and chapters in both clinical and basic scientific research and has lectured worldwide.

   Brendan R. McDonnell has served as one of our directors since August 1996. Since 1997, Mr. McDonnell has been of counsel and is currently a partner at Tonkon Torp, LLP, a Northwest based law firm. Mr. McDonnell specializes in representing both private and public emerging growth companies, with focus on the high technology industry. Mr. McDonnell joined Tonkon Torp after working approximately seven years at the law firm of Lane Powell Spears Lubersky and for approximately three years prior to that at the law firm of Brobeck, Phleger & Harrison LLP. Mr. McDonnell is the Chair-Elect of the Business Section of the Oregon State Bar and is an adjunct professor at the Northwestern School of Law of Lewis and Clark College. Mr. McDonnell holds a B.S. in accounting from Loyola Marymount University and a J.D. from the University of California at Davis. He is a member of the California and Oregon State Bar Associations.

   William H. Tilley has served as one of our directors since March 1999. Mr. Tilley currently serves as Chairman and Chief Executive Officer of The Jacmar Companies, a holding company that has operations in equity investments, real estate management and restaurant and wholesale food service. Previously, Mr. Tilley was a senior partner at Tilley and Roth, Certified Public Accountants, which merged with KPMG Peat Marwick. Mr. Tilley holds a B.A. and a MBA from the University of Southern California. He has taught courses and lectured on finance-related topics at a number of universities, including USC and UCLA.

   Salvatore J. Zizza has served as one of our directors since March 1997. He served as Chairman of the Board, President and Treasurer of Initial Acquisition Corp., from November 1992 until March 1997, at which time Initial Acquisition Corp., merged with Hollis-Eden. Mr. Zizza is presently Chairman of the Hallmark Electrical Supplies Corp. Mr. Zizza is also Chairman of Bethlehem Advanced Materials. Mr. Zizza was President and Chief Financial Officer of NICO Construction Company, Inc. until 1985 when NICO merged with The LVI Group, Inc. Prior to joining The LVI Group, Inc., Mr. Zizza was an independent financial consultant and had been a lending officer of Chemical Bank. Mr. Zizza's current and former directorships include: BionEnvironmental Technologies, The Gabelli Equity Trust (NYSE), The Gabelli Asset Fund, The Gabelli Growth Fund, The Gabelli Convertible Securities Fund, The Gabelli Utility Fund (NYSE), The Gabelli Global Multimedia Trust (NYSE), Pioneer Window Corp. and St. David's school. Mr. Zizza received a B.A. in Political Science and a MBA from St. John's University.

                             EXECUTIVE COMPENSATION

   The following table shows for the fiscal years ended December 31, 2000, 1999 and 1998, compensation awarded or paid to, or earned by, our Chief Executive Officer and our other four most highly compensated executive officers at December 31, 2000, who earned in excess of $100,000 in salary and bonus during the last year. These individuals are referred to later in this prospectus as the Named Executive Officers.

   In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include medical, group life insurance or other benefits which are available generally to all of our salaried employees and certain perquisites and other personal benefits received which do not exceed the lesser of $50,000 or 10% of any officer's salary and bonus disclosed in this table.

                           Summary Compensation Table

                                                                    Long-Term
                                                                   Compensation
                            Annual Compensation                       Awards
                           -------------------------               ------------
                                                                    Securities
Name and                                                Other       Underlying
Principal Position         Year  Salary      Bonus   Compensation    Op tions
------------------         ---- --------    -------- ------------  ------------
Mr. Richard B. Hollis....  2000 $363,000    $250,000   $154,973(1)   160,000
 Chairman of the Board,    1999  330,000     225,000        -0-      426,667
 President and Chief       1998  250,000     250,000    120,414(2)    80,000
 Executive Officer
Mr. Daniel D. Burgess....  2000  240,000      48,000        -0-       50,000
 Chief Financial Officer
 and                       1999   90,672(3)   20,000        -0-      165,000
 Chief Operating Officer   1998      -0-         -0-        -0-          -0-
Dr. James M. Frincke.....  2000  200,000      40,000        -0-      110,000
 Executive Vice President
 of                        1999  181,500      37,000        -0-       64,166
 Research and Development  1998  165,000      35,000        -0-       25,000
Mr. Eric J. Loumeau......  2000  190,000      38,000        -0-       25,000
 Vice President--
 Corporate                 1999   51,042(4)   50,000        -0-       65,000
 General Counsel           1998      -0-         -0-        -0-          -0-
Mr. Robert Marsella......  2000  161,700      33,000        -0-       55,000
 Vice President--Business  1999  147,000      30,000        -0-       10,000
 Development               1998   45,796         -0-        -0-       10,000

--------
(1) Represents the aggregate amount of accrued and unpaid vacation pay to which Mr. Hollis is entitled pursuant to his employment agreement, for vacation not taken in 1994, 1995, 1996, 1997, 1998 and 1999, which aggregate amount was paid in 2000.
(2) Includes tax gross up in the amount of $48,212 and moving expenses of $72,202.
(3) Mr. Burgess' employment began in August 1999.
(4) Mr. Loumeau's employment began in September 1999.

Stock Option Grants And Exercises

   We may grant options to its executive officers under its 1997 Plan. As of September 10, 2001, options to purchase a total of 2,300,498 shares were outstanding under the 1997 Plan and options to purchase 948,642 shares remained available for grant thereunder.

   The following tables show for the fiscal year ended December 31, 2000, certain information regarding options granted to, exercised by, and held at year-end by, the Named Executive Officers:

                       Option Grants in Last Fiscal Year

                                                                               Potential
                                                                          Realizable Value At
                                                                            Assumed Annual
                                                                            Rates of Stock
                                                                          Price Appreciation
                                                                          For Option Term (2)
                                                                          -------------------
                           Shares      % of Total
                         Underlying  Options Granted Exercise
                          Options    to Employees in Price Per Expiration
Name                     Granted (1)   Fiscal Year     Share      Date       5%        10%
----                     ----------  --------------- --------- ---------- -------- ----------
Richard B. Hollis.......  160,000         23.9%        $6.50    12/10/10  $654,160 $1,657,760
Daniel D. Burgess.......   50,000          7.5%        $6.50    12/10/10  $204,425 $  518,050
James M. Frincke........  110,000         16.4%        $6.50    12/10/10  $449,735 $1,139,710
Eric J. Loumeau.........   25,000          3.7%        $6.50    12/10/10  $102,213 $  259,025
Robert L. Marsella......   55,000          8.2%        $6.50    12/10/10  $224,868 $  569,855

--------
(1) Such options vest according to the following schedule: 1/4 of the shares subject to the option vest one year from the date of grant and the remainder vest in 36 equal monthly installments thereafter, with the exception of 45,000 of the options issued to Dr. Frincke and 30,000 options to Mr. Marsella, of which 1/3 of the shares subject to the option vest one year from the date of grant and the remainder vest in 24 equal monthly installments thereafter.
(2) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect our estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of our common stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

                Aggregated Option Exercises In Last Fiscal Year
                      And Fiscal Year-End Option Values(3)

                               Number Of Securities      Value of Unexercised
                             Underlying Options As Of   In-The-Money Options As
                                Fiscal Year-End (1)      Of Fiscal Year-End (2)
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Richard B. Hollis...........   525,741      340,926     $593,800         --
Daniel D. Burgess...........    92,917      122,083           --         --
James M. Frincke............   209,421      157,245           --         --
Eric J. Loumeau.............    33,472       56,528           --         --
Robert L. Marsella..........   156,111       63,889     $ 29,690         --

--------
(1) Includes both in-the-money and out-of-the-money options.
(2) The fair market value of the underlying shares on the last day of the fiscal year ($5.219) less the exercise or base price. Excludes out-of-the-money options.
(3) None of the Named Executive Officers exercised options during the 2000 fiscal year.

Employment Agreements

   We entered an employment agreement with Mr. Hollis providing that if Mr. Hollis' employment is terminated without cause, Mr. Hollis shall be entitled to the following: (i) base salary through the date of termination, (ii) annual base salary in effect at the time of termination times five, (iii) an amount equal to the prior calendar year's bonus awarded to Mr. Hollis times five, (iv) immediate vesting of all unvested stock options of Hollis-Eden held by Mr. Hollis, and the continuation of the exercise period of all stock options held by Mr. Hollis until the final expiration of the original terms of such stock options, and (v) continued receipt for three years of all employee benefit plans and programs in which Mr. Hollis and his family were entitled to participate immediately prior to the date of termination. The employment agreement further provides that if Mr. Hollis' employment is terminated within one year of the occurrence of a change in control of Hollis-Eden, upon execution by Mr. Hollis of a waiver and release of claims, the new company shall pay Mr. Hollis' the same benefits described in
(i) through (v) above.

   Mr. Burgess' employment arrangement provides that if Mr. Burgess' employment is terminated without cause, he will receive one year's severance pay, with benefits in place throughout the severance period. Additionally, his stock options will continue to vest throughout the severance period, and will expire 90 days following the severance period.

Tax Qualified Plans

   We sponsor the Hollis-Eden 401(k) Plan, a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended. All employees who have worked longer than two weeks are eligible to participate and may enter the 401(k) Plan as of the first day of any calendar quarter. Participants may make pre-tax contributions to the 401(k) Plan of up to 15% of their eligible earnings, subject to a statutorily prescribed annual limit. Each participant's contributions, and the corresponding investment earnings, are generally not taxable to the participants until withdrawn. Participant contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

   We also sponsor the Hollis-Eden Discretionary Contribution Plan, a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended. All employees who have worked longer than two weeks are eligible to participate and may enter the Contribution Plan as of the first day of any calendar quarter. Under the contribution plan, we make matching contributions in shares of our common stock equal to three percent of each eligible employee's annual salary as well as a contribution equal to 25% of the first four percent of each eligible employee's individual contributions under the 401(k) Plan.

Limitations on Directors' and Executive Officers' Liability and Indemnification

   Our bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law, except with respect to certain proceedings initiated by such persons. We are also empowered under our bylaws to enter into indemnification contracts with our directors and executive officers and to purchase insurance on behalf of any person we are required or permitted to indemnify. Under this provision, we have entered into indemnification agreements with each of our directors and executive officers.

   In addition, our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  .  under Section 174 of the Delaware General Corporation Law; or

  . for any transaction from which the director derives an improper personal benefit.

   Our certificate of incorporation also provides that if the Delaware General Corporation Law is amended after the approval by our stockholders of the certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The provision does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

   On May 22, 1998, in connection with a loan from us to Richard B. Hollis, we entered into a promissory note with Mr. Hollis in the amount of $200,000. Interest is at 5.5% per annum. The note is due and payable in full on May 22, 2003.

   In March 1999, we entered into a three-year consulting agreement with JacMar/Viking, L.L.C. William H. Tilley, one of our directors, is a principal of JacMar/Viking. As consideration for such consulting services, we issued to JacMar/Viking a warrant to purchase an aggregate of 500,000 shares of Hollis-Eden common stock at an exercise price of $20.50 per share, with an expiration date of March 2002. The warrant is not subject to any vesting provisions.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

   The following table sets forth information regarding the beneficial ownership of common stock as of June 30, 2001 by:

  . each person who is known by us to own beneficially more than five percent of our common stock;

  .  each of the Named Executive Officers; and

  .  all directors and executive officers as a group.

   Except as otherwise shown, the address of each stockholder listed is in care of Hollis-Eden at 9333 Genesee Avenue, Suite 200, San Diego, CA 92121.

                                                                Beneficial
                                                              Ownership (1)
                                                           --------------------
                                                           Number of Percent of
Beneficial Owner                                            Shares     Total
----------------                                           --------- ----------
Richard B. Hollis (2)..................................... 3,738,313    29.6%
Terren S. Peizer (3)
 723 Palisades Beach Rd. # 322
 Santa Monica, CA 90402................................... 1,200,000     9.4%
Robert E. Petersen & Margaret M. Petersen as Trustees for
 the R. E. & M. Petersen Living Trust Dated 1/17/83.
 10 Hanover Square, 12th Floor
 New York, NY 10005.......................................   648,649     5.6%
William H. Tilley (4).....................................   500,000     4.1%
Salvatore J. Zizza (5)....................................   253,000     2.2%
James M. Frincke (6)......................................   230,568     2.0%
Thomas Charles Merigan (7)................................   219,722     1.9%
Robert L. Marsella (8)....................................   161,723     1.4%
Daniel D. Burgess (9).....................................   116,223     1.0%
J. Paul Bagley (10).......................................    81,514       *
Eric J. Loumeau (11)......................................    47,130       *
Brendan R. McDonnell (12).................................    40,000       *
Leonard Makowka (13)......................................    25,000       *
All executive officers,
 and directors as a group (12 persons) (14)............... 5,560,817    39.1%

--------
*  Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 11,615,803 shares outstanding on June 30, 2001, adjusted as required by rules promulgated by the SEC.
(2) Includes 620,557 shares subject to options and 393,250 shares subject to warrants exercisable within 60 days of June 30, 2001 and 1,165 shares held under the Company's 401(m) plan.
(3) Includes 1,200,000 shares subject to options exercisable within 60 days of June 30, 2001.
(4) Includes 500,000 shares subject to warrants exercisable within 60 days of June 30, 2001, held of record by Jacmar/Viking L.L.C. of which Mr. Tilley is a member.
(5) Includes 20,000 shares subject to options and 100,000 shares subject to warrants exercisable within 60 days of June 30, 2001.
(6) Includes 229,233 shares subject to options exercisable within 60 days of June 30, 2001 and 1,335 shares held under the Company's 401(m) plan.
(7) Includes 219,722 shares subject to options exercisable within 60 days of June 30, 2001.
(8) Includes 150,558 shares subject to options exercisable within 60 days of June 30, 2001 and 1,165 shares held under the Company's 401(m) plan.
(9) Includes 115,000 shares subject to options exercisable within 60 days of June 30, 2001 and 1,223 shares held under the Company's 401(m) plan.
(10) Includes 20,000 shares subject to options exercisable within 60 days of June 30, 2001; 500 shares held indirectly through Stone Pine Funding Systems, L.L.C. of which Mr. Bagley is a member of the Board; and 834 shares held indirectly through LHIP Management Company L.L.C. of which Mr. Bagley is the manager.
(11) Includes 45,141 shares subject to options exercisable within 60 days of June 30, 2001 and 1,189 shares held under the Company's 401(m) plan.
(12) Includes 40,000 shares subject to options exercisable within 60 days of June 30, 2001.
(13) Includes 25,000 shares subject to options exercisable within 60 days of June 30, 2001.
(14) Includes 1,611,463 shares subject to options and 993,250 shares subject to warrants exercisable within 60 days of June 30, 2001 and 7,449 shares held under the Company's 401(m) plan.

                          DESCRIPTION OF CAPITAL STOCK

   Our authorized capital stock consists of 50 million shares of common stock, $0.01 par value, and ten million shares of preferred stock, $0.01 par value.

Common Stock

   As of August 1, 2001, there were 11,615,803 shares of common stock outstanding that were held of record by approximately 5,000 stockholders. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends out of assets legally available therefor as our board of directors may from time to time determine. Upon liquidation, dissolution or winding up of Hollis-Eden, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

   Our certificate of incorporation authorizes 10,000,000 shares of preferred stock; 4,000 shares have been designated 5% series A convertible preferred stock and 300,000 shares have been designated series B junior participating preferred stock. There are currently no shares of preferred stock outstanding. Under our certificate, our board has the authority, without further action by stockholders, to issue up to 9,696,000 shares of preferred stock in one or more series and to fix or alter the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payment upon liquidation. Such issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock could also have the effect of delaying, deterring or preventing a change in control. We have no present plans to issue any shares of preferred stock.

Warrants

   As of August 1, 2001, there were outstanding warrants to purchase 1,006,938 shares of common stock at an exercise price of $11.02 per share, warrants to purchase 100,000 shares of common stock at an exercise price of $9.50 per share, warrants to purchase 90,000 shares of common stock at an exercise price of $18.25, warrants to purchase 500,000 shares of common stock at an exercise price of $20.50 per share, warrants to purchase 25,000 shares of common stock at $3.09 per share and warrants to purchase 25,000 shares of common stock at $6.225 per share.

Registration Rights

   The holders of warrants to purchase 50,000 shares of our common stock are entitled to rights with respect to the registration of those shares under the Securities Act of 1933, under the provisions of those warrants. Under the terms of the warrants, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of the registration and are entitled, subject to limitations, to include shares therein. The holders may also require us to file up to two registration statements on Form S-3 under the Securities Act with respect to their shares, and we are required to use our best efforts to effect to such registration. Except for the second S-3 registration, if any, we are required to bear all registration and selling expenses incurred in connection with the registrations described above. The registration rights are also subject to conditions and limitations, among them the right of the underwriters of a public offering to limit the number of shares included in the registration statement filed in connection therewith.

Anti-Takeover Provisions

   Delaware Law. We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sale or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns or, within three years, did own, 15% or more of the corporation's voting stock. The statute could have the effect of delaying, deferring or preventing a change in our control.

   Certificate Of Incorporation And Bylaw Provisions. Our certificate of incorporation and bylaws provide that the board of directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the composition of the board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of directors. Our certificate provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, our bylaws provide that special meetings of our stockholders may be called only by the Chairman of the board of directors, our Chief Executive Officer, or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors. Our certificate also specifies that the authorized number of directors may be changed only by resolution of the board of directors and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. These and other provisions contained in our amended certificate and bylaws could delay or discourage certain types of transactions involving an actual or potential change in control of us or our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. Such provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of our common stock.

   Stockholders Rights Plan. We have 300,000 shares of Series B junior participating preferred stock authorized and reserved for issuance in connection with our stockholder rights plan set forth in our Rights Agreement dated November 15, 1999 with American Stock Transfer & Trust Company, as rights agent. Each outstanding share of common stock has one preferred stock purchase right. The rights expire on November 14, 2009 unless exchanged or redeemed prior to that date. The expiration date may be extended by our board.

   If any person or group, except Richard Hollis, acquires 15% or more of our common stock, the rights holders will be entitled to receive upon exercise, the number of shares of common stock that, at the time, have a market value equal to twice the purchase price of the right. The shares of preferred stock acquired upon exercise of a purchase right are not redeemable and are entitled to preferential quarterly dividends. They are also entitled to preferential rights in the event of our liquidation. Finally, if any business combination occurs in which our common shares are exchanged for shares of another company, each preferred share will be entitled to receive 100 times the amount received per common share of our company.

   If we are acquired in a business combination, the purchase rights holders will be entitled to acquire, for the purchase price, the number of shares of common stock of the acquiring corporation that, at the time, have a market value equal to twice the purchase price of the right. Our board has the right to redeem the purchase rights in certain circumstances for $.01 per share, subject to adjustment.

   The rights plan is designed to protect our stockholders in the event of unsolicited offers to acquire us and other coercive takeover tactics, which, in the board's opinion, would impair its ability to represent our stockholders' interests. The rights plan may make an unsolicited takeover more difficult or less likely to occur or may prevent a takeover, even though the takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our stockholders.

Transfer Agent And Registrar

   The transfer agent and registrar for our common stock is American Stock Transfer & Trust Co.

The Nasdaq Stock Market's National Market

   Our common stock is listed on The Nasdaq National Market under the trading symbol "HEPH."

                        COMMON STOCK PURCHASE AGREEMENT

   On September 13, 2001, we entered into a common stock purchase agreement with Ballsbridge Finance Ltd., a Nevis corporation, for the future issuance and purchase of shares of our common stock. This common stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity drawdown facility.

   In general, the drawdown facility operates as follows: at our sole discretion and from time to time over the course of 18 months, we may make unlimited drawdown requests, pursuant to which the investor, Ballsbridge, is obligated to purchase up to an aggregate of $10 million of our common stock. The amount we can draw at each request must be at least $100,000. The maximum amount we can actually draw for each request is also limited to the lesser of $2,000,000 and 20% of the volume weighted average price of our common stock multiplied by the average daily trading volume multiplied by the number of trading days in the applicable drawdown period. We are under no obligation to request a drawdown during any period or, in the absence of such a request, to issue any shares to Ballsbridge. If, on any day during the drawdown period, the average volume-weighted price of our common stock drops below the minimum threshold price that we specify in the drawdown request, that day will be excluded from the relevant settlement and the aggregate amount of our drawdown request will be reduced accordingly.

   The drawdown period will be either 5, 10, 15 or 20 consecutive trading days, at our option. Each drawdown period is divided into a number of settlement periods, each consisting of 5 consecutive trading days. After each 5-trading-day settlement period, the final drawdown amount for that settlement period is determined. We are entitled to receive funds on the 7th, 12th, 17th and 22nd day, as applicable, following the delivery of a drawdown notice. The final drawdown amount will be reduced by 1/5th, 1/10th, 1/15th or 1/20th (as applicable) for each trading day during the drawdown period that the volume-weighted average stock price falls below the threshold price set by us. We then use the formulas in the common stock purchase agreement to determine the number of shares that we will issue to Ballsbridge in return for the final drawdown amount. The formulas for determining the actual drawdown amounts, the number of shares that we issue to Ballsbridge and the price per share paid by Ballsbridge are described in detail beginning on page 45. The aggregate total of all drawdowns under the equity drawdown facility cannot exceed $10 million.

   The per share dollar amount that Ballsbridge pays for our common stock for each drawdown includes a discount, ranging from 4.5% to 8.5% depending on our market capitalization at the time (see below), to the average daily market price of our common stock for each day during the drawdown period, weighted by trading volume during each such trading day. We will receive the amount of the drawdown less an escrow agent fee of $1,000 and a placement fee equal to 3% of gross proceeds payable to the placement agent, Ladenburg Thalmann & Co. Inc. The price per share that Ballsbridge ultimately pays is determined by dividing the final drawdown amount by the number of shares that we issue to Ballsbridge.

   As mentioned above, Ballsbridge's discount varies depending on our market capitalization on the first day of the drawdown period. The discount will be determined as follows:

  .  8.5%, if our market capitalization is less than or equal to $55 million;

  . 7.5%, if our market capitalization is more than $55 million but less than or equal to $80 million;

  . 6.5%, if our market capitalization is more than $80 million but less than or equal to $105 million;

  . 5.5%, if our market capitalization is more than $105 million but less than or equal to $130 million; and

  .  4.5%, if our market capitalization is more than $130 million.

   The common stock purchase agreement does not permit us to draw funds if the issuance of shares of common stock to Ballsbridge pursuant to the drawdown would cause the Ballsbridge to beneficially own more than 9.9% of our issued and outstanding common stock at the time of issuance. In such cases, we will not be permitted to issue the shares otherwise issuable pursuant to the drawdown and Ballsbridge will not be obligated to purchase those shares. However, if Ballsbridge resells any of its shares, the resales would reduce the number of shares it beneficially owns, and would enable us to initiate a new drawdown and issue additional shares to Ballsbridge, subject once again to the 9.9% limitation.

   In connection with the common stock purchase agreement, we issued to Ballsbridge at the initial closing a warrant to purchase shares of our common stock. The number of shares underlying the warrant will be equal to 5,000 shares for each $1 million of the facility that is not drawn down during the 18-month period of the facility. The warrant will be exercisable for three years following the 18-month period, at an exercise price equal to the market price of our common stock at the end of the 18-month period. Ballsbridge is under no obligation to exercise this warrant.

The Drawdown Procedure and the Stock Purchases

   We may request a drawdown by issuing to Ballsbridge a drawdown notice, stating the amount of the drawdown that we wish to exercise and the minimum threshold price at which we are willing to sell the shares.

Amount of the Drawdown

   No drawdown can be less than $100,000 or more than the lesser of $2,000,000 and 20% of the weighted average price of our common stock for the number of days equal to the number of days in the particular drawdown period (e.g., 5, 10, 15 or 20), ending on the day prior to the date of our request, multiplied by the average daily trading volume for the number of days equal to the number of days in the particular drawdown period (e.g., 5, 10, 15 or 20), ending on the day prior to the date of our request, multiplied by the number of trading days in the drawdown period. A sample calculation of the maximum drawdown is described on page 46.

   Additionally, if any of the following events occur during the drawdown period, the investment amount for that drawdown period will be reduced by 1/x (where x equals the number of trading days in the drawdown period), and the volume weighted average price of that trading day will have no effect on the pricing of the shares purchased during that drawdown period:

  . the volume weighted average price is less than the minimum threshold price we designate;

  . trading in our common stock is suspended for more than three hours, in the aggregate, on any trading day; or

  . if the trading volume of our common stock on any trading day is less than 50% of the rolling average trading volume for the preceding 20 trading days.

Thus, with respect to the first bullet point above, if we set a threshold price too high, and if our stock price does not consistently meet that level over the trading days during the drawdown period, then the amount that we can draw and the number of shares that we will issue to Ballsbridge will be reduced. On the other hand, if we set a threshold price too low and our stock price falls significantly but stays above the threshold price, then we will be able to drawdown the greater of our drawdown request and the capped amount, but we will have to issue a greater number of shares to Ballsbridge at the reduced price. If we draw on the equity drawdown facility, then we cannot make another drawdown request until the following drawdown period.

Number of Shares

   The 5, 10, 15 or 20 (as applicable) trading days immediately following the drawdown notice are used to determine the number of shares that we will issue in return for the money provided by Ballsbridge, which then allows us to calculate the price per share that Ballsbridge will pay for our shares.

   To determine the number of shares of common stock that we can issue in connection with a drawdown, calculate 1/x of the drawdown amount determined by the formula above (where x equals the number of trading days in the drawdown period). This amount will be referred to as the "per-day drawdown amount." Then, for each of the 5, 10, 15 or 20 (as applicable) trading days immediately following the date on which we give notice of the drawdown, divide the per-day drawdown amount by a percentage, ranging from 91.5% to 95.5%, of the volume-weighted average daily trading price of our common stock for that day. This range of percentages accounts for Ballsbridge's discount, which ranges from 4.5% to 8.5%. The sum of these 5, 10, 15 or 20 (as applicable) daily calculations produces the maximum number of common shares that we can issue, unless, as described above, the volume-weighted average daily price for any given trading day is below the threshold amount, trading is suspended for any given trading day or volume is unusually low on any given trading day, in which case those days are ignored in the calculation.

Sample Calculation of Stock Purchases

   The following is an example of the calculation of the drawdown amount and the number of shares we would issue to Ballsbridge in connection with that drawdown based on the assumptions noted in the discussion below.

Sample Drawdown Amount Calculation

   For purposes of this example, suppose that we provide a drawdown notice to Ballsbridge, and that we set the threshold price at $6.00 per share. Also assume that we have elected to have a 10-day drawdown period. Suppose further that the total daily trading volume for the 10 trading days prior to our drawdown notice is 750,000 shares and that the average of the volume-weighted average daily prices of our common stock for the 10 trading days prior to the notice is $7.25. Under these hypothetical numbers, the maximum amount of the drawdown is as follows:

  . the total trading volume for the 10 trading days prior to our drawdown notice, 750,000, multiplied by

  . the average of the volume-weighted average daily prices of our common stock for the 10 trading days prior to the drawdown notice, $7.25, multiplied by

  .  20%

  .  equals $1,087,500.

   The maximum amount we can drawdown under the formula is therefore capped at $1,087,500, subject to further adjustments if the volume-weighted average daily price of our common stock for any of the 10 trading days following the drawdown notice is below the threshold price we set of $6.00. For example, if the volume-weighted average daily price of our common stock is below $6.00 on two of those 10 days, the $1,087,500 would be reduced by 1/10th for each of those days and our drawdown amount would be 8/10 of $1,087,500, or $870,000.

Sample Calculation of Number of Shares

   Using the same hypothetical numbers set forth above, and assuming that the volume-weighted average daily price for our common stock is as set forth in the table below, the number of shares to be issued based on any trading day during the drawdown period can be calculated as follows:

  .   1/10th of the drawdown amount of $1,087,500 divided by

  . 93.5% of the volume-weighted average daily price (reflecting a 6.5% discount because our market capitalization would be more than $80 million but less than $105 million).

For example, for the first trading day in the example in the table below, the calculation is as follows: 1/10th of $1,087,500 is $108,750. Divide $108,750 by 93.5% of the volume-weighted average daily price for that day of $7.6612 per share, to get 15,181 shares. Perform this calculation for each of the 10 measuring days during the drawdown period, excluding any days on which the volume-weighted average daily price is below the $6.00 threshold price, and add the results to determine the number of shares to be issued. In the example given in the table below, there are two days that must be excluded: days 6 and 7.

   After excluding the days that are below the threshold price, the total amount of our drawdown in this example would be $870,000, $543,750 of which would be settled on day 7 for the first settlement period, and $326,250 of which would be settled on day 12 for the second settlement period. The total number of shares that we would issue to Ballsbridge for this drawdown request would be 133,429 shares, so long as those shares do not cause the Ballsbridge's beneficial ownership to exceed 9.9% of our issued and outstanding common stock. Ballsbridge would pay $870,000, or $6.5203 per share, for these shares.

                                         Volume Weighted    Drawdown  Number of
Trading Day                            Average Price (1)(2)  Amount  Shares Sold
-----------                            -------------------- -------- -----------
1.....................................       $7.6612        $108,750    15,181
2.....................................       $7.2355        $108,750    16,074
3.....................................       $7.4262        $108,750    15,662
4.....................................       $7.1452        $108,750    16,278
5.....................................       $6.2701        $108,750    18,549
6.....................................       $5.9246               0         0
7.....................................       $5.8749               0         0
8.....................................       $6.3788        $108,750    18,233
9.....................................       $6.6502        $108,750    17,489
10....................................       $7.2862        $108,750    15,963
                                             -------        --------   -------
Total.................................                      $870,000   133,429
                                                            ========   =======

--------
(1) The share prices are illustrative only and should not be interpreted as a forecast of share prices or the expected or historical volatility of the share prices of our common stock.
(2) Days 9 and 10 are excluded because the volume-weighted average daily price is below the threshold specified in our hypothetical drawdown notice.

   We would receive the amount of our drawdown $870,000 less a 3% cash fee paid to the placement agent of $26,100 less a $1,000 escrow fee, for net proceeds to us of $842,900. The delivery of the requisite number of shares and payment of the drawdown will take place through an escrow agent, Atlas Pearlman, P.A. of Florida. Atlas Pearlman, P.A. also serves as legal counsel to Ballsbridge. The escrow agent pays the net proceeds to us, after subtracting its escrow fee, and 3% to Ladenburg Thalmann, our placement agent, in satisfaction of placement agent fees.

Necessary Conditions Before Ballsbridge is Obligated to Purchase Our Shares

   The following conditions must be satisfied before Ballsbridge is obligated to purchase any common shares that we may request from time to time:

  . a registration statement for the shares must be declared effective by the Securities and Exchange Commission and must remain effective, and the prospectus included therein current, including with respect to resales to be made by Ballsbridge, as of the drawdown settlement date;

  . trading in our common shares must not have been suspended by the Securities and Exchange Commission or The Nasdaq National Market;

  . we must not have merged or consolidated with or into another company or transferred all or substantially all of our assets to another company, unless the acquiring company has agreed to honor the common stock purchase agreement;

  .  our business must not have experienced a material adverse effect; and

  .  we must have delivered to Ballsbridge an opinion of our legal counsel.

   A further condition is that, under the common stock purchase agreement, Ballsbridge is not permitted to purchase shares of our common stock pursuant to the drawdown to the extent that the purchase of those specific shares would result in Ballsbridge beneficially owning more than 9.9% of our common stock following such purchase. With respect to this 9.9% provision, any sales of the shares by Ballsbridge will reduce its beneficial ownership of our common stock and accordingly permit us to sell more shares to Ballsbridge under the common stock purchase agreement.

Termination of the Common Stock Purchase Agreement

   The equity drawdown facility established by the common stock purchase agreement will terminate 18 months from the effective date of the registration statement of which this prospectus forms a part. The facility shall also terminate if we experience a material adverse change to our business that is not cured within 60 days, if we file for protection from creditors, or if our common stock is delisted from The Nasdaq National Market, and not promptly relisted on Nasdaq, Nasdaq SmallCap Market, the American Stock Exchange or the New York Stock Exchange.

Indemnification of Ballsbridge

   Ballsbridge is entitled to customary indemnification from us for any losses or liabilities suffered by it based upon material misstatements or omissions from the common stock purchase agreement, registration statement and the prospectus, except as they relate to information supplied by Ballsbridge to us for inclusion in the registration statement and prospectus.

                              SELLING STOCKHOLDERS

Overview

   The number of shares we are registering is based in part on our good faith estimate of the maximum number of shares we may issue to Ballsbridge under the common stock purchase agreement. Other than shares that may be issuable pursuant to the warrant, if we do not issue a drawdown request, we are under no obligation to issue any shares to Ballsbridge under the common stock purchase agreement. Accordingly, the number of shares we are registering for issuance under the common stock purchase agreement may be higher than the number we actually issue under the common stock purchase agreement. On the other hand, if our estimate is too low, we may need to file a new registration statement with the Securities and Exchange Commission, which will need to become effective before we can request additional drawdowns under the common stock purchase agreement.

Investor

   Ballsbridge is engaged in the business of investing in publicly traded equity securities for its own account. Ballsbridge's principal offices are located at Hunkins Water Front Plaza, Main Street, Charlestown, Nevis, West Indies. Investment decisions for Ballsbridge are made by its board of directors. Ballsbridge does not currently own any of our securities as of the date of this prospectus. Other than the warrant and Ballsbridge's obligation to purchase common shares under the common stock purchase agreement, it has no other commitments or arrangements to purchase or sell any of our securities. There are no business relationships between Ballsbridge and us other than as contemplated by the common stock purchase agreement.

   Ballsbridge has not held any positions or offices or had material relationships with us or any of our affiliates within the past three years other than as a result of the ownership of our common stock. If, in the future, Ballsbridge's relationship with us changes, we will amend or supplement this prospectus to update this disclosure.

                              PLAN OF DISTRIBUTION

General

   Ballsbridge is offering the common shares for its account as statutory underwriter, and not for our account. We will not receive any proceeds from the sale of common shares by Ballsbridge. Ballsbridge may offer for sale up to 2,200,000 common shares which it may acquire pursuant to the terms of the common stock purchase agreement more fully described under the section of this prospectus entitled "The Common Stock Purchase Agreement." Ballsbridge is a statutory underwriter within the meaning of the Securities Act of 1933 in connection with such sales of common shares and will be acting as an underwriter in its resales of the common shares under this prospectus. Ballsbridge has, prior to any sales, agreed that its trading activities in our securities will comply with applicable state and federal securities laws, rules and regulations and the rules and regulations of The Nasdaq National Market. We will pay the costs of registering the shares under this prospectus, including legal fees.

   To permit Ballsbridge to resell the common shares issued to it under the common stock purchase agreement, we agreed to register those shares and to maintain that registration. To that end, we have agreed with Ballsbridge that we will prepare and file such amendments and supplements to the registration statement and the prospectus as may be necessary in accordance with the Securities Act of 1933 and the rules and regulations promulgated thereunder, to keep it effective until the earliest of any of the following dates:

  . the date after which all of the common shares held by Ballsbridge or its transferees that are covered by the registration statement have been sold by Ballsbridge or its transferees pursuant to such registration statement;

  . the date after which all of the common shares held by Ballsbridge or its transferees that are covered by the registration statement may be sold, in the opinion of our counsel, without restriction under the Securities Act of 1933; or

  . the date after which all of the common shares held by Ballsbridge or its transferees that are covered by the registration statement may be sold pursuant to Rule 144(k) under the Securities Act of 1933, without limitation as to time, manner of sale or volume.

   Shares of common stock offered through this prospectus may be sold from time to time by Ballsbridge, or by pledgees, donees, transferees or other successor in interest to Ballsbridge. We will supplement this prospectus to disclose the names of any pledges, donees, transferees, or other successors in interest that intend to offer common stock through this prospectus.

   Sales may be made on The Nasdaq National Market, on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. Ballsbridge will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. We have been informed by Ballsbridge that there are no existing arrangements between it and any other stockholder, broker, dealer, underwriter or agent relating to the distribution of this prospectus. Ballsbridge is an underwriter in connection with resales of its shares.

   The common shares may be sold in one or more of the following manners:

  . a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  .  purchases by a broker or dealer for its account under this prospectus;

  . ordinary brokerage transactions and transactions in which the broker solicits purchases; or

  . privately negotiated transactions as permitted by Rule 15a-6 under the Securities Exchange Act of 1934.

   In effecting sales in or from the United States or to U.S. Persons (as defined in Rule 902 of Regulation S), brokers or dealers engaged by Ballsbridge may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of the common shares by Ballsbridge. Brokers or dealers may receive commissions, discounts or other concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of the common shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any broker-dealer participating in such transactions as agent may receive commissions from Ballsbridge, and, if they act as agent for the purchaser of such common shares, from such purchaser.

   Broker-dealers who acquire common shares as principal may thereafter resell such common shares from time to time in transactions, which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common shares commissions computed as described above. Brokers or dealers who acquire common shares as principal and any other participating brokers or dealers may be deemed to be underwriters in connection with resales of the common shares.

   In addition, any common shares covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. However, since Ballsbridge is an underwriter, Rule 144 of the Securities Act of 1933 is not available to Ballsbridge to sell its shares. We will not receive any of the proceeds from the sale of these common shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part.

   Ballsbridge is subject to the applicable provisions of the Exchange Act of 1934, including without limitation, Rule 10b-5 and Regulation M thereunder. Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in a distribution of the common shares may not simultaneously purchase such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution. In addition, in connection with the transactions in the common shares, Ballsbridge will be subject to applicable provisions of the Exchange Act of 1934 and the rules and regulations under that Securities Act of 1933, including, without limitation, the rules set forth above. These restrictions may affect the marketability of the common shares.

   Ballsbridge will pay all commissions and its own expenses, if any, associated with the sale of the common shares, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part.

Underwriting Compensation and Expenses

   The underwriting compensation for Ballsbridge will depend on the amount of financing that we are able to obtain under the common stock purchase agreement, up to a maximum of approximately $928,962 if we are able to obtain the entire $10 million in financing, assuming the highest discount that may be applied under the common stock purchase agreement. Ballsbridge will purchase shares under the common stock purchase agreement at a price equal to a percentage (ranging from 91.5% to 95.5%, depending on our market capitalization at the time) of the volume-weighted average daily price of our common stock on The Nasdaq National Market, as reported by Bloomberg Financial L.P. for each day in the pricing period with respect to each drawdown request.

   We also issued to Ballsbridge a warrant to purchase shares of our common stock. The number of shares underlying the warrant will be equal to 5,000 shares for each $1 million of the facility that is not drawn down during the 18-month period of the facility. The warrant will be exercisable for three years following the 18-month period, at an exercise price equal to the market price of our common stock at the end of the 18-month period.

   In addition, we are obligated to pay Ladenburg Thalmann, as compensation for its services as placement agent, a cash fee equal to 3% of the gross proceeds received from Ballsbridge under the common stock purchase agreement for drawdowns under the equity line. The placement agent compensation to Ladenburg Thalmann will depend on the amount of financing that we are able to obtain under the common stock purchase agreement, up to a maximum of approximately $300,000 if we obtain the entire $10 million in financing. However, the first $100,000 of placement fees due to Ladenburg Thalmann pursuant to the financing will be credited against an unrelated financial advisory fee of $100,000 previously paid to Ladenburg Thalmann by Hollis-Eden.

Limited Grant of Registration Rights

   We granted registration rights to Ballsbridge to enable it to sell the common stock it purchases under the common stock purchase agreement. In connection with any such registration, we will have no obligation:

  . to assist or cooperate with Ballsbridge in the offering or disposition of such shares;

  . to indemnify or hold harmless the holders of any such shares, other than Ballsbridge, or any underwriter designated by such holders;

  . to obtain a commitment from an underwriter relative to the sale of any such shares; or

  .  to include such shares within any underwritten offering we do.

   We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

   We will use our best efforts to file, during any period during which we are required to do so under our registration rights agreement with Ballsbridge, one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This obligation may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing

  .  the name of any broker-dealers;

  .  the number of common shares involved;

  .  the price at which the common shares are to be sold;

  . the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;

  . that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

  .  any other facts material to the transaction.

   Our registration rights agreement with Ballsbridge provides that if the registration statement of which this prospectus forms a part is not available to permit Ballsbridge to resell common shares during any drawdown period or the three trading days after a drawdown period, and our stock price declines during that period, we are required to pay to Ballsbridge cash to compensate Ballsbridge for its inability to sell shares during the restriction period. The amount we would be required to pay would be the difference between the highest daily volume weighed average price of the common stock during the restriction period and the volume-weighted average price on the trading day immediately following the end of the restriction period, provided that we will not be obligated to pay Ballsbridge more than the actual losses it suffers by reason of any market decline during the restriction period.

                                 LEGAL MATTERS

   The validity of the common stock offered by this prospectus will be passed on by Cooley Godward LLP, San Diego, California.

                                    EXPERTS

   Our financial statements as of December 31, 2000 and 1999, and for each of the years ended December 31, 2000, 1999 and 1998, included in this prospectus have been so included in reliance on the report of BDO Seidman, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to Hollis-Eden and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Certified Public Accountants........................   F-2
Balance Sheets as of December 31, 2000 and 1999...........................   F-3
Statements of Operations for the Fiscal Years Ended December 31, 2000,
 December 31, 1999, December 31, 1998 and the Period From Inception
 (August 15, 1994) to December 31, 2000...................................   F-4
Statements of Stockholders' Equity for the Fiscal Years Ended December 31,
 1995, December 31, 1996, December 31, 1997, December 31, 1998, December
 31, 1999, December 31, 2000 and the Period from Inception (August 15,
 1994) to December 31, 1994...............................................   F-5
Statements of Cash Flow for the Fiscal Years Ended December 31, 2000,
 December 31 1999, December 31, 1998 and the Period from Inception (August
 15, 1994) to December 31, 2000...........................................   F-7
Notes to Financial Statements.............................................   F-9
Balance Sheet--June 30, 2001 (unaudited)..................................  F-22
Statements of Operations for the Six-Month Periods Ended June 30, 2001 and
 2000 and Period from August 15, 1994 (Inception) to June 30,
 2001(unaudited)..........................................................  F-23
Statements of Cash Flows for the Six-Month Periods Ended June 30, 2001 and
 2000 and Period from August 15, 1994 (Inception) to June 30,
 2001(unaudited)..........................................................  F-24
Notes to Financial Statements (unaudited).................................  F-25

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Hollis-Eden Pharmaceuticals, Inc.
San Diego, CA

   We have audited the accompanying balance sheets of Hollis-Eden Pharmaceuticals, Inc. (a development stage company) as of December 31, 2000 and 1999 and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000 and for the period from inception (August 15, 1994) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Hollis-Eden Pharmaceuticals, Inc. as of December 31, 2000 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 and for the period from inception (August 15, 1994) to December 31, 2000, in conformity with accounting principles generally accepted in the United States.

New York, NY                              BDO Seidman, LLP
January 19, 2001

                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                         (A Development Stage Company)

                                 BALANCE SHEETS
                                 (In thousands)

                                                               December 31,
                                                              ----------------
                                                               2000     1999
                                                              -------  -------
Assets:
Current assets:
  Cash and cash equivalents                                   $34,298  $47,486
  Prepaid expenses...........................................      96      115
  Deposits...................................................      27       27
                                                              -------  -------
    Total current assets.....................................  34,421   47,628
  Property and equipment, net of accumulated depreciation of
   $204 and $97..............................................     422      392
  Receivable from related party (Note 5).....................     256      245
                                                              -------  -------
    Total assets............................................. $35,099  $48,265
                                                              =======  =======
Liabilities and Stockholders' Equity:
Current liabilities:
  Accounts payable and accrued expenses...................... $ 2,636  $ 1,640
                                                              -------  -------
    Total current liabilities................................   2,636    1,640
                                                              -------  -------
Commitments and contingencies (Notes 8, 13, 14)
Stockholders' equity: (Notes 3, 4, 7, 9, 10, 11, 12)
Preferred stock, no par value, 10,000 shares authorized; no
 shares outstanding..........................................      --       --
Common stock, $.01 par value, 30,000 shares authorized;
   11,590 and 11,071 shares issued and outstanding,
   respectively..............................................     116      111
Paid-in capital..............................................  80,503   75,155
Deficit accumulated during development stage................. (48,156) (28,641)
                                                              -------  -------
    Total stockholders' equity...............................  32,463   46,625
                                                              -------  -------
    Total liabilities and stockholders' equity............... $35,099  $48,265
                                                              =======  =======


   The accompanying notes are an integral part of these financial statements.

                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                         (A Development Stage Company)

                            STATEMENTS OF OPERATIONS

                                    For the year ended           Period from
                                       December 31,               Inception
                                 ---------------------------  (Aug.15, 1994) to
                                   2000      1999     1998    December 31, 2000
                                 --------  --------  -------  -----------------
                                  (In thousands, except per share amounts)
Operating expenses:
  Research and development
    R&D operating expenses...... $ 13,407  $  5,731  $ 2,777      $ 26,590
    R&D costs related to common
     stock and stock option
     grants for collaborations
     and technology purchase....    4,526        --       --         5,180
                                 --------  --------  -------      --------
  Total research and
   development..................   17,933     5,731    2,777        31,770
  General and administrative
    G&A operating expenses......    4,157     4,279    2,621        12,986
    G&A costs related to
     options/warrants granted...       --     7,661      956         9,490
                                 --------  --------  -------      --------
  Total general and
   administrative...............    4,157    11,940    3,577        22,476
                                 --------  --------  -------      --------
  Total operating expenses......   22,090    17,671    6,354        54,246
Other income (expense):
  Interest income...............    2,575     2,351      929         6,140
  Interest expense..............       --        --       (2)          (50)
                                 --------  --------  -------      --------
Total other income..............    2,575     2,351      927         6,090
                                 --------  --------  -------      --------
Net loss........................ $(19,515) $(15,320) $(5,427)     $(48,156)
                                 ========  ========  =======      ========
Net loss per share, basic and
 diluted........................ $  (1.74) $  (1.41) $ (0.69)
Weighted average number of
 common shares outstanding......   11,240    10,861    7,851



   The accompanying notes are an integral part of these financial statements.

                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                         (A Development Stage Company)

                      STATEMENTS OF STOCKHOLDERS' EQUITY
                                (In thousands)

                                                                                     Deficit
                          Preferred stock    Common stock                          accumulated
                           at par value      at par value  Capital in                during
                          -----------------  ------------- excess of    Deferred   development
                          shares   amount    shares amount par value  compensation    stage     Total
                          -------  --------  ------ ------ ---------- ------------ ----------- -------
Contribution by
 stockholder............       --  $     --     --  $  --   $   103          --           --   $   103
Common stock issued for
 cash...................       --        --  2,853     --        25          --           --        25
Common stock issued as
 consideration for
 agreements (Note 8)....       --        --    543     --         5          --           --         5
Net loss................       --        --     --     --        --          --       (1,277)   (1,277)
                           ------  --------  -----  -----   -------     -------     --------   -------
Balance at December 31,
 1994...................       --        --  3,396     --       133          --       (1,277)   (1,144)
Common stock issued for
 cash...................       --        --    679     --       250          --           --       250
Common stock issued as
 consideration for
 amendments to the
 license agreements
 (Note 8)...............       --        --     76     --        28          --           --        28
Net loss................       --        --     --     --        --          --         (672)     (672)
                           ------  --------  -----  -----   -------     -------     --------   -------
Balance at December 31,
 1995...................       --        --  4,151     --       411          --       (1,949)   (1,538)
Common stock issued in
 conversion of debt
 (Note 10)..............       --        --    165     --       371          --           --       371
Common stock issued for
 cash, net of expenses
 (Note 10)..............       --        --    580     --     1,234          --           --     1,234
Common stock issued as
 consideration for
 termination of a
 finance agreement......       --        --     15     --        34          --           --        34
Warrants issued to
 consultants for
 services rendered......       --        --     --     --        24          --           --        24
Net loss................       --        --     --     --        --          --         (692)     (692)
                           ------  --------  -----  -----   -------     -------     --------   -------
Balance at December 31,
 1996...................       --        --  4,911     --     2,074          --       (2,641)     (567)
Recapitalization of
 Company upon the merger
 with Initial
 Acquisition Corp. (Note
 3).....................       --        --    883     58     6,213          --           --     6,271
Warrants issued to a
 certain director upon
 the successful closure
 of the merger..........       --        --     --     --       570          --           --       570
Exercise of warrants,
 net of expenses........       --        --    978     10     5,619          --           --     5,629
Deferred compensation--
 stock options (Note
 12)....................       --        --     --     --     1,848      (1,848)          --        --
Amortization of deferred
 compensation...........       --        --     --     --        --         282           --       282
Exercise of stock
 options................       --        --     --     --         1          --           --         1
Net loss................       --        --     --     --        --          --       (5,253)   (5,253)
                           ------  --------  -----  -----   -------     -------     --------   -------
Balance at December 31,
 1997...................       --        --  6,772     68    16,325      (1,566)      (7,894)    6,933
Exercise of warrants....       --        --    399      4     1,196          --           --     1,200
Exercise of stock
 options................       --        --     53      1       155          --           --       156
Private Placement, net
 of expenses (Note 10)..        4        --  1,329     13    19,877          --           --    19,890
Warrants issued for
 services in lieu of
 cash (Note 9)..........       --        --     --     --       408          --           --       408
Stock issued for license
 fee (Note 8)...........       --        --     33     --       500          --           --       500
Stock issued for
 services in lieu of
 cash...................       --        --      6     --        95          --           --        95
Options issued for
 services in lieu of
 cash (Note 12).........       --        --     --     --       240          --           --       240
Amortization of deferred
 compensation...........       --        --     --     --        --         308           --       308
Net loss................       --        --     --     --        --          --       (5,427)   (5,427)
                           ------  --------  -----  -----   -------     -------     --------   -------
Balance at December 31,
 1998...................        4  $     --  8,592  $  86   $38,796     $(1,258)    $(13,321)  $24,303
                           ------  --------  -----  -----   -------     -------     --------   -------

                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                         (A Development Stage Company)

                  STATEMENTS OF STOCKHOLDERS' EQUITY (CONT.)
                                (In thousands)

                            Preferred                                           Deficit
                          stock at par  Common stock                          accumulated
                              value     at par value  Capital in                during
                          ------------- ------------- excess of    Deferred   development
                          shares amount shares amount par value  compensation    stage     Total
                          ------ ------ ------ ------ ---------- ------------ ----------- -------
Balance at December 31,
1998....................     4    $--    8,592  $86    $38,796     $(1,258)    $(13,321)  $24,303
Exercise of warrants....    --     --      755    8      5,136          --           --     5,144
Exercise of stock
options.................    --     --       10   --         75          --           --        75
Private Placement, net
of expenses (Note 4)....    --     --    1,368   14     24,759          --           --    24,773
Preferred Stock
Conversion (Note 10,
11).....................    (4)    --      346    3         (3)         --           --        --
Deferred compensation--
Options forfeited (Note
12).....................    --     --       --   --     (1,207)      1,258           --        51
Amortization of non-
employee options........    --     --       --   --        559          --           --       559
Warrants issued for
services in lieu of cash
(Note 9)................    --     --       --   --      2,140          --           --     2,140
Options accelerated
vesting (Note 12).......    --     --       --   --      4,900          --           --     4,900
Net loss................    --     --       --   --         --          --      (15,320)  (15,320)
                           ---    ---   ------  ---    -------     -------     --------   -------
Balance at December 31,
1999....................    --     --   11,071  111     75,155          --      (28,641)   46,625
Exercise of warrants....    --     --      133    2        758          --           --       760
Exercise of stock
options.................    --     --        1   --          5          --           --         5
Common Stock issued for
401k/401m plan..........    --     --        6   --         63          --           --        63
Common Stock issued for
R&D In-Process..........    --     --      209    2      1,998          --           --     2,000
Options granted for
license fee.............    --     --       38   --        598          --           --       598
Amortization of non-
employee options........    --     --       --   --         79          --           --        79
Common Stock issued for
purchase of technology..    --     --      132    1      1,847          --           --     1,848
Net Loss................    --     --       --   --         --          --      (19,515)  (19,515)
                           ---    ---   ------  ---    -------     -------     --------   -------
Balance at December 31,
2000....................    --    $--   11,590  116    $80,503     $    --     $(48,156)  $32,463
                           ===    ===   ======  ===    =======     =======     ========   =======

  The accompanying notes are an integral part of these financial statements.

                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                         (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                  Period from
                                                                    Inception
                                                                 (Aug. 15, 1994)
                                                                       to
                                                                  December 31,
                                      2000      1999     1998         2000
                                    --------  --------  -------  --------------
Cash flows from operating
 activities:
  Net loss........................  $(19,515) $(15,320) $(5,427)    $(48,156)
  Adjustments to reconcile net
   loss to net cash used in
   operating activities:
   Depreciation...................       107        68       21          204
   Common stock issued for
    401k/401m plan................        63        --       --           63
   Common stock issued as
    consideration for amendments
    to the license agreements.....        --        --       --           33
   Common stock issued as
    consideration for termination
    of a finance agreement........        --        --       --           34
   Common stock and options issued
    as consideration for license
    fees and services.............       677        --    1,003        1,694
   Expense related to warrants
    issued as consideration to
    consultants...................        --     2,140       --        2,140
   Expense related to warrants
    issued to a director for
    successful closure of merger..        --        --       --          570
   Expense related to stock
    options issued................        --     4,900      240        5,140
   Expense related to common stock
    issued for the purchase of
    technology....................     1,848        --       --        1,848
   Common stock issued as
    consideration for In-Process
    R&D...........................     2,000        --       --        2,000
   Deferred compensation expense
    related to options issued.....        --       620      308        1,210
Changes in assets and liabilities:
  Prepaid expenses................        19       (89)      17          (96)
  Deposits........................        --       (18)      --          (27)
  Receivable--tax refund..........        --        --      105           --
  Loan receivable from related
   party..........................       (12)      (38)    (160)        (256)
  Accounts payable and accrued
   expenses.......................       916       909      103        2,055
  Wages payable...................        81       500       --          581
  License fees payable to related
   party..........................        --        --       --           --
  R&D fees payable to related
   party..........................        --        --     (338)          --
  Disposal of assets..............        --         7       --            7
                                    --------  --------  -------     --------
   Net cash used in operating
    activities....................   (13,816)   (6,321)  (4,128)     (30,956)
Cash flows provided by investing
 activities:
  Purchase of property and
   equipment......................      (137)     (375)     (31)        (632)
                                    --------  --------  -------     --------
   Net cash used in investing
    activities....................      (137)     (375)     (31)        (632)
Cash flows from financing
 activities:
  Contributions from stockholder..        --        --       --          104
  Net proceeds from sale of
   preferred stock................        --        --    4,000        4,000
  Net proceeds from sale of common
   stock..........................        --    24,773   15,890       42,172
  Proceeds from issuance of debt..        --        --       --          371
  Net proceeds from
   recapitalization...............        --        --       --        6,271
   Net proceeds from
    warrants/options exercised....       765     5,219    1,356       12,968
                                    --------  --------  -------     --------
   Net cash from financing
    activities....................       765    29,992   21,246       65,886
Net increase (decrease) in cash
 and equivalents..................   (13,188)   23,296   17,087       34,298
Cash and equivalents at beginning
 of period........................    47,486    24,190    7,103           --
                                    --------  --------  -------     --------
Cash and equivalents at end of
 period...........................  $ 34,298  $ 47,486  $24,190     $ 34,298
                                    ========  ========  =======     ========

                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                         (A Development Stage Company)

                        STATEMENT OF CASH FLOWS (CONT.)

                                                For the year
                                               ended December    Period from
                                                    31,           Inception
                                               -------------- (Aug.15, 1994) to
                                               2000 1999 1998 December 31, 2000
                                               ---- ---- ---- -----------------
                                                       ( In thousands )
Supplemental disclosure of cash flow
 information:
 Interest paid...............................  $--  $--  $ 2         $46
 Conversion of debt to equity................   --   --   --         371
 Options issued to consultants in lieu of
  cash, no vesting...........................   --   --   --          24
 Warrants issued in lieu of cash, commissions
  on private placement.......................   --  600   --         733



   The accompanying notes are an integral part of these financial statements.

                          HOILLIS-EDEN PHARMACEUTICALS
                         (A Development Stage Company)

                         NOTES TO FINANCIAL STATEMENTS

1.The Company

     Hollis-Eden Pharmaceuticals Inc. ("Hollis Eden" or the "Company"), a development stage pharmaceutical company, is engaged in the discovery, development and commercialization of products for the treatment of infectious diseases and immune system disorders, including HIV/AIDS, hepatitis B and C and malaria. Since its inception (August 15, 1994) through March 1997, the Company's efforts were directed toward organizing, licensing technology and preparing for offerings of shares of its common stock. Since 1997, the Company has been expanding its intellectual property, developing its lead drug candidates, performing preclinical tests and has entered into several human clinical trials. The Company is focusing its initial development efforts on a potent series of immune regulating hormones and hormone analogs. The lead compound in this series, HE2000, is currently in Phase II clinical studies. To date, the Company has not developed commercial products or generated sales for the period from August 15, 1994 through December 31, 2000.

2.Summary of Accounting Policies

   Cash Equivalents

     The Company considers any liquid investments with a maturity of three months or less when purchased to be cash equivalents. Because of the short maturities of these investments, the carrying amount is a reasonable estimate of fair value. At December 31, 2000, the Company's cash equivalents totaling $34.3 million were deposited primarily in a money market mutual fund with a large financial institution.

   Property and Equipment

     Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets (five and seven years) using the straight-line method.

   Research and development

     Research and development costs consist of license fee expenses related to license agreements, preclinical and clinical trial expenses, as well as research and development expenses with related parties. Such amounts paid or payable to related parties aggregated zero in 2000, and $0.5 million and $1.3 million for the years ended December 31, 1999 and 1998, respectively, and $6.3 million for the period from inception (August 15, 1994) to December 31, 2000. Such expenses are recognized as incurred.

     During October 2000, the Company incurred an expense of $4.0 million comprised of $2.0 million in cash and 208,681 shares of Hollis Eden Common Stock for a 21% equity stake and an exclusive worldwide sublicense to three issued patents (see Note 8, "Aeson Therapeutics").

   Income Taxes

     The Company provides for income taxes under the principles of Statement of Financial Accounting Standards No. 109 (SFAS 109) which requires that provision be made for taxes currently due and for the expected future tax effects of temporary differences between book and tax bases of assets and liabilities.

   Financial instruments

     The Company's financial instruments consist primarily of cash, other receivables and accounts payable. These financial instruments are stated at their respective carrying values, which approximate their fair values.

                          HOLLIS-EDEN PHARMACEUTICALS
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Net loss per share

     Net loss per share is presented as basic earnings based upon the weighted average number of common shares. Diluted earnings per share have not been presented as the common stock equivalents and their effect on earnings per share is anti-dilutive.

   Recent accounting pronouncements

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires companies to recognize all derivative contracts at their fair values, as either assets or liabilities on the balance sheet. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedged derivative with the recognition of (1) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk, or (2) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized as income in the period of change. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Historically the Company has not entered into derivative contracts either to hedge existing risks or for speculative purposes. The adoption of this new standard did not have a material effect on the financial statements.

3.Recapitalization

     On March 26, 1997, Hollis-Eden Inc. was merged (the "Merger") with and into the Company (then known as Initial Acquisition Corp. (IAC)). Upon consummation of the Merger, Hollis-Eden Inc. ceased to exist, and IAC changed its name to Hollis-Eden Pharmaceuticals, Inc. IAC (now called Hollis-Eden Pharmaceuticals, Inc.) remains the continuing legal entity and registrant for Securities and Exchange Commission reporting purposes. The Merger was intended to be a tax-free reorganization for federal income tax purposes and was accounted for as a recapitalization of Hollis-Eden Inc. by an exchange of Common Stock of Hollis-Eden Inc., for the net assets of IAC, consisting primarily of cash.

     Under the terms of the Merger agreement, each share of Hollis-Eden Inc. Common Stock outstanding immediately prior to the closing of the Merger converted into one share of Common Stock of Hollis-Eden Pharmaceuticals, Inc. Common Stock ("Company Common Stock"), and all warrants and options to purchase Hollis-Eden Inc. Common Stock outstanding immediately prior to the Merger converted into the right to receive the same number of shares of Company Common Stock.

     For accounting and financial reporting purposes, the Merger was treated as a recapitalization of Hollis-Eden. Since IAC had no business operations other than the search for a suitable target business, IAC's assets were recorded in the balance sheet of the Company at book value. Upon the consummation of the Merger, the Company had $6.5 million in cash and other receivables, and incurred transaction costs

                          HOLLIS-EDEN PHARMACEUTICALS
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

  of approximately $230,000 associated with the Merger for net proceeds totaling $6.3 million which was recorded as equity.

     Upon the consummation of the Merger, pursuant to an agreement, the Company issued warrants to purchase an aggregate of 50,000 shares of Company Common Stock at an exercise price of $0.10 per share to a director and former officer. Additional paid-in capital was increased by $570,000 with an offsetting $570,000 charge recorded to operations during the three months ended March 31, 1997.

     The Company's 1997 Stock Incentive Stock Option Plan became effective on February 5, 1997 and was approved by the stockholders on March 26, 1997. A total of 2,750,000 shares of Company Common Stock have been authorized for issuance under the plan (see Note 12).

4.Financing

     During January 1999, the Company completed two private placements of an aggregate of 1,367,868 shares of Common Stock at prices ranging from $18.00 to $18.50 per share. In connection with the private placements, the Company issued warrants to purchase an aggregate of 90,000 shares of the Company's Common Stock, with an exercise price of $18.25 per share, as a finder's fee. The Company raised approximately $25.0 million in gross proceeds.

5.Note Receivable from Related Party

     On May 22, 1998, the Company entered into a promissory note with a stockholder/officer in the amount of $200,000. Interest is at 5.5% per annum. The note is due and payable in full on May 22, 2003.

6.Income Taxes

     The Company has available a net operating loss carryforward of approximately $35 million at December 31, 2000 which may be carried forward as an offset to taxable income, if any, in future years through its expiration in 2012 to 2020. The Company has a net deferred tax asset of approximately $13 million at December 31, 2000 comprised of capitalized start-up costs, research and development credits, and the net operating loss carryforward. The net deferred tax asset has been fully reserved due to the uncertainty of the Company being able to generate net operating income under the more likely than not criteria of SFAS 109. If certain substantial changes in the Company's ownership should occur, there would potentially be an annual limitation on the amount of the carryforwards, which could be utilized in a tax year.

7.Reverse Stock Splits

     In March 1996, a 1 for 2.65 split of the Company's common stock was effected. Also, on February 13, 1995 there was a 3 for 5 split of the Company's common stock. All stock splits have been retroactively restated for all periods presented.

8.Related Party Licenses and other Agreements and Commitments and Contingencies

   Colthurst, Edenland and Mr. Prendergast

     During 1994, the Company entered into two license agreements and one research, development and option agreement as discussed in the following paragraphs.

                          HOLLIS-EDEN PHARMACEUTICALS
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


     Pursuant to a license agreement dated May 18, 1994 ("Colthurst License Agreement") with related parties Patrick T. Prendergast, a significant stockholder at the time, and with Colthurst Limited, a company controlled by Mr. Prendergast, the Company acquired the exclusive worldwide rights of Mr. Prendergast's patent rights, know-how and background technology relating to the treatment of human/animal immunodeficiency. The agreement was amended on August 11, 1995 to change the license fee payment terms as discussed below in paragraph four of this Note. Per the license agreement, the Company agreed to pay royalties on product revenues.

     On August 25, 1994, the Company entered into a license agreement ("Edenland License Agreement") with a related party, Edenland Inc., a company controlled by Mr. Prendergast, for the exclusive worldwide rights of Mr. Prendergast's patent rights, know-how and background technology related to the substance tradenamed HE317 and to any other pharmaceutical product that became subject to the license agreement under the research, development and option agreement discussed below. The agreement was amended on August 11, 1995 to change the license fee payment terms as discussed in the following paragraph. Per the Edenland License Agreement, the Company agreed to pay royalties on product revenues.

     Effective August 11, 1995, Edenland, Inc., Colthurst Limited and the Company entered into amendments concerning the license fee payment terms to the two agreements described above. Under this amendment, the Company agreed to pay a license fee by April 28, 1996 plus additional license fees within 24 months of April, 1996. The balances of these fees were paid in full by May 1997. As consideration for entering into certain amendments, the Company issued 75,472 shares of the Company's common stock to Edenland, Inc. and Colthurst Limited.

     Per the amended Colthurst License Agreement, a renewal annual license fee was payable commencing May 1998. The Company paid this fee in 1998 by issuing shares of its common stock and, in 1999, paid in cash.

     In August 1994, the Company entered into a Research, Development and Option Agreement, with Edenland, Inc. and Mr. Prendergast. The agreement provided for the development of HE317 to a certain stage of development and granted the Company the right of first option on new products developed by Edenland, Inc. The agreement committed the Company to pay for certain development costs up to the amount of $3.0 million with certain contingencies for funding.

     In October 1996, the Company and Edenland, Inc. entered into an amendment to the existing Research, Development and Option Agreement. This amendment accelerated the date that the $3.0 million payment for HE317 or other product development costs was to be made. A payment of $1.5 million was payable upon the closing of the Merger with IAC and the balance was contingent upon future funding events. $2.7 million of the $3.0 million was paid in 1997, with the remaining $300,000 accrued as an expense in 1997 and paid in April 1998.

     During November 1999, the Company filed two separate requests for arbitration with Mr. Prendergast, Colthurst and Edenland. The first arbitration sought clarification of certain operational issues with respect to roles and responsibilities set forth in the license agreement covering HE2000. The second arbitration sought to rescind both of the agreements with Edenland covering future potential drug candidates other than HE2000.

     On January 20, 2000, Hollis-Eden reached a settlement on its pending arbitrations with Mr. Prendergast, Colthurst and Edenland. The Settlement and Mutual Release Agreement completely

                          HOLLIS-EDEN PHARMACEUTICALS
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

  disposed of all of the matters that were at issue in the pending arbitrations. In addition, the parties entered into two new technology agreements, the Technology Assignment Agreement and the Sponsored Research and License Agreement.

     The Technology Assignment Agreement replaces the Colthurst License Agreement. Pursuant to the Technology Assignment Agreement, Mr. Prendergast and Colthurst assigned to Hollis-Eden ownership of all patents, patent applications and current or future improvements of the technology under the Colthurst License Agreement, including HE2000, Hollis-Eden's lead clinical compound. The annual license fee of $500,000 and the royalty obligations under the Colthurst License Agreement have been eliminated. In consideration for the foregoing, Hollis-Eden agreed to issue to Colthurst 660,000 shares of Common Stock and a warrant to purchase an aggregate of 400,000 shares of Common Stock at $25 per share. Only 132,000 of such shares of Common Stock were issued in 2000, with the remaining 528,000 shares to be issued over the next four years conditioned on continued compliance with the agreement and, in particular, satisfaction of the Conditions (as defined below). In addition, all of the shares under the warrant vest over four years conditioned on continued compliance with the agreement and, in particular, satisfaction of the Conditions (as defined below). The Sponsored Research and License Agreement replaces the Edenland License Agreement and the Research, Development and Option Agreement. Pursuant to the Sponsored Research and License Agreement, Edenland exclusively licensed to Hollis-Eden a number of compounds, together with all related patents and patent applications, and Hollis-Eden agreed to fund additional preclinical research projects conducted by Edenland. Hollis-Eden will also have exclusive license rights to all results of such research and will have royalty obligations to Edenland on sales of new products, if any, resulting from such research.

     As stated above, the issuance of the additional shares of Common Stock and the vesting of the warrant is dependent upon the satisfaction of certain conditions (the "Conditions"), including (i) support of Hollis-Eden's actions by Mr. Prendergast and Colthurst, by voting their shares of Hollis-Eden stock in favor of management and (ii) Mr. Prendergast and his affiliated companies not conducting research and development activities relating to the transferred technology. In accordance with Emerging Issues Task Force No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, these future events could not be determined at the date of the agreements (January 2000). Accordingly, the shares and warrants will be accounted for as they vest or are issued. During 2000, we recorded a research and development charge for $1.9 million representing the fair value of the 132,000 shares issued under the agreement.

     Because all of the Conditions have not been satisfied, Hollis-Eden believes it has no obligation to issue to Colthurst any additional shares and that the warrant will not vest as to any shares of Common Stock. While Hollis-Eden is confident in its analysis, if any dispute should arise in this matter, Hollis-Eden cannot guarantee that, as a result of such dispute, additional equity will not be issued or that an additional accounting charge will not be made.

   Aeson Therapeutics

     In October 2000, the Company acquired a 21% equity stake in Aeson Therapeutics Inc. ("Aeson") for approximately $4 million and an exclusive worldwide sublicense to three issued patents in the area of adrenal steroids in exchange for $2.0 million in cash and 208,672 shares of Common Stock valued at $2 million. The cash and shares were expensed as in-process R&D during the fourth quarter of 2000. As part of the transaction, Aeson and its shareholders have granted the Company an exclusive option to acquire the remainder of Aeson at a predetermined price. If the Company elects to not exercise the option

                          HOLLIS-EDEN PHARMACEUTICALS
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

  by April 11, 2002, the Company, at its option, can fund an additional $2.0 million to Aeson for development work and extend the purchase option date until April 11, 2003. Regardless of whether the Company elects to exercise this option, the Company will retain its exclusive sublicense to the three patents.

9.Common Stock Purchase Warrants

   Series A Warrants

     During April 1996, in accordance with anti-dilution privileges triggered by an offering in March 1995, the Company issued 1,018,866 Series A Warrants to all stockholders of record as of March 1995 to purchase the same number of shares of common stock at a price of $11.02 per share. The warrants are exercisable until January 7, 2002, except for one warrant for 393,250 shares which expires January 7, 2006.

   Series B Warrants

     During February 1995, the Company issued 37,736 Series B Warrants to Edenland, Inc. in consideration for an amendment to the Edenland License Agreement. The warrants were exercisable until February 5, 2000, to purchase the same number of shares of common stock at a price of $15.90 per share. These warrants have expired.

   Placement Agent Warrants

     During May 1996, the Company issued to the placement agent, for the completion of the private placement in April 1996 (see Note 10), a warrant to purchase an aggregate of up to 445,000 shares of common stock, at an exercise price of $2.475 per share. The fair value of the 445,000 options was deducted from the net proceeds of the private placement as a cost of raising capital and totaled approximately $133,000.

     Upon the successful closure of the Merger and Redemption of the Class A Common Stock Purchase Warrants and Class B Unit Purchase Warrants, the Company issued additional placement agent warrants to purchase 452,830 shares of common stock at an exercise price of $2.475 per share. These warrants have expired.

   IAC Management Warrants

     During April 1994, the Company issued warrants, to existing shareholders and management, to purchase 160,000 units (the "Units") at $10.00 per Unit, each unit to be identical to the Units issued as part of its initial public offering. The warrants were exercisable until May 15, 2000 except for one warrant to purchase 50,000 units which expires May 15, 2002. Each Unit consists of (i) one share of common stock, $.01 par value per share and
  (ii) one Class A Warrants entitling the holder to purchase one share of common stock at a price of $9.00 per share. The unexercised warrants with an expiration date of May 15, 2000 have expired.

   Representatives Warrants

     In connection with the Company's initial public offering, the Company issued warrants to the underwriters for 60,000 Units at an exercise price of $11.00 per Unit and 24 Class B Warrants at an

                          HOLLIS-EDEN PHARMACEUTICALS
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

  exercise price of $5.775 per warrant and were exercisable until May 15, 2000. Each Class B Warrant entitled the holder to purchase one Unit (i.e. one share of common stock and one Class A Warrant). The unexercised warrants have expired.

   Investor Relations Warrants

     During February 1998, as part of payment for investor relations, the Company issued 150,000 warrants with an exercise price of $14.75 per share and an expiration date of February 4, 1999. The warrants were estimated to have a value of $408,000 which was expensed in 1998. These warrants have been exercised.

   1998 Private Placement Warrants

     In connection with the May 1998 private placement, the Company issued warrants to purchase 1,437,475 shares of common stock at an exercise price of $17.00 per share. The warrants are exercisable until May 6, 2001. Of the warrants issued, 157,000 were issued as finder fees, and 1,280,475 were issued to the private placement investors.

   1999 Agent Warrants

     In connection with the January 1999, private placement, the Company issued warrants to purchase 90,000 shares of common stock as a finders fee. The warrants are exercisable until January 22, 2002 at an exercise price of $18.25 per share.

   1999 Consulting Warrants

     During March 1999, the Company entered into a three-year agreement with a financial consulting organization affiliated with a director of the Company. The Company agreed to issue as compensation for services, warrants to purchase 500,000 shares of Common Stock with an exercise price of $20.50 per share and an expiration date of March 2002. The warrants are not subject to any vesting provisions. The warrants were estimated to have a value of approximately $2.1 million, which was expensed as a non-cash charge during the first quarter of 1999.

                          HOLLIS-EDEN PHARMACEUTICALS
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


     The following table summarizes stock warrant activity for 1998 through 2000 (in thousands, except per share amounts):

                                                           Price Per Share
                                                     ---------------------------
                                                                        Weighted
                                                     Shares    Range    Average
                                                     ------ ----------- --------
   Outstanding, December 31, 1997................... 2,373  $2.48-15.90  $ 7.79
   1998
     Issued......................................... 1,587  14.75-17.00   16.79
     Exercised......................................   398   2.48-10.00    3.01
     Outstanding, December 31, 1998................. 3,562   2.48-17.00   12.33
   1999
     Issued.........................................   590  18.25-20.50   20.16
     Exercised......................................   755   2.48-14.75    6.88
     Canceled.......................................     7        11.02   11.02
     Outstanding, December 31, 1999................. 3,390   2.48-20.50   14.91
   2000
     Issued.........................................   400        25.00   25.00
     Exercised......................................   133    2.48-9.50    5.71
     Canceled.......................................   123   6.03-15.90   11.51
     Outstanding, December 31, 2000................. 3,534  $9.00-25.00  $16.52

     For various price ranges, the following table summarizes the weighted average prices of outstanding warrants as of December 31, 2000 (in thousands, except per share amounts):

                        Outstanding Warrants                 Exercisable Warrants
                      --------------------------------     --------------------------------
     Range of
     Exercise                          Weighted                             Weighted
      Prices          Shares         average price         Shares         average price
     --------         ------         -------------         ------         -------------
   $ 5.01-$10.00        100              $9.50               100              $9.50
   $10.01-$15.00      1,007              11.02             1,007              11.02
   $15.01-$20.00      1,527              17.07             1,527              17.07
   $20.01-$25.00        900              22.50               500              20.50

10.Common Stock

     On January 21, 1996, the Company completed a $367,522 round of debt financing with a group of private investors. These notes, with an 8% interest rate, were due on or before the earlier of (i) January 21, 1997 or
  (ii) the closing of a private or public offering of securities. The Company had the option to repay these notes with common stock of the Company. Proceeds from this debt financing were used to repay the note and accounts payable to related party, and accrued interest totaling $371,164. During April 1996, the debt financing, plus accrued interest, were converted into 164,962 shares of common stock at a price of $2.25 per share. During March and April of 1996, the Company privately issued 580,005 shares of the Company's Common Stock at an offering price of $2.25 per share. Total proceeds from this offering aggregated $1,234,499.

     During May 1998, the Company completed a private financing totaling $20.6 million in gross proceeds. The Company issued 1,329,201 shares of Common Stock, (of which 192,061 shares were

                          HOLLIS-EDEN PHARMACEUTICALS
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

  subject to adjustment based on future average stock price ("Adjustable Common Stock")), 4,000 shares of 5% Series A Convertible Preferred Stock and Warrants to purchase 1,437,475 shares of Common Stock in the financing. The Warrants are exercisable for three years and entitle the holders to purchase up to a total of 1,437,475 shares of Common Stock at a price of $17.00 per share.

     The Convertible Preferred Stock had an initial conversion price of $20.30 for the first seven months, after which it could be adjusted, either up or down, based on the future stock prices of the Company's Common Stock. The Convertible Preferred Stock was converted to Common Stock in January 1999 (See Note 11).

11.Preferred Stock

     During May 1998, as part of the private placement, the Company issued 4,000 shares of Convertible Preferred Stock for proceeds of $4.0 million.

     During January 1999, the Company issued 346,127 shares of Common Stock in connection with the conversion of the Series A Convertible Preferred Stock and additional shares relating to the Adjustable Common Stock. The Adjustable Common Stock was issued during the private placement of May 1998 and was subject to adjustment based on the future average stock price of the Company's Common Stock as described in Note 10. Upon conversion, all outstanding Preferred shares and Adjustable Common shares were eliminated.

     In November 1999, the Company adopted a Shareholders Rights Plan in which Preferred Stock purchase rights ("Rights") were distributed as a dividend at the rate of one Right for each share of common stock held as of the close of business on November 29, 1999. Each right entitles stockholders to buy, upon certain events, one one-hundredth of a share of a new Series B junior participating preferred stock of the Company at an exercise price of $100.00. The Rights are designed to guard against partial tender offers and other abusive tactics that might be used in an attempt to gain control of the Company or to deprive stockholders of their interest in the long-term value of the Company. The Rights are exercisable only if a person or group acquires 15% or more of the Company's common stock or announces a tender offer of which the consummation would result in ownership by a person or group of 15% or more of the Company's common stock. The Rights are redeemable for one cent per Right at the option of the Board of Directors prior to this event occurring. The Rights expire on November 14, 2009.

12.Stock Options

     The 1997 Stock Option Plan (the "Plan") was approved by the shareholders in 1997. Under the Plan, 2,750,000 shares of common stock have been reserved for issuance to employees, officers, directors, and consultants of the Company and provides for the grant of incentive and nonstatutory stock options. Terms of the stock option agreements, including vesting requirements, are determined by the Board of Directors. The exercise price of incentive stock options must equal at least the fair market value on the date of grant. The options expire not later than ten years from the date of the grant and become exercisable immediately or generally are exercisable ratably over a three-year or four year period beginning one year from the date

                          HOLLIS-EDEN PHARMACEUTICALS
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

  of the grant. The following table summarizes stock option activity under the Plan for 1997 through 2000 (in thousands, except per share amounts):

                                                              Price Per Share
                                                            --------------------
                                                                        Weighted
                                                     Shares    Range    Average
                                                     ------ ----------- --------
   1997
     Granted........................................   518  $ 6.25-8.70  $ 7.13
     Outstanding, December 31, 1997.................   518    6.75-8.70    7.13
   1998
     Granted........................................   341  13.25-16.75   14.52
     Canceled.......................................   100         8.70    8.70
     Outstanding, December 31, 1998.................   759   6.75-16.75   10.24
   1999
     Granted........................................   776  10.56-16.63   12.70
     Canceled.......................................    61  14.06-14.63   14.63
     Outstanding, December 31, 1999................. 1,474   6.75-16.75   11.36
   2000
     Granted........................................   774   6.50-15.06    8.18
     Exercised......................................     1         6.75    6.75
     Canceled.......................................    24   6.75-15.13   14.22
     Outstanding, December 31, 2000................. 2,223  $6.50-16.75  $10.22

     The Company entered into stock option agreements outside of the Plan with certain directors, officers and consultants. These options become exercisable according to a schedule of vesting as determined by the Board of Directors. During 1998, 1999 and 2000, the Company granted options to certain consultants and directors, and will recognize $540,000, $380,000 and $166,000 in expense related to these options ratably over the three-year vesting period. $240,000, $559,000 and $79,000 were expensed in 1998, 1999 and 2000 respectively.

     In February 1997, as part of an employment agreement, the Company granted a non-statutory stock option to an executive to purchase 2,400,000 shares of the Company's common stock at a price of $5.00 per share, which option vested ratably over a six-year period. The intrinsic value of the options was $1,848,000. As a result, the Company recorded as deferred compensation a non-cash charge of $1,848,000, which was being amortized ratably over the six-year vesting period. Through February 28, 1999 the Company had amortized a total of $641,333. On March 1, 1999, the Company announced the resignation of this executive. Concurrent therewith, the Company accelerated the vesting of 300,000 stock options previously granted to the executive. This acceleration is considered to be a new grant of options and, as such, the Company took a one-time non-cash charge of $4.9 million during the first quarter of 1999.

                          HOLLIS-EDEN PHARMACEUTICALS
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


     The following table summarizes stock option activity not pursuant to the Plan for 1995 through 2000 (in thousands, except per share amounts):

                                                              Price Per Share
                                                            --------------------
                                                                        Weighted
                                                     Shares    Range    Average
                                                     ------ ----------- --------
   1995
     Granted........................................    38  $ 2.65-7.95  $4.64
     Outstanding, December 31, 1995.................    38    2.65-7.95   4.64
   1996
     Granted........................................   570         2.25   2.25
     Outstanding, December 31, 1996.................   608    2.25-7.95   2.40
   1997
     Granted........................................ 2,400         5.00   5.00
     Canceled.......................................    50         2.25   2.25
     Outstanding, December 31, 1997................. 2,958    2.25-7.95   4.51
   1998
     Exercised......................................    53    2.25-5.30   2.93
     Canceled.......................................    50         2.25   2.25
     Outstanding, December 31, 1998................. 2,855    2.25-7.95   4.58
   1999
     Granted........................................   300        16.63  16.63
     Exercised......................................    10         7.95   7.95
     Canceled....................................... 1,220    2.25-5.00   4.95
     Outstanding, December 31, 1999................. 1,925   2.25-16.63   6.16
     Outstanding, December 31, 2000................. 1,925  $2.25-16.63  $6.16

     For various price ranges, weighted average characteristics of outstanding stock options at December 31, 2000 were as follows:

                          Outstanding options                Exercisable options
                    --------------------------------------   ------------------------
     Range of                     Remaining     Weighted                   Weighted
     Exercise                       life        average                    average
      Prices         Shares        (years)       price        Shares        price
     --------       ---------     ---------     --------     ---------     --------
     $2.25-$4.99      425,000        5.3         $2.25         425,000      $2.25
     $5.00-$8.99    2,158,366        8.3          5.72       1,183,667       5.62
    $9.00-$12.99      570,165        9.0         10.78         150,564      10.56
   $13.00-$16.99      994,800        8.1         15.31         622,325      15.32

   Statement of Financial Accounting Standards No. 123 ("SFAS 123")

     During 1995, the Financial Accounting Standards Board issued SFAS 123, Accounting for Stock-Based Compensation, which defines a fair-value-based method of accounting for stock compensation plans. However, it also allows an entity to continue to measure compensation cost related to stock compensation plans using the method of accounting prescribed by the Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees. Entities electing to follow APB 25 must make pro forma disclosures of net income, as if the fair-value-based method of accounting defined in SFAS had been applied.

                          HOLLIS-EDEN PHARMACEUTICALS
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


     The Company has elected to account for its stock-based compensation plans under APB 25; however, for pro forma disclosure purposes, the Company has computed the value of all options granted to employees during 1998 through 2000, using the Black-Scholes option pricing model with the following weighted average assumptions:

                                     2000    1999    1998
                                    ------- ------- -------
           Risk free interest
            rate...................   5.45%   5.31%   5.55%
           Expected dividend
            yield..................      0%      0%      0%
           Expected lives           5 years 5 years 5 years
           Expected volatility.....    137%   46.5%   46.5%

     The stock options were assumed to be exercised in five to seven years. Adjustments are made for options forfeited prior to vesting. The total value of warrants and options was computed to be the following approximate amounts, which would be amortized on the straight-line basis over the vesting period of the options (in thousands):

           Year ended December 31, 1998............... $1,436
           Year ended December 31, 1999............... $6,662
           Year ended December 31, 2000............... $5,104

     If the Company had accounted for stock options issued to employees and directors in accordance with SFAS 123, the Company's net loss would have been reported as follows (in thousands):

                                                           Year ended December
                                                                   31,
                                                          ----------------------
   Net loss                                                2000    1999    1998
   --------                                               ------- ------- ------
   As reported........................................... $19,515 $15,320 $5,427
   Pro forma............................................. $24,619 $21,982 $6,863

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's options.

     The weighted average, estimated fair values of employee stock options granted during fiscal 2000, 1999 and 1998 were $6.59, $8.59 and $4.21 per share, respectively.

13.Employment Agreement

     Pursuant to an employment agreement between Hollis-Eden and Mr. Richard
  B. Hollis entered into in November 1996 (the "Hollis Employment Agreement"), Mr. Hollis' annual base salary was increased to $225,000 upon the consummation of the Merger, with bonuses, future salary increases and equity compensation as determined by the Hollis-Eden Pharmaceuticals Board of Directors. On January 1, 2000, Mr. Hollis' base salary was increased from $330,000 to $363,000. If Mr. Hollis' employment is terminated "without cause," "for insufficient reason" or pursuant to a "change in control" (as such terms are defined in the Hollis Employment Agreement), Mr. Hollis will receive as severance (i) an amount equal to five times his then current annual base salary plus five times the amount of the bonus awarded to him in

                          HOLLIS-EDEN PHARMACEUTICALS
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

  the prior calendar year, (ii) immediate vesting of all unvested stock options of Hollis-Eden Pharmaceuticals (or the Surviving Corporation, if applicable) held by him and (iii) continued benefits under all employee benefit plans and programs for a period of three years. All of such payments are to be made in one lump sum within 30 days of termination. If Mr. Hollis' employment is terminated "with cause" or if Mr. Hollis resigns other than for "sufficient reason," Mr. Hollis' compensation and benefits will cease immediately and Mr. Hollis will not be entitled to severance benefits.

14.Leases

     Rental expenses for principally leased facilities under operating leases were approximately $431,000, $315,000 and $115,000 for 2000, 1999 and 1998,
  respectively. Future minimum payments for operating leases are as follows (in thousands):

                                        Operating Leases
                                        ----------------
           2001........................       $456
           2002........................        320
           2003........................         24
           2004........................         10
           2005........................          0
                                              ----       ---
           Total minimum lease
            payments...................       $810
                                              ====       ===

15.Selected Quarterly Financial Information (Unaudited)

   A summary of quarterly financial information for each of the last two years follows:

                                  March    June   September December Total Year
                                  ------  ------  --------- -------- ----------
                                       (In thousands, except per share)
   Year Ended December 31, 2000
     R&D expenses................ $4,198  $2,617   $2,147    $4,445   $13,407
     G&A expenses................  1,077   1,025      771     1,284     4,157
     Non-cash charges (1)........  2,454      24       24     2,024     4,526
     Net loss....................  7,085   2,993    2,279     7,158    19,515
     Net loss per share..........  (0.63)  (0.27)   (0.20)    (0.64)    (1.74)
     Cash and cash equivalents... 45,044  41,140   38,776    34,298    34,298
   Year Ended December 31, 1999
     R&D expenses................ $  759  $1,601   $1,406    $1,965   $ 5,731
     G&A expenses................    966   1,127      791     1,395     4,279
     Non-cash charges (2)........  7,166     148      165       182     7,661
     Net loss....................  8,393   2,277    1,754     2,896    15,320
     Net loss per share..........  (0.92)  (0.21)   (0.16)    (0.26)    (1.41)
     Cash and cash equivalents... 52,870  50,592   49,086    47,486    47,486

  --------
  (1) Non-cash charges during 2000 was for the purchase of technology and the licensing of technology during the first quarter and the purchase of in-process research and development during the fourth quarter.
  (2) Non-cash charged during the first quarter of 1999 was for the acceleration of vesting of options for a former officer of Hollis-Eden and for warrants issued with a financial consulting organization affiliated with a director of Hollis-Eden.

                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                         (A Development Stage Company)

                                 BALANCE SHEETS
                                 (In thousands)

                                                                   June 30, 2001
                                                                   -------------
                                                                    (Unaudited)
Assets:
Current assets:
Cash and cash equivalents........................................     $27,465
Prepaid expenses.................................................         224
Deposits.........................................................          27
                                                                      -------
  Total current assets...........................................      27,716
Property and equipment, net of accumulated depreciation of $267..         468
Other receivables................................................          35
Other receivable from related party..............................         279
                                                                      -------
  Total assets...................................................     $28,498
                                                                      =======
Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable and accrued expenses............................     $ 3,279
                                                                      -------
  Total liabilities..............................................       3,279
                                                                      -------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.01 par value, 10,000 shares authorized; no
   shares outstanding............................................          --
  Common stock, $.01 par value, 30,000 shares authorized; 11,616
   shares issued and outstanding.................................         116
  Paid-in capital................................................      80,669
  Deficit accumulated during development stage...................     (55,566)
                                                                      -------
  Total stockholders' equity.....................................      25,219
                                                                      -------
  Total liabilities and stockholders' equity.....................     $28,498
                                                                      =======


   The accompanying notes are an integral part of these financial statements.

                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                         (A Development Stage Company)

                            STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                                 Period from
                                                                  Inception
                                    6 months ended June 30,    (Aug. 15, 1994)
                                    -------------------------    to June 30
                                       2001          2000           2001
                                    -----------  ------------  ---------------
                                                  (Unaudited)
Operating expenses:
Research and development:
  R&D operating expenses........... $     5,659  $      6,815     $ 32,249
  R&D costs related to common
   stock, option, & warrant grants
   for collaborations..............          48         2,478        5,228
General and administrative:
  G&A operating expenses...........       2,507         2,101       15,493
  G&A costs related to common
   stock, option, & warrant
   grants..........................          --            --        9,490
                                    -----------  ------------     --------
    Total operating expenses.......       8,214        11,394       62,460
Other income (expense):
  Interest income..................         804         1,316        6,944
  Interest expense.................          --            --          (50)
                                    -----------  ------------     --------
    Total other income.............         804         1,316        6,894
                                    -----------  ------------     --------
Net loss........................... $    (7,410) $    (10,078)    $(55,566)
                                    ===========  ============     ========
Net loss per share-basic and
 diluted...........................       (0.64)        (0.90)
Weighted average number of common
 shares outstanding-basic and
 diluted...........................      11,609        11,203



   The accompanying notes are an integral part of these financial statements.

                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                         (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                              6 months ended      Period from
                                                 June 30,          Inception
                                             -----------------  (Aug. 15, 1994)
                                              2001      2000    to June 30 2001
                                             -------  --------  ---------------
                                                       (Unaudited)
Cash flows from operating activities:
  Net loss.................................  $(7,410) $(10,078)    $(55,566)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
   Depreciation............................       63        52          267
   Common stock issued for the company
    401k/401m plan.........................       95        63          158
   Common stock issued as consideration for
    amendments/termination of agreements...       --        --           67
   Expense related to common stock issued
    for the purchase of technology.........       --     1,848        1,848
   Common stock and options issued as
    consideration for license fees and
    services...............................       48       630        1,742
   Common stock issued as consideration for
    In Process R&D.........................       --        --        2,000
   Expense related to warrants issued as
    consideration to consultants...........       --        --        2,140
   Expense related to warrants issued to a
    director for successful closure of
    merger.................................       --        --          570
   Expense related to stock options
    issued.................................       --        --        5,140
   Deferred compensation expense related to
    options issued.........................       --        --        1,210
Changes in assets and liabilities:
  Prepaid expenses.........................     (128)      (75)        (224)
  Deposits.................................       --        --          (27)
  Other receivables........................      (35)       --          (35)
  Loan receivable from related party.......      (23)      (13)        (279)
  Accounts payable and accrued expenses....    1,224       511        3,279
  Wages Payable............................     (581)       --           --
  Disposal of assets.......................       --        --            7
                                             -------  --------     --------
   Net cash used in operating activities...   (6,747)   (7,062)     (37,703)
Cash flows provided by investing
 activities:
  Purchase of property and equipment.......     (109)      (49)        (742)
                                             -------  --------     --------
   Net cash used in investing activities...     (109)      (49)        (742)
Cash flows from financing activities:
  Contributions from stockholder...........       --        --          104
  Net proceeds from sale of preferred
   stock...................................       --        --        4,000
  Net proceeds from sale of common stock...       --        --       42,172
  Proceeds from issuance of debt...........       --        --          371
  Net proceeds from recapitalization.......       --        --        6,271
  Net proceeds from warrants and options
   exercised...............................       23       765       12,992
                                             -------  --------     --------
   Net cash from financing activities......       23       765       65,910
Net increase (decrease) in cash............   (6,833)   (6,346)      27,465
Cash and equivalents at beginning of
 period....................................   34,298    47,486           --
                                             -------  --------     --------
Cash and equivalents at end of period......  $27,465  $ 41,140     $ 27,465
                                             =======  ========     ========

   The accompanying notes are an integral part of these financial statements.

                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                         (A Development Stage Company)

                         NOTES TO FINANCIAL STATEMENTS
                                  (Unaudited)

1. Basis of Presentation

     The information at June 30, 2001, and for the six-month periods ended June 30, 2001 and 2000, is unaudited. In the opinion of management, these financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods presented. Interim results are not necessarily indicative of results for a full year. These financial statements should be read in conjunction with the Hollis-Eden Pharmaceuticals, Inc. ("Hollis-Eden" or the "Company") Annual Report on Form 10-K for the year ended December 31, 2000, which are included elsewhere in this Prospectus.

     While management believes that the discussion and analysis in this report is adequate for a fair presentation of the information, management recommends that this discussion and analysis be read in conjunction with Management's Discussion and Analysis of Results of Operations and Financial Condition for the year ended December 31, 2000, which is included elsewhere in this Prospectus.

2. Technology Acquisition--Commitments and Contingencies

     Pursuant to a Technology Assignment Agreement dated January 20, 2000, Patrick Prendergast and Colthurst Limited assigned to Hollis-Eden ownership of all patents, patent applications and current or future improvements of the technology previously licensed to Hollis-Eden under the Colthurst License Agreement dated May 18, 1994 (as amended), including HE2000, Hollis-Eden's lead clinical compound. In exchange for certain covenants made by Mr. Prendergast and Colthurst regarding their future activities (the "Covenants"), as well as for the consideration described above, Hollis-Eden agreed to issue to Colthurst 660,000 shares of Common Stock and a warrant to purchase an aggregate of 400,000 shares of Common Stock at $25 per share, of which only 132,000 shares were to be issued in 2000, with the remaining 528,000 shares to be issued over the next four years conditioned on continued compliance with the Covenants. The shares underlying the warrant were to vest over four years and were likewise conditioned on continued compliance with the Covenants.

     In accordance with Emerging Issues Task Force No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, certain future events could not be determined at the date of the agreements (January 2000). Accordingly, the shares and warrants were to be accounted for as they vest or were issued. During 2000, the Company recorded a research and development charge for $1.9 million representing the fair value of the 132,000 shares issued under the agreement.

     Because Mr. Prendergast and Colthurst failed to comply with the Covenants, Hollis-Eden has not issued any additional shares to Colthurst and believes it has no obligation to issue to Colthurst any additional shares. While Hollis-Eden is confident in its analysis, if any dispute should arise in this matter, Hollis-Eden cannot guarantee that, subject to the resolution of any such dispute, it will not be required to issue additional equity to Mr. Prendergast and Colthurst or that it will not incur additional accounting charges or other adverse accounting reporting as a result of any such resolution.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth all expenses payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq listing fee.

      SEC registration fee............................................ $  2,500
      Nasdaq National Market listing fee..............................   20,000
      Printing and engraving expenses.................................   10,000
      Legal fees and expenses.........................................   30,000
      Accounting fees and expenses....................................   10,000
      Miscellaneous...................................................   27,500
                                                                       --------
        Total......................................................... $100,000
                                                                       ========

Item 14. Indemnification of Directors and Officers.

   Under Section 145 of the Delaware General Corporation Law, the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

   The registrant's bylaws provide that the registrant shall indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The registrant is also empowered under its bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. In addition, the registrant is required, subject to certain exceptions, to advance all expenses incurred by any director or executive officer in connection with a completed, pending or threatened action, suit or proceeding upon receipt of an undertaking by such director or executive officer to repay all amounts advanced by the registrant on such person's behalf if it is ultimately determined that such person is not entitled to be indemnified under the bylaws or otherwise.

   The registrant's Certificate of Incorporation provides that to the fullest extent permitted under Delaware law, the registrant's directors will not be personally liable to the registrant and its stockholders for monetary damages for any breach of a director's fiduciary duty. The Certificate of Incorporation does not, however, eliminate the duty of care, and in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director is subject to liability for breach of the director's duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit and for improper distributions to stockholders and loans to directors and officers. This provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

   The registrant maintains directors' and officers' liability insurance.

Item 15. Recent Sales of Unregistered Securities.

   During May 1998, the Company closed a private financing totaling $20.6 million in gross proceeds. The Company issued 1,329,201 shares of Common Stock, 4,000 shares of 5% Series A Convertible Preferred Stock and Warrants to purchase 1,437,475 shares of Common Stock to certain accredited investors. The shares of Common Stock underlying such securities were registered with the SEC in June 1998.

   The Company issued 36,878 shares of Common Stock to its research affiliate and a supplier, in lieu of cash, for license fees and services, respectively.

   During January 1999, the Company closed a two private financings totaling $25.0 million in gross proceeds. The Company issued 1,367,868 shares of Common Stock to certain accredited investors. In connection with the private placements, the Company paid $210,000 and issued warrants to purchase 90,000 shares of the Company's Common Stock, as a finder's fee. The Company intends to use the proceeds to fund operations.

   During March 1999, the Company entered into a three-year agreement with a financial consulting organization affiliated with a director of the Company. The Company agreed to issue as compensation for services, warrants to purchase 500,000 shares of Common Stock with an exercise price of $20.50 per share and an expiration date of March 2002. The warrants are not subject to any vesting provisions.

   During January 2000, the Company entered into a new Technology Assignment Agreement which replaces the Colthurst License Agreement. The Company agreed to issue 660,000 shares of Common Stock and warrants to purchase an aggregate of 400,000 shares of Common Stock with an exercise price of $25 per share. Only 132,000 shares of Common Stock were issued in 2000, with the remaining Common Stock scheduled to be issued over the next four years conditioned on Colthurst's and Mr. Prendergast's continued compliance with the agreement. In addition, all of the shares under the warrant were scheduled to vest over the next four years conditioned on continued compliance with the agreement.

   During January 2000, the Company entered into a license agreement with Humanetics Corporation. The Company agreed to issue to Humanetics as a license fee, 38,000 shares of Common Stock.

   In May 2001, the Company entered into a financial advisory and investment banking agreement with H.C. Wainwright & Co., Inc. As a retainer fee, the Company agreed to issue to H.C. Wainwright & Co. Inc, $25,000, a warrant to purchase up to 25,000 shares of Common Stock at an exercise price of $3.09 per share and a warrant to purchase up to 25,000 shares of Common Stock at an exercise price of $6.225 per share.

   In September 2001, the Company entered into a common stock purchase agreement with Ballsbridge Finance Ltd., a Nevis corporation, for the potential future issuance and sale of shares of the Company's common stock. Under this agreement, at the Company's sole discretion and from time to time, the Company may make an unlimited number of drawdown requests over an 18-month period, pursuant to which Ballsbridge is obligated to purchase up to an aggregate of $10 million of the Company's common stock. The purchase prices with respect to each drawdown will reflect a discount to the market price of the Company's common stock over a period of days preceding each drawdown request. The discount will range from 4.5% to 8.5%, depending on the Company's market capitalization at the time of pricing. In addition, as a commitment fee, the Company has agreed to issue to Ballsbridge a warrant to purchase shares of the Company's common stock. The number of shares underlying the warrant will be equal to 5,000 shares for each $1 million of the equity drawdown facility that is not drawn down during the 18-month period. The warrant will be exercisable for three years following the 18-month period, at an exercise price equal to the market price of the Company's common stock at the end of the 18-month period.

   The sales and issuances of securities in the transactions described in the foregoing paragraphs were deemed to be exempt from registration under the Securities Act of 1933, as amended, by virtue of Section 4(2) and/or Regulation D promulgated under such Act. The recipients in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. All recipients either received adequate information about the Company or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules.

 (a)Exhibits.

Exhibit
Number   Description of Document
-------  -----------------------
3.1      Certificate of Incorporation of the Registrant (incorporated by reference to
         Exhibit 4.1 to Registrant's Registration Statement on Form S-4 (No. 333-18725),
         as amended
         (the "Form S-4")).
3.2      Bylaws of Registrant (incorporated by reference to Exhibit 4.2 to the Form S-
         4).
3.3      Certificate of Designation of Series B Junior Participating Preferred Stock
         (incorporated by reference to Exhibit 4.1 to Registrant's Current Report on
         Form 8-K dated November 15, 1999).
3.4      Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.4 to Registrant's Quarterly Report on Form 10-Q for the
         quarter ended June 30, 2001).
4.1      Reference is made to Exhibits 3.1, 3.2 and 3.4.
5.1      Opinion of Cooley Godward LLP.
10.1     Registrant's 1997 Incentive Stock Option Plan, as amended (the "Option Plan")
         (incorporated by reference to Exhibit 99.1 to Registrant's Registration
         Statement on Form S-8
         (No.333-65712)).
10.2     Forms of Incentive Stock Options and Nonstatutory Stock Options under the
         Option Plan (incorporated by reference to Exhibit 10.5 to the Form S-4).
10.3     Employment Agreement by and between Registrant and Richard B. Hollis dated
         November 1, 1996 (incorporated by reference to Exhibit 10.6 to the Form S-4).
10.4     Employment Agreement by and between Registrant and Robert W. Weber dated March
         16, 1996 (incorporated by reference to Exhibit 10.9 to the Registrant's Annual
         Report on Form 10-K for the year ended December 31, 1998).
10.5     Consulting Agreement and Warrant by and between Registrant and William H.
         Tilley and Jacmar/Viking, L.L.C. dated March 8, 1999 (incorporated by reference to Exhibit 10.5 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999).
10.6     Separation and Mutual Release Agreement by and between Registrant and Terren S.
         Peizer effective as of February 25, 1999 (incorporated by reference to Exhibit
         10.10 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended
         March 31, 1999).
10.7     Employment Agreement by and between Registrant and Daniel D. Burgess dated July
         9, 1999 (incorporated by reference to Exhibit 10.10 to Registrant's Quarterly
         Report on Form 10-Q for the quarter ended September 30, 1999).
10.8     Employment Agreement by and between Registrant and Eric J. Loumeau dated
         September 15, 1999 (incorporated by reference to Exhibit 10.10 to Registrant's
         Quarterly Report on Form 10-Q for the quarter ended September 30, 1999).
10.9     Settlement and Mutual Release Agreement, dated January 20, 2000, among
         Registrant, Colthurst Limited, Edenland, Inc. and Patrick T. Prendergast
         (incorporated by reference to Exhibit 99.2 to Registrant's Current Report on
         Form 8-K dated January 20, 2000).
10.10    Technology Assignment Agreement, dated January 20, 2000, among Registrant,
         Colthurst Limited and Patrick T. Prendergast (incorporated by reference to
         Exhibit 99.3 to Registrant's Current Report on Form 8-K dated January 20,
         2000).

Exhibit
Number   Description of Document
-------  -----------------------
10.11    Common Stock and Warrant Agreement, dated January 20, 2000, among Registrant and Colthurst Limited (incorporated by reference to Exhibit 99.4 to
         Registrant's Current Report on Form 8-K dated January 20, 2000).
10.12    Warrant, dated January 20, 2000, issued to Colthurst Limited (incorporated by reference to Exhibit 99.5 to Registrant's Current Report on Form 8-K dated
         January 20, 2000).
10.13    Sponsored Research and License Agreement, dated January 20, 2000, among
         Registrant, Edenland, Inc., Colthurst Limited and Patrick T. Prendergast
         (incorporated by reference to Exhibit 99.6 to Registrant's Current Report on
         Form 8-K dated January 20, 2000).
10.14    Common Stock Purchase Agreement, dated September 13, 2001, between Ballsbridge
         Finance Ltd. and the Registrant.
10.15    Registration Rights Agreement, dated September 13, 2001, between Ballsbridge
         Finance Ltd. and the Registrant.
10.16    Warrant Agreement, dated September 13, 2001, between Ballsbridge Finance Ltd.
         and the Registrant.
10.17    Form of Indemnification Agreement between the Registrant and its directors and executive officers.
23.1     Consent of BDO Seidman, LLP.
23.2     Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1     Power of Attorney. Reference is made to signature page.

 (b)Schedules.

   All schedules are omitted because they are not required, are not applicable or the information is included in the consolidated Financial Statements or Notes thereto.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes:

  (1) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on the 14th day of September 2001.

                                                   /s/ Richard B. Hollis
                                          By: _________________________________
                                                  Richard B. Hollis
                                                  Chairman of the Board and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, Richard B. Hollis, Daniel D. Burgess and Robert
W. Weber, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                Date

        /s/ Richard B. Hollis           Chairman of the Board,   September 14,
-------------------------------------    Chief Executive              2001
          Richard B. Hollis              Officer and Director
                                         (Principal Executive
                                         Officer)

        /s/ Daniel D. Burgess           Chief Operating          September 14,
-------------------------------------    Officer/ Chief               2001
          Daniel D. Burgess              Financial Officer
                                         (Principal Financial
                                         Officer)

         /s/ Robert W. Weber            Vice President-          September 14,
-------------------------------------    Controller/ Chief            2001
           Robert W. Weber               Accounting Officer
                                         (Principal Accounting
                                         Officer)

       /s/ J. Paul Bagley III           Director                 September 14,
-------------------------------------                                 2001
         J. Paul Bagley III

         /s/ Leonard Makowka            Director                 September 14,
-------------------------------------                                 2001
           Leonard Makowka

              Signature                          Title                Date

      /s/ Brendan R. McDonnell          Director                 September 14,
-------------------------------------                                 2001
        Brendan R. McDonnell

   /s/ Thomas Charles Merigan, Jr.      Scientific Advisor and   September 14,
-------------------------------------    Director                     2001
     Thomas Charles Merigan, Jr.

-------------------------------------   Director
          William H. Tilley

       /s/ Salvatore J. Zizza           Director                 September 14,
-------------------------------------                                 2001
         Salvatore J. Zizza

                                 EXHIBIT INDEX

Exhibit
Number   Description of Document
-------  -----------------------
3.1      Certificate of Incorporation of the Registrant (incorporated by reference to
         Exhibit 4.1 to Registrant's Registration Statement on Form S-4 (No. 333-18725),
         as amended
         (the "Form S-4")).
3.2      Bylaws of Registrant (incorporated by reference to Exhibit 4.2 to the Form S-
         4).
3.3      Certificate of Designation of Series B Junior Participating Preferred Stock
         (incorporated by reference to Exhibit 4.1 to Registrant's Current Report on
         Form 8-K dated November 15, 1999).
3.4      Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.4 to Registrant's Quarterly Report on Form 10-Q for the
         quarter ended June 30, 2001).
4.1      Reference is made to Exhibits 3.1, 3.2 and 3.4.
5.1      Opinion of Cooley Godward LLP.
10.1     Registrant's 1997 Incentive Stock Option Plan, as amended (the "Option Plan")
         (incorporated by reference to Exhibit 99.1 to Registrant's Registration
         Statement on Form S-8
         (No.333-65712)).
10.2     Forms of Incentive Stock Options and Nonstatutory Stock Options under the
         Option Plan (incorporated by reference to Exhibit 10.5 to the Form S-4).
10.3     Employment Agreement by and between Registrant and Richard B. Hollis dated
         November 1, 1996 (incorporated by reference to Exhibit 10.6 to the Form S-4).
10.4     Employment Agreement by and between Registrant and Robert W. Weber dated March
         16, 1996 (incorporated by reference to Exhibit 10.9 to the Registrant's Annual
         Report on Form 10-K for the year ended December 31, 1998).
10.5     Consulting Agreement and Warrant by and between Registrant and William H.
         Tilley and Jacmar/Viking, L.L.C. dated March 8, 1999 (incorporated by reference to Exhibit 10.5 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999).
10.6     Separation and Mutual Release Agreement by and between Registrant and Terren S.
         Peizer effective as of February 25, 1999 (incorporated by reference to Exhibit
         10.10 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended
         March 31, 1999).
10.7     Employment Agreement by and between Registrant and Daniel D. Burgess dated July
         9, 1999 (incorporated by reference to Exhibit 10.10 to Registrant's Quarterly
         Report on Form 10-Q for the quarter ended September 30, 1999).
10.8     Employment Agreement by and between Registrant and Eric J. Loumeau dated
         September 15, 1999 (incorporated by reference to Exhibit 10.10 to Registrant's
         Quarterly Report on Form 10-Q for the quarter ended September 30, 1999).
10.9     Settlement and Mutual Release Agreement, dated January 20, 2000, among
         Registrant, Colthurst Limited, Edenland, Inc. and Patrick T. Prendergast
         (incorporated by reference to Exhibit 99.2 to Registrant's Current Report on
         Form 8-K dated January 20, 2000).
10.10    Technology Assignment Agreement, dated January 20, 2000, among Registrant,
         Colthurst Limited and Patrick T. Prendergast (incorporated by reference to
         Exhibit 99.3 to Registrant's Current Report on Form 8-K dated January 20,
         2000).
10.11    Common Stock and Warrant Agreement, dated January 20, 2000, among Registrant and Colthurst Limited (incorporated by reference to Exhibit 99.4 to
         Registrant's Current Report on Form 8-K dated January 20, 2000).

Exhibit
Number   Description of Document
-------  -----------------------
10.12    Warrant, dated January 20, 2000, issued to Colthurst Limited (incorporated by reference to Exhibit 99.5 to Registrant's Current Report on Form 8-K dated
         January 20, 2000).
10.13    Sponsored Research and License Agreement, dated January 20, 2000, among
         Registrant, Edenland, Inc., Colthurst Limited and Patrick T. Prendergast
         (incorporated by reference to Exhibit 99.6 to Registrant's Current Report on
         Form 8-K dated January 20, 2000).
10.14    Common Stock Purchase Agreement, dated September 13, 2001, between Ballsbridge
         Finance Ltd. and the Registrant.
10.15    Registration Rights Agreement, dated September 13, 2001, between Ballsbridge
         Finance Ltd. and the Registrant.
10.16    Warrant Agreement, dated September 13, 2001, between Ballsbridge Finance Ltd.
         and the Registrant.
10.17    Form of Indemnification Agreement between the Registrant and its directors and executive officers.
23.1     Consent of BDO Seidman, LLP.
23.2     Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1     Power of Attorney. Reference is made to signature page.